UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
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Letter from Our Lead Independent Director
Dear Fellow Stockholders,
As Lead Director, I have had the privilege of working closely with a dynamic and diverse group of executives and directors through these challenging and unprecedented times. The value to our suppliers, customers, and our communities of our full-line of natural and conventional products and expanded delivery network as a result of the Supervalu acquisition was demonstrated throughout fiscal 2020, and continues today, as we navigate the COVID-19 pandemic. In this time of crisis, I am proud of the Board as UNFI delivered on its purpose to keep food on the tables of families throughout North America, while prioritizing the safety and security of our front-line associates. In addition to the pandemic, the Board has been focused on the most critical objectives for UNFI, including appointing a new CEO, appointing new Board members, and seeking input from our investors through our annual engagement process.
Management Succession Planning. Earlier this year, we announced Steve Spinner’s intent to retire from his position as Chief Executive Officer of UNFI. Over the last 12 years, Steve oversaw the tremendous growth of our Company from $3 billion to over $26 billion in annual sales, while strategically positioning UNFI for long-term success. Throughout his tenure, Steve fostered an unwavering commitment to our core value of doing the right thing, including through the challenges of COVID-19, civil unrest, extreme weather events, and the wildfires in the West. Given his deep knowledge of UNFI and our broader industry, we are pleased that Steve has agreed to continue to serve as Executive Chair of the Board after his retirement as CEO.
Board Refreshment and Corporate Governance. We continue to focus on strong corporate governance practices, including Board refreshment. Pursuant to the director retirement age provisions of our Corporate Governance Principles, James Heffernan will not stand for re-election as director. Mr. Heffernan has made significant contributions to the growth and strategic direction of the Company during his 20-year tenure on the Board. The Board and management of the Company are very appreciative of Mr. Heffernan’s service and commitment to the Board and the Company, and we are pleased to have Mr. Heffernan serve as an advisor to the Board through March 31, 2021.
We are actively engaged in a robust director search process using a leading search firm. The Board considered the desired mix of skills, qualifications, and experience needed across the current and future Board members given the evolving strategic direction of the Company following the impact of the pandemic and shifting retail grocery landscape. The Board’s objective with these appointments is to continue to evolve the Board to maximize its value and effectiveness to UNFI.
Stockholder Engagement. We are deeply interested in hearing from you, our stockholders. This summer we conducted our third annual stockholder engagement program and are happy to report that we spoke with holders of approximately 50% of our outstanding common shares across the broad spectrum of matters facing the Company, including the pandemic impact and response, our evolving strategy, Board refreshment, executive compensation, environmental, social and governance (ESG) practices, and other topics. We find these sessions very informative and, as a result of feedback received in prior years, in fiscal 2020, we made several changes to our executive compensation program, which changes were well received by stockholders. We look forward to talking with you again this year, as we navigate the exciting future that lies ahead for UNFI.
On behalf of the Board of Directors, thank you for your continued investment and support as we continue to deliver on our mission to transform the world of food through these unprecedented times.

Sincerely,

Peter A. Roy
Lead Independent Director

Letter from Our CEO and Chairman of the Board
Dear Fellow Stockholders,
Fiscal 2020 was truly a year of unprecedented challenges, as we delivered on our mission through the global pandemic, civil unrest, extreme weather events and wildfires out West. I would like to take this opportunity to thank you for your support of UNFI and the trust you have placed in our Board of Directors and management to oversee our Company’s long-term success over the course of these events and into the evolving landscape that lies ahead.
As I announced in September 2020, I plan to retire as Chief Executive Officer by July 31, 2021. It has been my honor to lead UNFI over these past 12 years, and I am proud of the incredible growth we have achieved while maintaining our culture of doing the right thing. The future has never been stronger for UNFI as our integration work is nearing completion, and we now look toward expansion of new services, technologies, brands, and optimization of our supply chain network. I have great confidence in the strength of our team and the opportunities ahead.
COVID-19 and Strategic Management. Fiscal 2020 presented unprecedented challenges in the face of the COVID-19 pandemic. I am proud of how we prioritized the health and safety of our associates, customers, and communities throughout our response. We were early to adopt a temporary state of emergency pay increase, implement robust safety protocols and attendance flexibility and provide increased grants through our associate assist program. Additionally, we maintained constant communication with our customers, committed over one million dollars to philanthropic organizations helping those impacted by COVID-19, donated over 10 million pounds of food and essential items and continued grants through our UNFI Foundation to support access to healthy food. Our Board met frequently during the early peak of the pandemic to oversee management’s risk and response efforts. And, importantly, we have continued our unrelenting focus on maintaining and evolving our safety protocols as the guidance from the CDC and local agencies has progressed to continue to protect the well-being of our employees, customers and communities.
Diversity and Inclusion. We recognize that we have an important role to play in making our world and our Company a more equal and inclusive place. To that end, we have publicly committed to take action, and have recently hired a Vice President, Diversity and Inclusion to develop and guide our diversity strategy, from the inside out. We are starting on the inside with a review of our recruiting, training and talent development practices. We are also committing to increase our spending with diverse owned suppliers and vendors and providing grants to support food justice in underserved communities through the UNFI Foundation. You can view the pillars of our diversity and inclusion strategy through the link on the main page of our website, www.unfi.com.
Dedication to Strong Corporate Governance Practices and ESG. Our commitment to doing things the right way remains steadfast, and in the “Decade of Action” we are determined to enhance our dedication to good environmental, social and governance (ESG) practices. In 2020, we reinforced our commitment to good corporate governance principles by strengthening certain governance policies, such as our recoupment policy, disclosures policies, stock ownership guidelines and Enterprise Risk Management policies.
We continue to focus on reducing our environmental impact, conserving natural resources and promoting sustainability across our value chain and in our operations. In early 2020, UNFI joined the Climate Collaborative, solidifying commitments to energy efficiency, food waste reduction and sustainable transportation. We also conducted a materiality assessment to identify areas where we can have the largest impact, and are excited to share more on the results and our long-term initiatives in our upcoming ESG report. In the meantime, information on our ESG commitments and primary focus areas can be found under the “ESG” section of our website.
In conclusion, I am very proud and grateful for all of the incredible work of our front-line associates, as well as our corporate support teams during the pandemic and other challenges we faced in fiscal 2020 and that continue today. On behalf of our Board of Directors, and everyone at UNFI, thank you for your continued support of this great Company.

Sincerely,

Steven L. Spinner
Chairman of the Board and Chief Executive Officer

Please vote. Stockholders may vote through the Internet, by telephone or by mail. Please refer to your proxy card or the notice of proxy availability distributed to you on or about November 25, 2020 for information on how to vote through the Internet, by telephone or by mail.

Notice of Annual Meeting of Stockholders
Meeting Information
Tuesday, January 12, 2021, 4:00 p.m. EST, with log-in at 3:45 p.m. EST.
You may attend the annual meeting through the Internet by virtual web conference at www.virtualshareholdermeeting.com/unfi2021. The meeting will be a virtual-only meeting, consistent with the two prior years. We believe the virtual meeting allows greater access to participate in the meeting, hear from management and ask questions than an in-person meeting in one geographic location provides.
Items to be Voted on

1.	The election of nine nominees as directors to serve until the next annual meeting of stockholders.

2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021.

3.	The approval, on an advisory basis, of our executive compensation.

4.	The approval of an amendment to the 2020 Equity Incentive Plan.

5.	Consideration of such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Record Date
Only stockholders of record on our books at the close of business on Monday, November 16, 2020, will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting.
Proxy Voting
Your vote is important. If you do not attend the annual meeting, we encourage you to vote your shares through the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided. The proxy materials provide you with details on how to vote by these three methods. If you decide to attend the annual meeting through the Internet, you may revoke your proxy and cast your vote during the meeting.
Proxy Materials
In accordance with rules approved by the Securities and Exchange Commission, we furnish proxy materials to our stockholders over the Internet. On or about November 25, 2020, we mailed to all stockholders of record as of the close of business on November 16, 2020, a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended August 1, 2020; our proxy statement; proxy card; and other items of interest to stockholders on the Internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the annual meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

By Order of the Board of Directors,

Jill E. Sutton, Esq.
Chief Legal Officer, General Counsel and Corporate Secretary November 25, 2020

Forward Looking Statements
This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ from our expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might,” “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations with respect to our future performance and the drivers of that performance. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside our control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the impact and duration of the COVID-19 outbreak; (2) risks associated with our high level of debt and leverage; (3) our ability to recognize the anticipated benefits of our acquisition and dispositions, including the acquisition of SUPERVALU INC. (Supervalu), which may be affected by, among other things, increased competition in our industry and the ability of the combined company to grow and manage growth profitably and retain key employees; (4) our ability to optimize our network of distribution centers to serve our customers and retain existing customers; and (5) other risks and uncertainties identified in our filings with the Securities and Exchange Commission (“SEC”). More information about other potential factors that could affect our business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended August 1, 2020 filed with the SEC.

Proxy Statement Summary
For the Annual Meeting of Stockholders, January 12, 2021

Voting Matters

Proposal	Board Recommendation	Page
Proposal 1—Election of Directors	FOR	12
Proposal 2—Ratification of Independent Auditor	FOR	50
Proposal 3—Say on Pay Resolution	FOR	52
Proposal 4—The approval of an amendment to the 2020 Equity Incentive Plan	FOR	53

Board of Directors
Our business and affairs are managed under the direction of the Board of Directors. The Board currently consists of ten (10) directors, eight (8) of whom are independent.
Information about our directors and the committees on which they serve is set forth below. Each director serves a one-year term and, other than Mr. Heffernan, who will retire under our governance guidelines as of the date of the annual meeting, has been nominated for re-election. Effective as of the close of business of the annual meeting, given Mr. Heffernan’s departure, the size of the Board will be reduced to nine (9) directors.

Name	Age	Director Since	Audit	Compensation	Nominating and Governance
Eric F. Artz Independent	53	Oct 2016	—	—	✓
Ann Torre Bates Independent	62	Oct 2013	O	—	—
Denise M. Clark Independent	63	Feb 2013	—	—	O
Daphne J. Dufresne Independent	48	Oct 2016	—	✓	✓
Michael S. Funk Co-Founder	66	Feb 1996	—	—	—
James P. Heffernan[1] Independent	74	Mar 2000	✓	✓	—
James L. Muehlbauer Independent	59	April 2019	✓	✓	—
Peter A. Roy Lead Independent Director	64	June 2007	—	—	✓
Steven L. Spinner Chairman and Chief Executive Officer	60	Sept 2008	—	—	—
Jack Stahl Independent	67	June 2019	✓	O	—

O	Denotes Committee Chair

1	Mr. Heffernan will serve as a member of the Board until his upcoming retirement on January 12, 2021, after which date, he will serve as an advisor to the Board until March 31, 2021.

Governance Highlights

•	Eight of ten directors are independent	•	Fully independent Audit, Compensation and Nominating and Governance Committees
•	Annual election of directors and majority voting policy	•	Active stockholder engagement for three consecutive years
•	Recent updates to charters and policies to enhance governance processes	•	Comprehensive Board and Committee self-evaluations
•	Lead Independent Director, duties outlined in our Corporate Governance Principles, appointed annually by our independent directors	•	Recently enhanced stock ownership guidelines for directors, executive officers and additional senior officers
•	Strong commitment to Board diversity	•	Proxy access in Bylaws
•	Enhanced business continuity and crisis management team	•	Stockholders with 25% ownership may call a special meeting
•	Robust Board refreshment process	•	Board oversight of ESG
•	Fully integrated and enhanced Enterprise Risk Management Program	•	Industry-Leading safety protocols and procedures for COVID-19
•	Strong executive compensation governance:	•	Delaware forum selection clause
	• Long-term incentive compensation capped and aligned with pre-determined financial metrics	•	No poison pill
• Independent compensation consultant
• No gross-ups or excessive perquisites
• Robust stock ownership guidelines and recoupment policy
How to Vote:

Phone	Internet before meeting	Mail	During the meeting
1-800-690-6903	www.proxyvote.com	Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	www.virtualshareholdermeeting.com/unfi2021
How to attend and ask questions at the meeting:

•	Attend the annual meeting online, including to vote and/or submit questions at www.virtualshareholdermeetings.com/unfi2021

•	The annual meeting will begin at approximately 4:00 p.m. EST, with log-in at 3:45 p.m. EST on Tuesday, January 12, 2021

•	You may submit questions for the meeting in advance at www.proxyvote.com

•	You may submit live questions during the meeting at www.virtualshareholdermeeting.com/unfi2021

For more information about voting and attending the meeting, see “Information About the Meeting,” beginning on page 66.

Corporate Governance
Governance Highlights
We are committed to best practices in corporate governance. Some of our key corporate governance practices are summarized below, with further information provided in this proxy statement.
Independent Oversight

•	Seven out of nine director nominees are independent

•	Lead Independent Director is selected by independent directors and has clearly defined and robust responsibilities

•	Regular executive sessions of independent directors at Board and Committee meetings

•	100% independent Board Committees, with strong Committee mandates

•	Active Board oversight of the Company’s strategy and risk management

•	Board and Committees may hire outside advisors independent of management

•	Board oversight of ESG

•	Focused meetings and review of COVID risk and response
Board Skills and Qualifications

•	Regular Board refreshment and mix of tenure of directors

•	Diverse backgrounds, ages, experiences and qualifications, with a view to making changes as needed to continue to add value and meet strategic needs of UNFI

•	Diverse gender and ethnicity, with renewed focus going forward

•	Several directors have deep industry expertise

•	Annual Board and Committee self-evaluations and individual director performance reviews

•	Mandatory director retirement age of 75

•	Orientation program for new directors and ongoing director education programs for all directors

•	Limitations on other board memberships

•
Directors must notify the Chair of the Nominating and Governance Committee in the case of any change in principal occupation or business association, and before accepting any new commitments involving other businesses, non-profit entities or governmental units

Good Governance Practices

•	Annual comprehensive review of governance policies leading to the following updates in 2020:

◦
Recoupment (“clawback”) policy for executives in the event of a financial restatement or inaccurate performance metrics, including inimical conduct and recently expanded to (i) include forfeiture of incentive compensation in certain cases of misconduct resulting in reputational harm and (ii) require public disclosure in certain circumstances

◦	Director and executive stock ownership policies requiring meaningful levels of ownership, expanded to include more senior officers and more stringent requirements for share holdings in September 2020

◦
Recently amended our Social and Environmental Policy to further substantiate our commitment to social, environmental and governance (ESG) matters, overseen by our Nominating and Governance Committee, supported by a newly created ESG Executive Committee

◦	Enterprise Risk Management program now incorporates fully integrated, operationalized and enhanced risk reporting to our Board and Committees

•	Restrictions on hedging or pledging of Company stock by directors and executive officers

•	Strong policies restricting trading by insiders, including discussion-based pre-clearance process

•	Stockholder engagement initiatives, including an annual off-season outreach program, undertaken for general business and for governance policies and practices, including executive compensation

Stockholder Protections

•	Annual election of all directors

•	Majority vote and director resignation policy for directors in uncontested elections

•	Bylaws provide proxy access right for stockholders (3% ownership threshold continuously held for 3 years/2 director nominees or 20% of the Board/20 stockholder aggregation limit)

•	Stockholder rights to call special meeting for stockholders owning at least 25% of the outstanding shares

•	One class of shares, with each share entitled to one vote

•	No poison pill
We maintain a corporate governance page on our corporate UNFI website that includes key information about our corporate governance initiatives and our Code of Conduct. The corporate governance page can be found at www.unfi.com, by clicking on “Governance” listed under “Investors” at the bottom of our website. Copies of our Corporate Governance Principles, our Code of Conduct, our Social and Environmental Policy and the charters for each of the Board’s Committees can be found on our website. During fiscal 2020, we revised and updated the Compensation Committee charter, Nominating and Governance Committee charter, and the Code of Conduct, and in September 2020, we revised and updated the Social and Environmental Policy, each in connection with our ongoing comprehensive review of our governance practices. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.
Director Independence
Our Corporate Governance Principles require a majority of the members of the Board to be independent directors as such term is defined in the New York Stock Exchange (NYSE) listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that eight of its ten current members are independent. Our eight independent directors are Eric F. Artz, Ann Torre Bates, Denise M. Clark, Daphne J. Dufresne, James P. Heffernan, James L. Muehlbauer, Peter A. Roy and Jack Stahl. Michael S. Funk, one of our co-founders, was an employee until January 1, 2019, and Steven L. Spinner is our employee and Chief Executive Officer (CEO), and therefore they are not independent directors.
Our Corporate Governance Principles and the charter for each of the Board’s standing Committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—require all members of such Committees to be independent within the meaning of the NYSE listing standards and the SEC’s rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.
Lead Independent Director
The Lead Independent Director is elected annually by the independent directors of the Board. In September 2020, the independent directors appointed Mr. Roy to serve as the Board’s Lead Independent Director for a second consecutive year. In accordance with our Corporate Governance Principles, the Lead Independent Director must be independent. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including:

•	Serving as a liaison between the independent directors and the Chair and CEO;

•	Providing input to the Board and the Nominating and Governance Committee on the membership of various committees;

•	Advising and assisting the chairs of the Board’s committees in fulfilling such individuals’ roles and responsibilities;

•	Advising the Chair of the Board as to an appropriate schedule of and agenda for the Board’s meetings and including the Board’s input into the agenda for the Board’s meetings;

•	Leading the independent directors in their role in the annual evaluation of the performance of the CEO,

•	Serving as a key member of the ad hoc succession planning committee overseeing the process for CEO succession;

•	Consulting with the Chair of the Board regarding the retention of advisors and consultants who report directly to the Board;

•	Acting as the chair of regular and special Board meetings when the Chair is unable to preside; and

•	Calling meetings of, developing agendas for, and serving as chair of the executive sessions of the Board’s independent directors
A description of the duties of the Lead Independent Director is included in the Corporate Governance Principles, a copy of which can be found in the “Governance” section of our website at www.unfi.com.

Board Leadership Structure
The Board is currently led by the Chair of the Board, Mr. Spinner, and by the Lead Independent Director, Mr. Roy. Our Corporate Governance Principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and the CEO must be separated. The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both CEO and Chair of the Board, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any point in time based on what it believes will provide the best leadership structure for the Company, based on the circumstances at such time.
The Board believes that having Mr. Spinner serve as both Chairman and CEO, coupled with strong independent director leadership, including the Lead Independent Director, is currently the most appropriate leadership structure for the Company, for several reasons. Having a single person fulfill the roles of Chair and CEO promotes decisive leadership, establishes clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. Together with our Lead Independent Director and in consultation with the chairs of the Board’s various standing committees, Mr. Spinner is well-positioned to set the Board’s agenda and provide leadership as to the strategic, compliance, and risk matters subject to the Board’s oversight. With over 30 years of operational and leadership experience with distributors of food and non-food products, Mr. Spinner has exceptional industry knowledge, which the Board believes is critical for the chair of a board of a company in an evolving industry, one that has undergone significant change in particular over the past decade. The Board also has considered Mr. Spinner’s strong performance as a leader. Mr. Spinner has most recently brought his industry knowledge and leadership skills to bear in leading the Company through the significant operational challenges arising in connection with the COVID-19 pandemic, and, prior to that, integrating the business of Supervalu with our Company. At present, the Board believes that combining the roles of Chair and CEO, along with having a Lead Independent Director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees consisting of and being chaired by independent directors, provides a formal structure for strong independent oversight of our management team. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis, including in connection with the evaluation and appointment of Mr. Spinner’s successor as CEO, so that our policies and governance processes continue to meet our Company’s evolving needs. In this regard, the Board has determined that upon the appointment of a successor to Mr. Spinner as CEO, Mr. Spinner will continue to serve the Board as an Executive Director, such that the Board and the new CEO continue to benefit from Mr. Spinner’s leadership and knowledge of the Company and industry through the time of the CEO transition.

Risk Oversight

Full Board
The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the succession planning of our CEO and other members of senior management. In light of Mr. Spinner’s upcoming retirement as CEO, the Board is actively working with a leading search firm to identify Mr. Spinner’s successor. The Board has delegated responsibility for the oversight of certain risks to its Committees. All Committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. Certain risks are overseen by the full Board directly, such as strategic, cyber, other operational and macro-environment risks.

Audit Committee	Compensation Committee	Nominating & Governance Committee
The Audit Committee and full Board receive management’s quarterly Enterprise Risk Management (ERM) report and the Audit Committee discusses significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures with management, the Company’s internal audit department and our independent auditor. During fiscal 2020, we fully integrated our legacy UNFI and Supervalu Risk Management Programs. The integration focused on assessing the current maturity state of our ERM program and desired future state, as well as establishing processes to integrate risk assessment into strategic and operational decision making.

The Compensation Committee is responsible for developing and maintaining compensation policies and programs that are aligned with pay for performance, stockholder interests, and the other elements of the executive compensation philosophy developed and maintained by the Committee. Embedded in this philosophy and foundational to these programs is that they mitigate any unnecessary and excessive risks in our compensation plans and programs that could threaten our long-term value. See further discussion below.

The Nominating and Governance Committee oversees our compliance programs, and oversees our environmental, social and governance programs. This Committee also participates extensively in our Enterprise Risk Management and compliance programs generally, actively considering assessment and mitigation for risks that do not fall within the purview of the Audit Committee or the Compensation Committee.

Other committees address risk on an ad hoc basis, as appropriate. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.
Compensation Risk
Our Compensation Committee charter requires the Compensation Committee to assess, on an annual basis, whether the Company’s compensation policies and practices encourage the Company’s executive officers or other key employees to take unnecessary and excessive risks that could threaten the value of the Company. The Compensation Committee believes that our compensation policies do not encourage the taking of unnecessary and excessive risks. Our compensation and governance practices are designed to align the interests of our executive officers with the interests of stockholders and the achievement of the Company’s performance objectives. For example:

•	A substantial portion of our executive officers’ compensation is “at risk,” including compensation paid in the form of common stock;

•
Total executive officer compensation is substantially weighted to long-term equity, half of which is tied to longer-term performance targets (which targets were recently extended from two- to three-year targets);

•	The short-term bonus program has an established performance metric (adjusted EBITDA) that is a long-term growth driver;

•	We set a maximum level of compensation; there is no uncapped compensation for our executive officers in any element of executive compensation;

•	Our executive officers are required to maintain certain levels of stock ownership, which are tested each year based on the then-current price of our common stock;

•	Our executive officers are subject to restrictions on hedging and pledging shares of Company common stock; and

•
Performance-based compensation is subject to recoupment in the event of a restatement of the Company’s financial statements or a material inaccuracy in the performance metrics used to measure performance-based compensation and is subject to forfeiture of incentive compensation in the event of certain misconduct resulting in reputational harm. Additionally, performance-based compensation may be forfeited in the case of misconduct in violation of law or Company policy, including through failure of an executive’s oversight responsibilities, that results in material financial or reputational harm to the Company.

Anti-Hedging and Insider Trading Policies
Our stock ownership guidelines and our Policy Regarding Trading in Company Securities (“Insider Trading Policy”) include prohibitions against speculative trading activities in relation to Company securities. Senior employees, including executive officers, and non-employee directors are strictly prohibited from entering into any transaction that would operate as a hedge against their ownership position of stock or that would hedge against the financial effect of their building up stock ownership to reach the requirements set forth in our stock ownership guidelines. Under our Insider Trading Policy, directors, certain employees (including executive officers) and other individuals with access to material non-public information about the Company are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Rule 10b5-1 trading plan), and such persons are required to pre-clear (through discussion) any transactions in Company securities with a member of our legal department who specializes in securities law. Under our policy governing 10b5-1 trading plans, we permit all directors and employees, including executive officers, to enter into 10b5-1 plans. All plans must have a 30-day “cooling-off” period between entering into a plan and the start of trading under that plan, and no plan may be shorter than six months or longer than 18 months.
Committees of the Board of Directors
The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints members of each committee. Each committee is responsible for appointing its chair.
Compensation Committee
The Compensation Committee establishes or approves all policies and procedures related to our human resources function with respect to our executive officers, including employee compensation, incentive programs, and the 401(k) Plan, and administers our stock incentive plans. Additionally, this committee evaluates and establishes the respective compensation of our executive officers on an individual basis, including our CEO and Chief Financial Officer (“CFO”). The Compensation Committee also reviews the compensation of certain other members of our senior management team and recommends to the Board the compensation for our non-employee directors. For a description of the role of the Compensation Committee, its consultants and management in setting executive compensation, please see “Executive Compensation—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay.” The Compensation Committee approves our compensation discussion and analysis included in our annual proxy statements. The Compensation Committee oversees our leadership development and management succession planning, as well as our diversity initiatives.
The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our CEO, CFO, Chief Human Resources Officer (“CHRO”) and General Counsel and Secretary. Compensation Committee meetings are regularly attended by the Chairman of the Board and CEO, the CFO, the CHRO and the General Counsel. At certain meetings during fiscal 2020, the Compensation Committee met in executive session. The Compensation Committee’s Chair reports the Committee’s recommendations on CEO executive compensation to the Board, which sets the CEO’s compensation, and reports its determinations on other executive compensation to the Board. Independent advisors and our finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for (and, as may be necessary or advisable, change or terminate) a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee annually evaluates the independence of its consultants and assesses their performance pursuant to a pre-approval policy.
The Compensation Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in September 2019. The Compensation Committee held five meetings during fiscal 2020. The current members of the Compensation Committee are Messrs. Heffernan, Muehlbauer and Stahl (chair) and Ms. Dufresne, each of whom is an independent director under the SEC and NYSE rules applicable to compensation committee members.
Audit Committee
The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of disclosure controls and internal controls over financial reporting; monitoring the independence and performance of our independent registered public accounting firm; and overseeing our internal audit department. Among the Audit Committee’s duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm.

The Audit Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in October 2018. The Audit Committee held four meetings during fiscal 2020. The current members of the Audit Committee are Ms. Bates (chair) and Messrs. Heffernan, Muehlbauer and Stahl, each of whom is an independent director under SEC rules and the NYSE listing standards applicable to audit committee members. The Board has determined that Ms. Bates and Messrs. Heffernan, Muehlbauer and Stahl are audit committee financial experts, as defined by the rules and regulations of the SEC.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s committees; assisting the Board in conducting performance reviews of the Board and its Committees and members; oversight of our environmental, social and governance programs; and other duties and responsibilities. The Nominating and Governance Committee is also responsible for reviewing related party transactions under our Related Party Transaction Policy and oversees certain compliance matters under our Code of Conduct that are not related to finance or accounting (which are overseen by the Audit Committee), and provides oversight of general risk and compliance areas not falling under the Audit Committee or Compensation Committee.
For information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to “Proposal 1—Election of Directors—Nomination of Directors.”
The Nominating and Governance Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in October 2018. The Nominating and Governance Committee held six meetings during fiscal 2020. The current members of the Nominating and Governance Committee are Mses. Clark (chair) and Dufresne and Messrs. Artz and Roy, each of whom is an independent director under SEC and NYSE rules.
Board Meetings
During fiscal 2020, the Board met 13 times and following each of the Board’s regular quarterly meetings, the independent directors met in executive session without the presence of management (including meetings conducted by telephone conference). All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served. We encourage each member of the Board to attend our annual meeting of stockholders. All of our directors attended our last annual meeting virtually.
Stockholder Engagement
Stockholder engagement is an important and regular part of the Company’s strategy so that the Board and management are aware of and respond to stockholder input on a broad spectrum of business and governance matters. Our Lead Independent Director, the Chair of our Compensation Committee, and various members of management, including our Chief Legal Officer and General Counsel, Chief Human Resources Officer, and Head of Investor Relations, as primary participants, have engaged in discussions with stockholders as part of our efforts to gain an understanding of stockholder views. For the third consecutive year, the Company reached out to a significant percentage of its stockholders. Management found its outreach efforts in 2018, 2019 and 2020 to be very helpful in understanding our investors’ perspectives on various business and governance matters and intends to maintain ongoing discussions with a large number of investors each year.
Topics of discussion included corporate governance, specifically business performance and strategy evolution post-integration of Supervalu and as a result of the COVID-19 experience; Board refreshment and Board leadership structure; our safety and risk response to the COVID-19 pandemic, including how we protected the health and well-being of our associates; our commitments to diversity and inclusion; components of our executive compensation, of which many investors acknowledged the improvements made in response to our stockholder engagement last year; and our sustainability and philanthropy programs. Stockholders were supportive of our efforts to strengthen our existing corporate governance policies and were pleased with our efforts regarding Board refreshment.
Board Evaluation and Refreshment
Our Board regularly evaluates its composition, assessing individual director’s skills, qualifications and experience to align the overall Board composition to best meet the needs of the Company’s evolving long-term business strategy. Each year, the Board assesses the directors to be nominated at the annual meeting. The Board uses a skills matrix to assess the different contributions, background and experience of each director. The Nominating and Governance Committee considers prospective candidates and identifies appropriate individuals for the Board’s further consideration. The Nominating and Governance Committee also assesses the proper mix of skills and expertise for directors serving on the Board’s committees, as well as our Board’s commitment to diversity.

Summary of Board Skills, Experiences and Qualifications

Skills, Experiences and Qualifications	Director
	Artz	Bates	Clark	Dufresne	Funk	Heffernan	Muehlbauer	Roy	Spinner	Stahl
Significant experience in business, education, the professions or public service	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Commitment to areas aligned with the Company’s public interest commitments	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Service as an executive officer for another public company	✓	✓					✓	✓	✓	✓
Experience in the Company’s industry				✓	✓	✓		✓	✓
Experience with risk oversight	✓	✓	✓	✓	✓	✓	✓			✓
Experience with shareholder engagement		✓		✓	✓	✓	✓	✓		✓
Information technology experience		✓	✓
International experience			✓	✓		✓	✓			✓
Experience in leadership development		✓	✓	✓	✓		✓	✓	✓	✓
Experience with mergers and acquisitions		✓	✓	✓	✓	✓	✓	✓	✓	✓
eCommerce experience			✓
Supply chain management experience	✓				✓		✓	✓	✓	✓
Consumer products/retail experience	✓		✓				✓			✓
Senior operations management/CEO	✓	✓			✓			✓	✓	✓
Strategic thinking, planning and execution	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Experience in broad-scale mergers, acquisitions and integration		✓		✓			✓			✓
Operating financial expertise (CFO)	✓	✓					✓			✓
Senior operations experience in industry or adjacent industry					✓			✓	✓	✓
Highly leveraged / “turnaround” structures experience				✓						✓

Skills, Experiences and Qualifications	Director
	Artz	Bates	Clark	Dufresne	Funk	Heffernan	Muehlbauer	Roy	Spinner	Stahl
Service on other public companies’ audit committee		✓	✓	✓		✓		✓		✓
Service in the financial reporting process of another public company	✓	✓					✓	✓		✓
Financial expert	✓	✓		✓		✓	✓			✓
Relevant compensation committee experience		✓	✓	✓						✓
Service on the compensation committee of another public company		✓	✓			✓		✓		✓
Relevant experience for the nominating and governance committee		✓	✓	✓				✓		✓
In September 2020, our Board, upon the recommendation of the Nominating and Governance Committee, revised the composition of the Compensation and Nominating and Governance committees. The current composition of each committee is disclosed above. In September 2020, the Board appointed Mr. Roy as Lead Independent Director for a second year, and appointed a new Chair of the Compensation Committee, Mr. Stahl, in anticipation of Mr. Heffernan’s retirement.
The Board has three directors who have served for more than ten years, in addition to our CEO, while the remaining directors have served for eight or fewer years. The overall average tenure of the Board is approximately nine years.
Our Board is diverse in gender and ethnic background, as well as having a broad range of experience. Three out of ten directors are female, with one member identifying as African American and one member identifying as LGBT. Our Nominating and Governance Committee charter provides for the consideration of gender, race and ethnic diversity when considering Board candidates. The Board is highly skilled and qualified, and committed to the Company’s success, as indicated by the high attendance rate and robust discussion and debate that occurs during each Board and committee meeting.
Following the acquisition of Supervalu in fiscal 2019, the Board conducted a thorough self-evaluation process led by a third-party consultant, as well as comprehensive assessment of skills, experience and qualifications desired as a result of the changing strategic needs of the Company. The Nominating and Governance Committee successfully identified two candidates possessing the desired mix of expertise and background to complement the Board’s then-existing skills and experience. The Board appointed James Muehlbauer in April 2019 and Jack Stahl in June 2019 to serve as directors of the Board in recognition of their extensive financial and strategic backgrounds, as well as executive leadership experience. In fiscal 2020, the Board again completed a thorough self-evaluation process and considered additional skills and experience that may be desirable in light of the impacts on our industry of the COVID-19 pandemic and rapidly evolving retail landscape, many of which we believe are long term in nature. In connection with Mr. Heffernan’s retirement, the Board has commenced a search process for one or two additional Board members to complement the existing Board’s skill set and with a focus on seeking diverse candidates.
Environmental, Social and Governance Practices
We have long been committed to incorporating environmentally sustainable and socially responsible practices into our business operations. This commitment is described in our Social and Environmental Policy, which was most recently updated in September 2020 and is available on our website, www.unfi.com. Our Nominating and Governance Committee has direct oversight of our policies and strategies addressing environmental, social and governmental matters, including sustainability, corporate social responsibility and political contributions, and is responsible for reporting to the Board on such matters at least annually.
Our commitment is further evidenced by more than ten years of issuing Corporate Social Responsibility (CSR) reports highlighting our focus on sustainability and philanthropy. Our fiscal 2019 CSR report also referenced both GRI and SASB standards, and those tables are available on our website. In conjunction with our fiscal 2020 CSR report, we expect to announce our 2030 vision, an ambitious ten-year plan to pioneer solutions across the food system. Our plan includes expanding and enhancing our policies and practices related to climate change, waste reduction, food access, safety and well-being and diversity and inclusion. We expect to release our 2020 CSR report in the coming months, which will include more details on our long-term goals and how we serve our communities, employees and the environment. When issued, the report will be available on the “ESG” section of our website.

Despite our strong track record, we Believe in Better. In fiscal 2020, we undertook a materiality assessment involving key internal and external stakeholders to identify the areas that we believe will drive greater value for the communities we serve and our broader business. Additionally, we created an executive steering committee to oversee implementation of our ESG initiatives and provide executive sponsorship for our ESG strategy and goals. Examples of our ESG initiatives and commitment to doing better are highlighted below.

Better for Our World

•	Annually report climate performance to CDP	•	Joined the Climate Collaborative
•	Sixth consecutive year on Food Logistics’ Top Green Provider list	•	Regular recycling of delivery fleet to improve efficiency, lower costs and protect planet
•	Committed to sourcing 100% of top 20 wild caught fish from MSC- or FIP-certified sources	•	Follow EPA’s Food Recovery Hierarchy to reduce waste
•	Partner with leading organizations to increase opportunities for diverse-owned businesses, including the National Minority Supplier Development Council	•	LEED- and solar-powered buildings to provide more efficiency and benefit the environment

Better for Our Communities

•	UNFI Foundation funded 69 nonprofits in 2019 and is committed to providing grants to support food injustice in underserved communities	•	Committed to strength and safety of distribution networks and retail operations during pandemic
•	Matched associate donations to nonprofits fighting for racial justice and reform	•	Leading distributor of natural, organic, specialty produce and other products
•	Dedicated to providing healthy food options to school children by supporting FoodCorps	•	80% of food waste diversion through donations

Better for Our People

•	Hired a Vice President of Diversity & Inclusion to further enhance commitment to diversity, equity and inclusion	•	Reviewing and improving our recruiting, training, and talent development practices to remove bias and increase diversity in leadership
•	Hosted “Community Conversations” for our associates to share experiences and process together	•	Partnered with Network of Executive Women to enhance our commitment to the advancement of women in the workplace
•	Ongoing communication with employees through mid-year and year-end performance reviews	•	Signed pledge to CEO Action for Diversity and Inclusion
•	Committed to workplace safety and developed robust safety programs, including additional sanitation, social distancing practices, face-covering requirements, temperature checking, and PPE requirements	•	Launched a wellness program to provide employees with tools and resources to encourage healthy habits and track progress

Proposal 1—Election of Directors
Directors and Nominees for Director
The Board currently consists of ten directors, each of whose terms will expire at the annual meeting. On November 20, 2020, the Board resolved to decrease its size to nine members as of the date of the Annual Meeting.
Mses. Bates, Clark and Dufresne and Messrs. Artz, Funk, Muehlbauer, Roy, Spinner and Stahl have been nominated to stand for election as directors at the annual meeting to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.
We have described below information concerning the business experience and qualifications, and the age as of November 16, 2020, of each of our director nominees.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

Nominees for Election as Directors for a Term Expiring at the Next Annual Meeting
Eric F. Artz, age 53, has served as a member of the Board since October 2015. Mr. Artz is a member of the Nominating and Governance Committee. Mr. Artz previously served as a member of the Compensation Committee from December 2015 to September 2020. Mr. Artz has served as President and Chief Executive Officer, and member of the board of directors, of Recreational Equipment, Inc. (“REI”) since May 2019. He served as Executive Vice President and Chief Operating Officer of REI from August 2014 to May 2019. In addition to this role, Mr. Artz also served as Executive Vice President, Chief Financial Officer and Treasurer of REI from May 2012 to December 2015. Prior to REI, Mr. Artz served as Chief Financial Officer for Urban Outfitters, Inc. from February 2010 to April 2012. From August 1992 until January 2010, Mr. Artz served in various positions of increasing responsibility at VF Corporation.
Mr. Artz brings valuable knowledge and insight to our Board. The Board values his experience as a Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, which provides him with valuable knowledge and insight regarding operations of retailers as well as the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.
Ann Torre Bates, age 62, has served as a member of the Board since October 2013. Ms. Bates serves as the Chair of the Audit Committee. Ms. Bates has served as a member of the board of directors of Ares Capital Corporation since 2010 and held a directorship at Allied Capital Corporation until it was acquired by Ares Capital Corporation in 2010. Ms. Bates also serves as director or trustee of 17 investment companies in the Franklin Templeton Group of mutual funds. Ms. Bates was a strategic and financial consultant from 1997 to 2012. From 1995 to 1997, Ms. Bates served as Executive Vice President, Chief Financial Officer and Treasurer of NHP, Inc., a national real estate services firm. Ms. Bates previously served as a member of the board of directors of Navient Corporation from April 2014 to August 2016, and she served on the board of directors of Navient’s predecessor, SLM Corporations, from 1997 to 2014.
Ms. Bates’ professional experience and service on other boards brings valuable knowledge and insight to our Board. The Board values her experience serving on audit committees, which provide her with the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.
Denise M. Clark, age 63, has served as a member of the Board since February 2013. Ms. Clark serves as the Chair of the Nominating and Governance Committee. Since October 2018, Ms. Clark has served as a member of the Board of Directors of Caesars Entertainment Corporation and also serves as a member of its Compensation Committee. Ms. Clark served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc. from November 2012 until her retirement in March 2017. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc. from October 2007 to November 2012. Ms. Clark also served at Mattel, Inc., where she was Global Chief Technology Officer and later Chief Information Officer for the Fisher Price brand between January 2000 and February 2007. Ms. Clark’s previous experience includes two other consumer goods companies, Warner Music Group, formerly a division of Time Warner Inc., and Apple Inc. Ms. Clark has over 20 years of experience in the delivery of enterprise resource planning, digital platforms and innovative business transformation initiatives.

Ms. Clark’s extensive background in complex organizations, particularly her expertise involving information technology, allows her to provide the Board valuable guidance on our strategic initiatives, especially as it relates to information technology solutions, and leadership development.
Daphne J. Dufresne, age 48, has served as a member of the Board since October 2016. Ms. Dufresne is a member of the Compensation Committee and Nominating and Governance Committee. Ms. Dufresne has been a Managing Partner of GenNx360 Capital Partners since January 2017. Ms. Dufresne was previously a Managing Director of RLJ Equity Partners, a private equity fund, from December 2005 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising capital to fund its operations and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to that role, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, an investment fund for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization. She also served as Associate Director in 1997 in the Bank of Scotland’s Structured Finance Group. Ms. Dufresne has been a director of Condor Hospitality Trust, Inc. since June 2015, and was appointed chair in May 2019.
Ms. Dufresne’s professional experience, including her role as an equity investor for over 23 years, brings valuable knowledge and insight to our Board. Ms. Dufresne is very familiar with conducting due diligence, negotiating purchase and sale agreements and leading the board during these processes. She possesses experience in owning and managing enterprises like our Company and is familiar with corporate finance, strategic business planning activity and general issues involving various types of stockholders.
Michael S. Funk, age 66, has been a member of the Board since February 1996 and served as Chair of the Board from January 2003 to December 2003, and again from September 2008 to December 2016. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People’s Warehouse, Inc., now known as United Natural Foods West, Inc., one of our wholly-owned subsidiaries.
Mr. Funk’s extensive knowledge of our industry and our historical operations, as well as his past service as our Chief Executive Officer, brings to the Board valuable insight into the core operations of our Company and a deep understanding of the natural and organic products distribution business. His institutional knowledge of all operational aspects of our business resulting from his long-term involvement with our Company is valuable to the Board.
James L. Muehlbauer, age 59, has served as a member of the Board of Directors since April 2019. Mr. Muehlbauer serves as a member of the Audit Committee and Compensation Committee. Mr. Muehlbauer previously served as a member of the Nominating and Governance Committee from May 2019 to September 2020. Mr. Muehlbauer served as the Executive Vice President, Chief Financial and Administrative Officer for The Valspar Corporation from 2013 to 2017. Prior to that role, Mr. Muehlbauer served as Executive Vice President and Chief Financial Officer of Best Buy Co., Inc. from 2007 to 2013.
Mr. Muehlbauer’s extensive finance, commercial and leadership experience with complex, multinational organizations provide him with background and experience in strategic planning, financial oversight, and large-scale business transformations. Mr. Muehlbauer’s knowledge and experience in broad strategic transitions and large-scale integration efforts are valuable to our Board.
Peter A. Roy, age 64, has served as a member of the Board since June 2007 and as the Lead Independent Director since September 2019. Mr. Roy serves as a member of the Nominating and Governance Committee. Mr. Roy is an entrepreneur and since 1999, Mr. Roy has served as a strategic advisor to North Castle Partners, a private equity firm focused on healthy living and aging investments. Mr. Roy has worked with many iconic brands such as Stonyfield Farms and Applegate. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company’s West Coast Region.
Mr. Roy’s experience as the President of Whole Foods Market, Inc. allows him to provide the Board essential insight and guidance into the day-to-day operations of natural and organic products retailers, including our largest customer. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.
Steven L. Spinner, age 60, has served as Chairman of the Board since December 2016 and as our Chief Executive Officer and as a member of the Board since September 2008. He also served as our President from September 2008 until August 2018. Prior to joining the Company in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company (“PFG”) from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG’s President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG’s Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG’s Broadline Division President from August 2001 to February 2002. Mr. Spinner has served as a

Director of ArcBest Corporation, a holding company of businesses providing integrated logistics solution, since July 2011 and as its Lead Independent Director since April 2016.
Mr. Spinner’s extensive experience of over 30 years in the wholesale food distribution business, including having held executive management positions with major distribution businesses in the United States, brings valuable insight to the Board beyond the knowledge and insight he brings from being our Chief Executive Officer.
Jack Stahl, age 67, has served as a member of our Board since June 2019. Mr. Stahl serves as Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Stahl has served as a member of the Board and the Lead Director of Catalent, Inc., a contract manufacturing and development company for drugs, biologics and consumer health products since August 2014. Mr. Stahl served as President and Chief Executive Officer of Revlon Inc., a multinational cosmetics, skin care, fragrance and personal care company, from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company from 2000 to 2001, after previously serving in various management positions of increasing responsibility, including Chief Financial Officer, during a tenure with Coca-Cola which began in 1979. Today, Mr. Stahl also serves on the U.S. board of advisors of CVC Capital, a private equity firm. Additionally, he formerly served on the Boards of Board of Advantage Solutions LLC, Schering Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc. and Ahold Delhaize, and was chairman of the board of managers of New Avon LLC.
Mr. Stahl has extensive leadership and significant Board experience. Mr. Stahl has a long-term record of profit and value driving performance in both stable and turnaround operating environments, and significant experience with complex, large, and dynamic organizations. At The Coca-Cola Company and at Revlon, he gained significant skills and general management experience in building brands, maximizing customer relationships, and reducing costs.
Majority Vote Standard for Election of Directors
Our Bylaws provide for a majority voting standard for the election of directors in an uncontested election. If the number of nominees exceeds the number of directors to be elected in an election (a contested election), directors will be elected by a plurality standard. When the number of nominees does not exceed the number of directors to be elected (an uncontested election), however, as is the case at this year’s annual meeting, our Bylaws require each of the directors to be elected by a majority of the votes cast (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board’s decision or the Nominating and Governance Committee’s deliberations (if the director is a member of that committee). All nominees for election as directors at the annual meeting are currently serving on the Board.
Nomination of Directors
The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board, including potential nominees recommended by third-party recruiting firms, to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted standards by which it identifies nominees and determines if nominees are qualified to serve on the Board. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

•
Personal Characteristics. The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

•
Core Competencies. The Nominating and Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board possessing certain core competencies. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, senior leadership, crisis response, industry knowledge, strategy and vision, and broad-scale transition and transformation, and it periodically reassesses the specific skill sets that are needed by the Board.

•	Board Independence. The Nominating and Governance Committee considers whether the nominee would qualify as “independent” under SEC rules and the NYSE listing standards.

•
Director Commitment. The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Governance Committee to initially select the director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

•
Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Our Nominating and Governance Committee charter provides for the consideration of gender, race, and ethnic diversity when considering Board candidates, and the Committee is committed to maintaining a diverse Board. The Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses and add value to strategic plans and initiatives.

Following this evaluation, the Nominating and Governance Committee will ultimately make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to appoint the candidate to the Board.
Stockholder Director Recommendations and Proxy Access
Stockholder Director Recommendations
The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including determining whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To have a nominee considered by the Nominating and Governance Committee, a stockholder must follow the procedures in our Bylaws related to director nominations described under “Other Matters—Stockholder Proposals for the Next Annual Meeting of Stockholders.” Written notice must be delivered or sent by first class U.S. mail addressed to Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908.
Proxy Access
We have also adopted a proxy access provision in our Bylaws that permits a stockholder, or a group of up to 20 stockholders, owning, continuously for at least three years, shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s), the nominee(s), and the notice satisfy the requirements in our Bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our Bylaws, to be timely, notice of proxy access director nominations must be received by our Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 120 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of the annual meeting is first made, whichever occurs first.
Communication with the Board of Directors
Our stockholders may communicate directly with the Board. All communications should be in written form and directed to our Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908, who will forward such communications to the appropriate party. All correspondence will be compiled and summarized by the Corporate Secretary and periodically submitted to the Board or individual directors. The Corporate Secretary may also forward certain correspondence elsewhere within the Company for review by a subject matter expert and for a response, as appropriate.

Director Compensation
The Board and the Compensation Committee review and determine compensation for our non-employee directors, based in part on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors and other reputable sources, as well as with the input from the Compensation Committee’s independent consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”) based on benchmarking of comparable peer company director compensation. The Compensation Committee and the Board believe that we should fairly compensate non-employee directors for work required in a company of our size and scope and that compensation should align the non-employee directors’ interests with the long-term interest of our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, are also designed to align the interests of our non-employee directors with those of our stockholders. Mr. Spinner, our CEO, does not receive compensation for his service on the Board, including in his capacity as Chair of the Board.
Non-Employee Director Compensation
The components of our non-employee director compensation are annual cash retainers and awards of time-based restricted stock units (“RSUs”). Each non-employee director is also reimbursed for direct expenses (e.g. travel, hotel, and meals) incurred in connection with his or her attendance at meetings of the Board and its committees.
Effective in March 2020, non-employee director compensation consists of:

•	Annual cash retainer of:
▪$90,000 for serving as a director;
▪$30,000 for serving as the chair of the Audit Committee;
▪$20,000 for serving as chair of the Compensation Committee; and
▪$20,000 for serving as chair of the Nominating and Governance Committee.

•	Annual equity grants of RSUs having a value, based on the stock price on the date of grant, of:
▪$162,000 for serving as a director; and
▪an additional $50,000 for serving as Lead Independent Director.
Prior to March 2020, the annual cash retainer for serving as the chair of the Nominating and Governance Committee was $15,000. Fiscal 2020 equity awards to non-employee directors will vest one-year from the date of grant of the award.
Deferred Compensation
Our non-employee directors were eligible to participate in the United Natural Foods, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) until it was frozen in February 2019. Non-employee directors were also eligible to defer compensation under the United Natural Foods, Inc. Deferred Stock Plan (the “Deferred Stock Plan”) until it was frozen as to new deferrals in January 2007. The Deferral Compensation Plan and the Deferred Stock Plan (together, the “Deferral Plans”) were terminated in February 2019, and amounts held in the Deferral Plans were distributed in March 2020. For a description of the Deferral Plans, please see “Executive Compensation Tables—Nonqualified Deferred Compensation—Fiscal 2020.”

Director Compensation Table—Fiscal 2020
The following table summarizes compensation provided to each individual who served as a non-employee director during fiscal 2020.
Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	Total ($)
Eric F. Artz	90,000	162,000	—	—	252,000
Ann Torre Bates	120,000	162,000	—	—	282,000
Denise M. Clark	108,075	162,000	—	426	270,501
Daphne J. Dufresne	90,000	162,000	—	2,392	254,392
Michael S. Funk	90,000	162,000	—	—	252,000
James P. Heffernan	110,000	162,000	—	—	272,000
James L. Muehlbauer	90,000	235,233	—	—	325,233
Peter A. Roy	89,796	213,096	—	—	302,892
Jack Stahl	90,000	206,827	—	—	296,827

(1)	This column shows the amount of cash compensation earned in fiscal 2020 for service on the Board and its committees.

(2)
The amounts contained in this column represent the grant date fair value for the RSUs granted in fiscal 2020 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC 718”). The grant date fair value for RSUs is calculated based on the closing price of our common stock on the NYSE on the date of grant.

(3)
As of August 1, 2020, the directors held options to purchase the following number of shares of common stock: Mr. Artz—none; Ms. Bates—none; Ms. Clark—none; Ms. Dufresne—none; Mr. Funk—3,500 shares; Mr. Heffernan—2,660 shares; Mr. Muehlbauer—none; Mr. Roy—2,660 shares; and Mr. Stahl—none.

(4)
During fiscal 2019, prior to the termination of the Deferred Compensation Plan, Ms. Clark and Mr. Heffernan had elected to defer RSUs under the Deferred Compensation Plan. Deferred shares are valued at the current market price of our common stock, and therefore have no above market or preferential earnings. Additionally, Mses. Clark and Dufresne elected to defer a portion of their director fees paid in cash under the Deferred Compensation Plan prior to it being frozen. Such amounts disclosed above reflect earnings on the deferred compensation in fiscal 2019 and paid in March 2020. See “Executive Compensation Tables—Nonqualified Deferred Compensation—Fiscal 2020” for a description of how the portion of directors’ fees payable in cash earned interest.

Stock Ownership Guidelines
All non-employee directors are required to hold shares of our stock in an amount that is determined in accordance with the requirements of our stock ownership guidelines. The guidelines provide that each of our non-employee directors must acquire and hold shares of our common stock valued at five times the annual cash retainer, not including supplemental retainers for committee leadership. Our stock ownership guidelines require that each new non-employee director is expected to comply with the policy by the end of the fifth year after he or she becomes a member of the Board. Compliance with the guidelines is tested once per year for as long as the director serves on the Board. When calculating whether a director owns a sufficient number of shares under these guidelines, shares owned in a deferred compensation plan are included in the number of shares owned. Vested and unvested restricted stock and RSUs are also included, but unvested stock options do not count. Vested stock options and stock appreciation rights count to the extent of their net value after deduction for the exercise price. Directors are not allowed to hedge their interests in the stock held pursuant to the guidelines. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the accumulation period was reset for our directors as of August 1, 2020, in accordance with the terms of the guidelines, and they will be required to accumulate shares to reach the required ownership level by the end of that period. As of August 1, 2020, each of our directors was in compliance.

Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Ms. Dufresne and Messrs. Heffernan, Muehlbauer and Stahl. All members of the Compensation Committee are independent within the meaning of the NYSE listing standards, and no member is an employee or former employee of the Company. During fiscal 2020, no member of the Compensation Committee had any relationship requiring disclosure under “Certain Relationships and Related Transactions” below. During fiscal 2020, none of our executive officers served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity for which one of whose executive officers served as a director on our Board or as a member of our Compensation Committee.

Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions
Pursuant to our Related Party Transaction Policy, our Nominating and Governance Committee reviews all transactions in which the Company or any of its subsidiaries is a participant if a “related party” will have a direct or indirect interest and the amount involved or expected to be involved in any fiscal year exceeds $120,000. The transaction will not be approved unless, after a consideration of all relevant circumstances, the Committee determines that the transaction is in the best interests of the Company. The Nominating and Governance Committee reports any transaction that has been approved to the Audit Committee and the full Board. For purposes of this policy, “related parties” include our directors, nominees for director, executive officers, greater than 5% beneficial owners, any of their immediate family members (as defined in the policy, which includes additional family members beyond the SEC’s related person disclosure rules) or any entity in which they have a material interest. Among the factors that must be considered are: the nature of the related party’s interest in the transaction; the material terms of the transaction, including whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; the significance of the transaction to the related party and the Company; whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; compliance with applicable law; and any other factors deemed appropriate by our Nominating and Governance Committee. As required under SEC regulations, transactions between us and any related person in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest are disclosed in this proxy statement.
Each of our executive officers, directors and nominees for director is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which (i) any executive officer, director, nominee, beneficial owner or any of their respective immediate family members or affiliates, on the one hand, and (ii) the Company or any of its subsidiaries, on the other hand, participates. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC’s related person disclosure rules.
Transactions with Related Persons
Steven Spinner has a minority interest in a private equity fund that is managed by his brother that owns a minority interest of less than 10% in each of two of the Company’s suppliers. In addition, Steven Spinner’s brother has direct ownership interests in each of these suppliers in excess of 10% of each company. Consolidated annual purchases from the suppliers for fiscal 2020 were approximately $6.0 million. Supplier terms are substantially the same as other suppliers with whom we have similar purchase volumes. We do not believe that Steven Spinner or his brother has a material interest in these transactions.

Audit Committee Report
The Audit Committee of the Board of Directors consists solely of independent directors, as defined by the NYSE listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s current charter can be found in the Investors section of our website, www.unfi.com. The Board has determined that all Audit Committee members qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting and related financial management expertise in accordance with the NYSE listing standards.
The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended August 1, 2020 (for purposes of this report, the “audited financial statements” or “consolidated financial statements”). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.
As part of its specific duties, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors; reviews the financial information issued to stockholders and others, including a discussion of the quality, and not only the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to drive compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States (“GAAP”) and as to whether the Company maintained effective internal control over financial reporting.
The Audit Committee has met and held discussions with management and KPMG LLP. In our discussions, management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with GAAP. The Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee meets with our internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
The Audit Committee held four formal meetings in fiscal 2020. The Audit Committee discussed with KPMG LLP all matters required to be discussed in accordance with auditing standards, including the statement on Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.
KPMG LLP has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm’s independence and the compatibility of any non-audit services provided by the firm with its independence.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 1, 2020, for filing with the SEC.

Ann Torre Bates, Chair
James P. Heffernan
James L. Muehlbauer
Jack Stahl

Executive Officers of the Company
Our executive officers are elected on an annual basis and serve at the discretion of our Board of Directors. Our executive officers and their ages as of November 16, 2020 are listed below:

Name	Age	Position
Steven L. Spinner	60	Chief Executive Officer and Board Chairman
John W. Howard	51	Chief Financial Officer
Danielle Benedict	48	Chief Human Resources Officer
Eric A. Dorne	60	Chief Operating Officer
Jill E. Sutton	49	Chief Legal Officer, General Counsel and Corporate Secretary
Christopher P. Testa	50	President

Described below is information concerning the business experience and qualifications of each of our executive officers, except Mr. Spinner whose business experience and qualifications are described above in the section “Proposal 1—Election of Directors.”

John W. Howard was appointed Interim Chief Financial Officer in August 2019 and then later named Chief Financial Officer in February 2020. Mr. Howard joined us in July 2019 as Senior Vice President, Finance. Prior to that, Mr. Howard served as Interim Chief Financial Officer for Prime Therapeutics from July 2018 to May 2019. From August 2014 to July 2017, Mr. Howard was Vice President, Corporate Finance for Valspar Corporation leading the global accounting, tax, treasury, regional CFOs and corporate financial planning and analysis. Prior to that, Mr. Howard held a number of finance and tax roles at Celanese Corporation and Reichhold, Inc. Mr. Howard began his career as a tax consultant with Arthur Anderson and PricewaterhouseCoopers.
Danielle Benedict was appointed as our Chief Human Resources Officer in September 2017. Ms. Benedict previously served as our Senior Vice President, Human Resources from May 2016 to September 2017 and as our National Vice President, Human Resources from August 2014 to May 2016 and Director, Compensation & Benefits from April 2013 to August 2014. Prior to joining us, Ms. Benedict was Vice President, Human Resources & Leadership Development at Clean Harbors Environmental Services from 2007 to 2013. She began her career with Dunkin Brands, Inc. in 1999.
Eric A. Dorne was appointed Chief Operating Officer in March 2020. Mr. Dorne served as our Chief Administrative Officer and Chief Information Officer from September 2016 to March 2020. Mr. Dorne previously served as our Senior Vice President, Chief Information Officer from September 2011 to September 2016. Prior to joining us, Mr. Dorne was Senior Vice President and Chief Information Officer for The Great Atlantic & Pacific Tea Company, Inc., the parent company of the A&P, Pathmark, SuperFresh, Food Emporium and Waldbaum’s supermarket chains located in the Eastern United States from January 2011 to August 2011, and Vice President and Chief Information Officer from 2005 to 2011. In his more than 30 years at The Great Atlantic & Pacific Tea Company, Mr. Dorne held various executive positions including Vice President of Enterprise IT Application Management and Development, Vice President of Store Operations Systems and Director of Retail Support Services.
Jill E. Sutton has served as our Chief Legal Officer, General Counsel and Corporate Secretary since October 2018. From May 2018 to October 2018, she served as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Prior to joining us, Ms. Sutton was Deputy General Counsel and Corporate Secretary at General Motors from 2015 to 2018 and Executive Vice President, General Counsel and Corporate Secretary at Tim Hortons, Inc. from 2012 to 2015. From 2006-2012, Ms. Sutton held various leadership roles of increasing accountability in the legal department at Tim Hortons, Inc.
Christopher P. Testa has served as our President, United Natural Foods, Inc. since August 1, 2018. In March 2020, Mr. Testa assumed additional oversight of supplier services, customer care and the Canadian business. From August 2016 to August 2018, he served as our President, Atlantic Region. Mr. Testa previously served as President, Woodstock Farms Manufacturing, from September 2012 to August 2016 and President, Blue Marble Brands, from August 2009 until August 2016. Mr. Testa served as Vice President of Marketing for Cadbury Schweppes Americas Beverages from 2002 to 2005 and as CEO of Wild Waters, Inc. from 2005 to 2009.

Executive Compensation
Compensation Discussion and Analysis
Overview
In this section, we describe the principles, policies and practices that form the basis for our executive compensation program and how they were applied to our Named Executive Officers in fiscal 2020, as well as changes we have made or expect to make for fiscal 2021. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal 2020:

•	Chief Executive Officer and Board Chairman (Steven L. Spinner);

•	Chief Financial Officer (John W. Howard);

•	Chief Operating Officer (Eric A. Dorne);

•	Chief Legal Officer, General Counsel and Corporate Secretary (Jill E. Sutton);

•	President (Christopher P. Testa);

•	(Former) Chief Executive Officer of SUPERVALU INC. and UNFI Chief Operating Officer (Sean F. Griffin); and

•	(Former) Chief Financial Officer (Michael P. Zechmeister).
Mr. Zechmeister resigned from his position as our Chief Financial Officer effective August 23, 2019. Mr. Howard was appointed as our Interim Chief Financial Officer in August 2019 and our Chief Financial Officer in February 2020. Mr. Griffin retired from his position as CEO, Supervalu and Chief Operating Officer effective July 31, 2020, and he provided consulting services through November 2020. In anticipation of Mr. Griffin’s retirement at the end of the fiscal year, Mr. Dorne and Mr. Testa took on expanded responsibilities in March 2020.
Our compensation policies and programs are designed to support the achievement of our strategic business plans by motivating, retaining, and attracting exceptional talent to develop and execute our key objectives. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe our compensation policies and programs for leaders and employees are appropriately balanced and reinforce short- and long-term results, and therefore drive behavior that is aligned with our overall objectives of driving long-term growth and stockholder value for UNFI.
In fiscal 2020, we adopted further changes in our executive compensation policies to reflect best practices. We proactively sought the views of our stockholders through our annual stockholder engagement program and have adopted changes that responded to stockholder feedback. We continue to value and respond to the feedback we receive on executive compensation, as further described below.

Executive Compensation Program Highlights
Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and incorporates the following best practices:

	WHAT WE DO		WHAT WE DON’T DO
✓	Our Named Executive Officer pay is aligned with financial performance, with variable performance-based pay constituting 76% - 85% of Named Executive Officer compensation in fiscal 2020	✗	No uncapped incentive opportunities
		✗	No change in control agreements are expected to be extended beyond key executive officers and the existing group

✓	We grant incentive compensation based on rigorous performance conditions and peer group comparisons	✗	No severance agreements are expected to be extended beyond existing group and are time-bound

✓
Performance-based incentive awards are tied 100% to pre-established goals; adjustments to performance targets and conditions considered under pre-established guidelines for Compensation Committee consideration
		✗	No tax gross-ups of severance or change in control payments

		✗	No hedging or short sales of our stock; no pledging
		✗	No excessive perquisites
✓	Our Compensation Committee utilized the services of an independent compensation consultant who provides recommendations on CEO and other Named Executive Officer pay	✗	No supplemental retirement benefits
		✗	No guaranteed bonuses
		✗	No incentives that motivate excessive risk-taking
		✗	No acceleration of equity awards expected for executive officers
✓	Our change in control severance benefits are double-trigger

✓	Change in control agreements are set at market multiple and cover only executive officers and small groups of officers under pre-existing agreements

✓	Employment agreements with Steven Spinner and Sean Griffin include post-termination non-compete and non-solicitation clauses, as well as severance and change in control severance terms

✓
Severance agreements for other executives are limited to 1x multiple of base and bonus and to three-year terms (from unlimited terms) and cover only executive officers and a small group of officers under pre-existing agreements in exchange for non-compete and no solicitation covenants

✓
We have a policy for recoupment of performance-based compensation applicable to our Named Executive Officers and other senior officers, which we most recently enhanced in September 2020 to permit the Board to require forfeiture of incentive compensation in the event of misconduct causing reputational harm

✓	We have robust stock ownership guidelines (that we strengthened in September 2020) for Named Executive Officers and certain other officers

✓	Equity awards continue to vest through qualifying retirement, with proration in year of retirement to match service period

✓	We require employment and post-employment covenants (including non-compete, non-solicitation and assignment of intellectual property) for executive officers and all equity and bonus participants

Business and Performance Highlights
We are a leading distributor of natural, organic, specialty, produce, and conventional grocery and nonfood products, and provider of retail services in the United States and Canada. We offer products consisting of national, regional and private label brands grouped into six product categories: grocery and general merchandise; produce; perishables and frozen foods; nutritional supplements and sports nutrition; bulk and food service products; and personal care items. Through our October 2018 acquisition of Supervalu, we have become North America’s premier wholesaler with 55 distribution centers and warehouses representing approximately 29 million square feet of warehouse space.
In fiscal 2020, we moved closer to completing the integration of Supervalu and positioned ourselves for future growth. Our operating performance in fiscal 2020 benefited from the shift in food-at-home consumption driven by the impact of the global COVID-19 pandemic, during which we fulfilled our role as a critical link in the North American food supply chain while prioritizing the safety and well-being of our associates. By the end of fiscal 2020, we had completed the consolidation of five distribution centers in the Pacific Northwest into two distribution centers. We expect this consolidation to provide significant future operating benefits. We now operate more than 55 distribution centers and warehouses, have more than 28,000 employees and serve approximately 30,000 unique customer locations.
Fiscal 2020 was a monumental year for UNFI as the flexibility and strength of our supply chain network led to full-year results that exceeded our expectations. At the same time, we focused on keeping our associates safe and maintaining the food supply chain for communities across North America through the unprecedented events of 2020, including the pandemic, civil unrest, and natural disasters. We are continuing to execute with passion and purpose on our strategy to drive further growth in fiscal 2021.

Key Business Highlights from Fiscal 2020:

•	Net sales of approximately $26.5 billion.

•	Adjusted EBITDA of $673 million. (see Annex B for reconciliation of non-GAAP metrics (including adjusted EBITDA) to the most comparable GAAP metrics).

•	Continued focus on debt reduction; and accelerated reduction of outstanding net debt by $388 million as of year end.

•	We exceeded our original cost synergy expectations by the end of the fourth quarter and believe we have further cost savings opportunities that we plan to pursue in fiscal 2021 and beyond.

•
We were designated as an essential business, which enabled us to serve our customers and consumers during the COVID-19 pandemic; we rallied to meet the surge in demand while prioritizing the health and safety of our associates, customers and communities.

Say on Pay Vote and Investor Engagement
Our annual say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program. At our annual meeting of stockholders in December 2019, we submitted a proposal to our stockholders to approve, on an advisory basis, our executive compensation for our Named Executive Officers, and 72.7% of our stockholders voted for that proposal, as compared to over 91% in December 2018. Our Board and Compensation Committee took this matter seriously and sought additional feedback from investors through our stockholder engagement process. In addition to regular communication with our stockholders about our business results, we share relevant information and solicit feedback from our stockholders on our executive compensation programs, corporate governance, and business priorities including through our established annual stockholder engagement program.
In recent years, we have made several changes to our executive compensation programs in response to our investor engagement activities. At the end of fiscal 2020 and the beginning of fiscal 2021, we conducted our third annual stockholder outreach program, and we met with stockholders representing approximately 50% of our common stock outstanding. Investors we met with viewed the changes we have made to our compensation program and overall governance principles and practices positively.

Our Response to Stockholder Feedback

Enhanced our recoupment policy to permit the Board to require forfeiture of incentive compensation in the event of certain misconduct causing reputational harm, and to provide for reporting of any required recoupment or forfeiture thereunder in certain circumstances;

Implemented the use of tally sheets (showing all forms of compensation for each officer) and measurements of internal pay equity, beginning in fiscal 2019 and expanding the use of these tools and measurements into fiscal 2020;

Removed duplicative performance metrics from short- and long- term incentive plans and revised payout levels at threshold and maximum to 50% and 150%, respectively, from 35% and 200%, respectively, to limit potential maximum payments, and further align our program to market practice at both the threshold and maximum payout;
Removed subjective personal goals from our annual cash incentive program and tied all payouts under this program to pre-established financial goals that are aligned with strategic initiatives;

Aligned all executives, including the CEO, to adjusted EBITDA as the single metric for the annual cash incentive program to support a unified focus on growth in core operational performance and to reward achievement of this most important driver of our overall financial performance;

Aligned long-term incentive awards to market by moving to 3-year cliff-vesting from 2 years for performance share units, or PSUs, and moved to 3-year ratable annual vesting from 4-year ratable annual vesting for time-based restricted share units, or RSUs, to align with focus on long-term goals and market expectations;

Implemented a provision for equity awards to continue vesting in retirement, to keep executives focused on long-term performance through their retirement date, and to create a universal approach to all equity participants;

Implemented a new stock plan that includes the addition of robust restrictive covenants, payment of dividends only upon vesting, one-year minimum vesting period and better defined death, disability and retirement treatment to create a universal approach for equity participants;

Reduced the multiples in our change in control and severance agreements, clarified the definition of change in control and limited the number of executives who are covered by these arrangements, which we intend to maintain going forward;
Aligned pay programs competitively, both internally and externally with the market; and

Revised the metrics in the long-term incentive program to base awards on adjusted EPS (60% of the award potential), adjusted ROIC (20% of the award potential), and leverage ratio (net debt to adjusted EBITDA) (20% of the award potential), which are the most important drivers of the Company’s long-term success.

We regularly review our compensation program to align with best practices and to confirm our program supports our pay for performance philosophy. We intend to continue our stockholder outreach activities to understand investor perspectives firsthand and incorporate that feedback into our program.

Executive Compensation Program Philosophy

Our executive compensation program is designed to:	•	Attract and retain individuals with the skills to develop and execute the strategy and advance the Company culture necessary for us to achieve long-term growth;
	•	Maintain a strong pay for performance work environment;
	•	Motivate our executives and align their interests with those of our stockholders by delivering more at-risk pay for senior executives;
	•	Reward our executives fairly over time for performance that enhances stockholder value;
	•	Emphasize consistent and sustainable top and bottom-line growth; and
	•	Not encourage excessive risk taking.
Our executive compensation program is also designed to reinforce a sense of ownership in the Company and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate performance metrics established by the Compensation Committee.
The program measures achievement of corporate financial goals. These goals support our short- and long-term business strategies and are aligned with the interests of our stockholders. By aligning all executives to corporate financial goals, we encourage a shared focus and collaborative work toward strong, long-term operating performance. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance. Our compensation programs provide assurances of stability and a focus on the long term, together with an insistence on personal integrity and compliance.
How We Make Decisions Regarding Executive Pay
The Compensation Committee, management and the Compensation Committee’s independent compensation consultant (which was Semler Brossy for purposes of fiscal 2020 compensation) each play a role in designing our executive compensation program and determining performance levels and associated payouts. We also look at market data and take into consideration stockholder views about executive compensation expressed in our stockholder engagement process, as described above.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the performance thresholds and the financial and strategic performance metrics applicable to executive officers under our annual cash incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2020—Performance-Based Annual Cash Incentive Compensation” and sets performance metrics applicable to the performance-based component of our long-term equity incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2020—Long-Term Equity-Based Incentive Program”. The Compensation Committee is responsible for approving our employment policies and agreements impacting executive officers. The Compensation Committee also evaluates actual corporate and individual performance against the established goals and determines appropriate levels of compensation for our executives. The Compensation Committee makes all decisions with respect to, and approves, compensation for our executive officers, including base salary, annual cash incentive, long-term equity incentive, and benefits, except that the compensation of our CEO is further reviewed and ratified by the independent members of our Board.
As part of the compensation approval process for our executive officers, the Compensation Committee considers the views and recommendations of management, particularly our CEO. For our CEO, we have established an annual performance evaluation process, which includes a self-assessment by the CEO and a formal performance assessment by the full Board, which is considered in setting the CEO’s annual compensation. In setting the compensation for all of our executive officers, the Compensation Committee considers the recommendation of its independent compensation consultant as described in greater detail below.
Role of Management
Our CEO and Chairman and CHRO provide the Compensation Committee with an assessment of our corporate performance, market pay practices, and the performance of our executive officers and make recommendations for the compensation of our other executive officers based on this assessment, including recommendations for pay mix and the nature of performance metrics that best support our business objectives. Additionally, our CEO and Chairman, CHRO and CFO discuss with the Compensation Committee management’s internal projections with respect to a variety of performance metrics and operations goals for future fiscal years on which performance-based compensation will be based. The Chief Legal Officer, General Counsel and

Corporate Secretary advises on the foregoing matters and provides guidance on governance principles and practices, investor perspectives and regulatory trends and analyses in the context of executive compensation determinations.
No executive officer makes any decision on any element of his or her own compensation, and our CEO and Chairman does not participate in deliberations regarding his compensation, which is recommended by the Compensation Committee to the full Board.
Role of Independent Compensation Consultant
The Compensation Committee selected and directly retained Semler Brossy as its compensation consultant during fiscal 2020 to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including designing and establishing our executive compensation program for fiscal 2020 and fiscal 2021. Semler Brossy provided input and guidance related to our fiscal 2020 and fiscal 2021 incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures, and summarized and provided perspective on market developments related to executive compensation, including regulatory requirements and related disclosures. Semler Brossy only provides services to the Compensation Committee. It does not provide any services to management. The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules, as described below, and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee. In the future, the Compensation Committee may retain other similar consultants.
As mentioned above, the Compensation Committee analyzed whether the work of Semler Brossy as its compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) Semler Brossy does not provide any other services to the Company; (ii) the amount of fees the Company paid to Semler Brossy represents less than 2% of Semler Brossy’s total revenues; (iii) Semler Brossy maintains policies and procedures designed to prevent conflicts of interest; (iv) Semler Brossy does not have any business or personal relationship with any executive officer of the Company; (v) neither Semler Brossy nor any member of its consulting team directly owns any stock of the Company; and (vi) Semler Brossy does not have any known business or personal relationship with any member of the Committee. The Committee determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultant to the Committee does not create any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis. The Compensation Committee also annually evaluates the performance of its consultants and maintains a pre-approval policy for consultant fees.
Competitive Marketplace Assessment
In making compensation decisions, the Compensation Committee periodically, generally once per annum in August or September, reviews the compensation packages for officers in like positions with similar responsibilities at “peer” organizations, i.e. those organizations that are similar to our Company.
In setting compensation for Named Executive Officers for fiscal 2020, the Compensation Committee considered Willis Towers Watson Retail/Wholesale survey data for companies in the retail/wholesale distribution sector with revenues comparable to ours, as well as the following companies, the Comparator Group:

Food- and Distribution-Related Companies of Comparable Size

Company	GICS Sub-Industry	Revenue ($ in millions)	Market Value ($ in millions)
Sysco Corporation	Food Distributors	$52,893	$26,828
Tech Data Corporation	Technology Distributors	$36,998	NA
Arrow Electronics, Inc.	Technology Distributors	$28,917	$5,560
Performance Food Group Company	Food Distributors	$25,086	$3,712
SYNNEX Corporation	Technology Distributors	$23,757	$6,423
US Foods Holding Corp.	Food Distributors	$25,939	$4,472
CDW Corporation	Technology Distributors	$18,032	$16,544
Avnet, Inc.	Technology Distributors	$17,634	$2,639
Core-Mark Holding Company, Inc.	Distributors	$13,329	$1,196
Pilgrim’s Pride Corporation	Packaged Foods and Meats	$11,409	$3,746
Henry Schein, Inc.	Health Care Distributors	$9,986	$9,812
SpartanNash Company	Food Distributors	$8,536	$750

Summary Statistics (n=12)
75th Percentile		$26,683	$8,118
Median		$20,895	$4,472
25th Percentile		$12,849	$3,175
United Natural Foods, Inc.	Food Distributors	$26,514	$1,086
Percentile Rank		74P	8P
Source: CapIQ; Revenue as of most recent filed 10-K on November 10, 2020 and Market Cap as of UNFI fiscal year end on August 1, 2020 Tech Data ceased trading on June 29, 2020.
Market data is only one factor that the Compensation Committee considers when making determinations regarding executive compensation. Other factors considered include individual performance, internal pay equity, scope of responsibilities, tenure, criticality of the position and executive retention concerns, and the need to recruit new officers. The Compensation Committee does not target a specific positioning versus the market for each role and takes into account all the above factors in determining the competitiveness of our compensation.
Components of Our Executive Compensation Program for Fiscal 2020
Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our executive compensation program in fiscal 2020 and how each component supports our compensation philosophy are set forth in the table below.

Component	How It Supports Our Compensation Philosophy
Base Salary	Provides competitive level of compensation to attract and retain top talent
Performance-based annual cash incentive	At-risk, variable pay to motivate our executives to achieve short-term (annual) business objectives within appropriate risk parameters
Long-term equity awards in the form of time-based vesting restricted stock units, or RSUs, and performance-based vesting restricted stock units, or PSUs	At-risk, variable pay that motivates our executives to focus on multi-year operational performance and stockholder value; also a long-term retention tool
Other compensation and benefits, including minimal perquisites and participation in benefit plans generally available to all our employees, such as the 401(k) Plan	Assist in attracting and retaining top talent by providing competitive benefits, with minimal perquisites

Pay Mix
When setting target total compensation for fiscal 2020 for the Named Executive Officers other than our CEO, the Compensation Committee determined that total target compensation should be weighted toward variable, at-risk pay, and a significant percentage should consist of equity-based compensation. We believe this approach appropriately aligns executive compensation with financial results and provides a balance between managing risk and incentivizing our management team to create short- and long-term stockholder value by achieving pre-established strategic performance objectives. The Compensation Committee determined that a separate pay structure for our CEO is necessary to deliver competitive pay while emphasizing at-risk incentives within the design. The charts below illustrate the mix of pay elements for 2020 at target for our CEO (85% at-risk pay) and the average for our other NEOs, excluding Mr. Zechmeister who resigned in early fiscal 2020, (76% at-risk pay).
Base Salary
As described above, for fiscal 2020, the Compensation Committee considered data from the Willis Towers Watson Retail/Wholesale survey as well as proxy data from the Comparator Group for the second and third highest paid executive and CFO roles. Base salaries were generally targeted at the median of these data sources. Mr. Spinner’s salary, although unchanged, was generally aligned with market midpoints for both the general industry and the comparator group. Mr. Griffin’s salary was also at market, and therefore no increase was given. With the expanded roles of Messrs. Howard, Dorne, Testa and Ms. Sutton, the competitive market assessment determined that their base salaries were below market for an executive performing comparable duties in the Comparator Group, and their salary increases reflect our attempt to close this gap. Increases for Messrs. Dorne and Testa represent the additional chief operating officer duties they assumed in connection with Mr. Griffin’s retirement. Their increased responsibilities commenced on March 8, 2020, with a transition period through Mr. Griffin’s retirement at the end of July 2020.
Set forth below are the fiscal 2019 and fiscal 2020 base salaries for the Named Executive Officers and the percentage change between periods, as well as the further changes to base salaries in connection with the management changes in the third quarter of fiscal 2020 and the percentage change from the fiscal 2020 base salary set at the beginning of fiscal 2020.

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary(1)	Percentage Change	Base Salary (Effective Third Quarter)(2)	Percentage Change
Steven L. Spinner	$1,200,000	$1,200,000	—%	$1,200,000	—%
John W. Howard	$550,000	$550,000	—%	$600,000	9%
Eric A. Dorne	$500,000	$540,000	8%	$750,000	39%
Jill E. Sutton	$465,000	$510,000	10%	$510,000	—%
Christopher P. Testa	$450,000	$550,000	22%	$750,000	36%
Sean F. Griffin	$930,000	$930,000	—%	$930,000	—%
Michael P. Zechmeister	$675,000	$675,000	—%	$675,000	—%

(1)	Reflects changes made by the Compensation Committee during its annual review, effective November 3, 2019.

(2)
Reflects changes made to Mr. Howard’s base salary in connection with his appointment to Chief Financial Officer, effective on February 9, 2020, and to Messrs. Dorne’s and Testa’s base salary in connection with their assumption of additional responsibilities, effective on March 8, 2020.

Performance-Based Compensation Metrics
The Compensation Committee is responsible for setting the minimum, target and maximum or “stretch” performance levels (objectives that must be achieved) and related payout levels from $0 to maximum payout for our performance-based compensation discussed below. Receipt of this compensation is contingent upon satisfaction of corporate-wide metrics established by the Compensation Committee.
The Compensation Committee retains the ability to adjust targets in certain circumstances, including in the event that unbudgeted or unforeseen events would materially impact the metric, such that it is not reflective of actual underlying operating performance that it was designed to assess. In making any such adjustment, consistent with established guidelines that allow for consistency in consideration from year to year, the Compensation Committee reviews, among other things, the original target and the budget upon which the target was based, whether the events giving rise to a potential adjustment had occurred or were contemplated at the time the performance targets were established and whether these factors were related to our core operating performance. After consideration of these factors, the Compensation Committee may determine to make adjustments to metrics or payouts where, absent such adjustment, the payout would not, in the Compensation Committee’s determination, be reflective of actual performance. For the payouts described below, the Committee determined no such adjustments to the pre-established targets were necessary.
Performance-Based Annual Cash Incentive Compensation
Performance Metrics. The factors considered in setting the target compensation for fiscal 2020 continued to focus and align everyone on adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a key metric tied to our long-term business performance. We believe using adjusted EBITDA as a performance metric focuses our executive officers on growth in core operational performance and rewards all officers for achievement of this important driver of overall financial performance. For information on how we calculate adjusted EBITDA, a non-GAAP measure, and a reconciliation of adjusted EBITDA to net income, please see Annex B.
Performance-Based Annual Cash Incentive Targets (Potential Payouts). For our Named Executive Officers, the annual cash award targets, or potential payouts, for fiscal 2020 at various Company-wide performance levels were set as percentages of base salary earned, and prorated if applicable to changes in base salary over the fiscal year, as follows:

	Applicable Targets as % of Fiscal 2020 Salary
Named Executive Officer	Threshold (50%)	Target (100%)	Stretch (150%)
Steven L. Spinner	75.0%	150.0%	225.0%
John W. Howard	50.0%	100.0%	150.0%
Eric A. Dorne	43.7%	87.3%	131.0%
Jill E. Sutton	37.5%	75.0%	112.5%
Christopher P. Testa	43.8%	87.5%	131.3%
Sean F. Griffin	62.5%	125.0%	187.5%
Michael P. Zechmeister	—%	—%	—%
For example, if the Company achieved its targets at the threshold level, Mr. Spinner’s potential cash incentive would be an amount equal to 75% of his base salary; at target level, he would potentially receive a cash incentive in an amount equal to 150% of his base salary; and at the stretch level he would potentially receive an award equal to 225% of his base salary. The actual payout would also depend, however, on whether the Company met the threshold performance level. If performance were below the threshold level, there would be no payout.
The bonus opportunities described above reflect a pro-rated adjustment made to reflect the increased responsibilities assumed by Messrs. Howard, Dorne and Testa in the third quarter of fiscal 2020. The full-year target for each of these executives was increased from 75% to 100% of base salary, effective upon their assumption of these responsibilities, while the targets for each of Messrs. Spinner and Griffin and Ms. Sutton remained unchanged.
Performance Target. In setting the performance target for fiscal 2020, the Compensation Committee reviewed historical levels of performance, expected initiatives in connection with the integration of the combined company, and the competitive environment. In establishing the intended degree of difficulty of the payout level for adjusted EBITDA, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the initial targets related to “threshold” performance were achievable in light of budgeted expectations, but the payouts for “target” performance and “stretch” performance each required significant improvement over the prior year’s comparable performance, after taking into account the impact of important Company-

specific initiatives designed to support our growth and enhance our long-term operating results, including significant integration efforts. We believe that one of the best indicators of how difficult a performance metric was to achieve is reflected in the level of payout the executive actually received with respect to the metric, measured against the financial results the Company achieved.
To promote a shared focus by all executives on improving the core operating performance of the Company, annual incentive compensation for all Named Executive Officers was weighted 100% on adjusted EBITDA, the Company’s most critical driver of financial performance.
Determination of Performance-Based Annual Cash Incentive Plan Payouts. Annual cash incentive plan goals for Named Executive Officers for fiscal 2020 were set by the Compensation Committee at the following amounts of adjusted EBITDA:

Performance Measure	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Adjusted EBITDA in $000’s	$463,872	$579,839	$695,807	50%	100%	150%
In September 2020, the Compensation Committee reviewed with management our financial results for fiscal 2020. The Compensation Committee determined the level at which adjusted EBITDA had been achieved as set forth below:

Performance Metric	Target	Actual		Performance as a Percentage of Target
Adjusted EBITDA in $000’s	$579,839	$672,922	(1)	116%

(1)	See Annex B for a reconciliation to the most comparable GAAP metric.
The Company exceeded its adjusted EBITDA target for fiscal 2020. The payout amounts below were linearly interpolated for results between target and maximum or “stretch” performance, which resulted in a 140.13% payout as a percentage of target. The payout amounts reflect performance in fiscal 2020 that significantly exceeded the established performance objective, demonstrating the effectiveness of our pay for performance incentive plans. Payments of the bonus amount were made in a lump sum following the filing of our Annual Report on Form 10-K for the year ended August 1, 2020.

	Performance-Based Annual Incentive
Named Executive Officer	Target (1)	Actual
Steven L. Spinner	$1,800,000	$2,522,394
John W. Howard	$567,308	$794,985
Eric A. Dorne	$536,828	$752,274
Jill E. Sutton	$374,063	$524,185
Christopher P. Testa	$530,049	$742,774
Sean F. Griffin	$1,162,500	$1,629,046
Michael P. Zechmeister (2)	$—	$—

(1)	Based on prorated salary and bonus target changes during the fiscal year where applicable.

(2)	Mr. Zechmeister resigned prior to the bonus payout date and therefore forfeited any potential bonus payout.
Long-Term Equity-Based Incentive Program
2020 Grant of Time- and Performance-Based Vesting Restricted Stock Units. Our long-term equity-based incentive program in fiscal 2020 for our Named Executive Officers consisted of RSUs and PSUs. Approximately 50% of the aggregate grant date fair value of these units awarded to Named Executive Officers represented RSUs that vest ratably over three years and 50% were PSUs that cliff-vest at the end of a three-year performance period.
The Compensation Committee believes that a mix of time- and performance-based vesting restricted stock units provides a Named Executive Officer with an incentive to improve our stock price performance and a direct alignment with stockholders’ interests, as well as a continuing stake in our long-term success. As described above, in fiscal 2020, we made further changes to our program based on investor feedback and market practice of longer performance periods for equity awards to align vesting periods to three years.
In fiscal 2020, the Compensation Committee determined the target grant date fair value of equity awards for our compensation program was to be based on percentages of the recipient’s then base salary dependent on the eligible employee’s position within the Company. For our Named Executive Officers, the percentages were:

Steven L. Spinner	425%
John W. Howard (1)	N/A
Eric A. Dorne (2)	150%
Jill E. Sutton	150%
Christopher P. Testa	200%
Sean F. Griffin	250%
Michael P. Zechmeister (3)	—%

(1)
In connection with Mr. Howard’s appointment as our CFO in February 2020, his target was increased to 200%, applicable for fiscal 2021. He received a fixed value of equity awards in RSUs and PSUs of $149,995 and $149,996, respectively, as part of his original offer of employment as Senior Vice President, Finance and then a 3-year cliff vested retention award of $549,996 on October 4, 2019.

(2)	In connection with Mr. Dorne’s promotion to Chief Operating Officer in March 2020, his target percentage was increased to 200%, applicable for fiscal 2021.

(3)	Given Mr. Zechmeister’s resignation, he did not receive an equity award.
These grants were made in December 2019, following approval by our stockholders of our 2020 Equity Incentive Plan, and the vesting periods were aligned to our pre-set annual grant date in October, established pursuant to our Equity Grant and Settlement Policy.
Performance-Metrics for Performance Units. PSUs granted in fiscal 2020 (December 2019) are subject to three metrics that the Compensation Committee believes are critical to our long-term strategy. The performance criteria and weighting of these PSUs are as follows: fiscal 2020-2022 adjusted EPS growth, weighted at 60%; fiscal 2022 adjusted return on invested capital (adjusted ROIC), weighted at 20%; and fiscal 2022 Leverage (Net Debt/Adjusted EBITDA), weighted at 20%, described below.
Adjusted EPS Growth. At the end of 3 years, adjusted EPS growth is based on the average achievement against the 3-year performance goals and metrics. Adjusted EPS growth rate targets are set for each year at the time of grant as a rate of growth compared to the prior year actual adjusted EPS. This design is intended to keep management engaged throughout the three-year cycle even if there is under-performance in one year; or, conversely, if the maximum growth is achieved in one year, management must still meet predetermined growth goals in subsequent years. For example, if our executives were to significantly outperform relative to the year-one adjusted EPS target, they must still achieve the pre-determined growth rate targets in the second and third years to attain an above-target payout. The Compensation Committee believes that including an adjusted EPS metric aligns executives’ interest with long-term stockholder interests.
Fiscal 2022 Adjusted ROIC. Adjusted ROIC is defined as net operating profit after income taxes, divided by the sum of total debt (including finance lease obligations) and stockholders’ equity, plus or minus certain adjustments falling into categories approved by the Compensation Committee. Fiscal 2022 adjusted ROIC target was set based on our long-range plan and expected initiatives. The Compensation Committee believes this metric drives long-term value by emphasizing prudent investments and effective capital management.
Fiscal 2022 Leverage (Net Debt/Adjusted EBITDA). For the purposes of the long-term incentive plan, Leverage represents the ratio of total net debt (including finance lease obligations) to the last four quarters adjusted EBITDA. The Compensation Committee believes that, consistent with stockholder feedback, the leverage ratio metric supports a focus on our stated commitments to pay down our outstanding debt. Fiscal 2022 Leverage target was set based on our long-range plan and expected initiatives.

In addition to the performance criteria tied to the three financial metrics described above, the Compensation Committee approved a feature pursuant to which the number of units that will vest will be adjusted upward or downward by up to 10% depending on how our common stock price performs relative to the S&P Mid Cap 400 Index (“Relative TSR”) over the three-year performance period ending on the close of fiscal 2022.
The Compensation Committee believes this design focuses our management team on improving core operational performance and long-term value creation. Targets were based on long-term projections for all three fiscal years, taking into account the Supervalu acquisition, related synergies, our desire to divest our retail holdings and manage long-term debt while continuing to invest in future business growth. The applicable Named Executive Officers are eligible to earn between 0% and 150% of their targeted award, depending on our performance during the relevant measurement period. Each metric must meet a minimum threshold level of performance for any payout to occur (shown below).

Performance Measures	Weight	Threshold	Target	Stretch	Threshold Payout(1)	Target Payout(1)	Stretch Payout(1)
Fiscal 2020-2022 adjusted EPS Growth	60%	70%	100%	130%	50%	100%	150%
Fiscal 2022 adjusted ROIC	20%	90%	100%	110%	50%	100%	150%
Fiscal 2022 Leverage (Net Debt/adjusted EBITDA)	20%	110%	100%	90%	50%	100%	150%

(1)	Payout subject to 10% adjustment based on Relative TSR.
The performance metrics underlying these performance units were established by the Compensation Committee based on our business planning process with target level of performance established at levels that were, at the time of the grant, consistent with our internally prepared projections, with significant improvements over those projections required to achieve above-target payouts and a threshold level below which none of the performance units would be earned.
Prior Long-Term Equity-Based Incentive Program, Results and Payouts
Fiscal 2019. The performance-based restricted stock units granted in fiscal 2019 (September 2018) have two equally weighted metrics: fiscal 2020 adjusted EBITDA, calculated based on forecasted results for UNFI plus Supervalu after the acquisition, which closed in October 2018, and fiscal 2020 adjusted ROIC, calculated in a similar manner. The applicable Named Executive Officers were eligible to earn between 35% and 200% of their targeted award, depending on our performance during the relevant measurement period across the threshold, target and maximum levels below. Adjusted EBITDA and adjusted ROIC are non-GAAP metrics. A reconciliation to the nearest GAAP metrics is provided in Annex B.

Performance Measures	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Fiscal 2020 Adjusted EBITDA in $000’s (1)	50%	$672,107	$763,758	$855,409	35%	100%	200%
Fiscal 2020 Adjusted ROIC	50%	3.44%	3.91%	4.38%	35%	100%	200%

(1)	“Target” is based on original acquisition target, excluding retail, which was in discontinued operations at the time the target was set.
In addition to the performance criteria tied to adjusted EBITDA and adjusted ROIC, the grants included a provision for adjustment of the number of units that will vest upward or downward by up to 10% depending on the Relative TSR over the two-year performance period. The number of units that will vest is adjusted up or down proportionally by up to 10% based on the number of basis points difference between our performance and the performance of the S&P Mid Cap 400 Index.
In September 2020, the Compensation Committee reviewed performance against the two-year performance period ending in fiscal 2020. Fiscal 2020 adjusted EBITDA was $572.6 million when excluding adjusted EBITDA of our retail segment from our reported adjusted EBITDA, and adjusted ROIC was 3.57%.
Adjusted EBITDA was below threshold and resulted in 0% payout on that metric. Adjusted ROIC was 91.4% of target, resulting in metric payout of 53.5% and a weighted payout of 26.74%. After application of the Relative TSR modifier, payout was reduced to 24.07%. See Annex B for reconciliation to the most comparable GAAP metrics for adjusted EBITDA and adjusted ROIC.

Performance Measures	Target	Actuals	Achievement	Metric Payout	Final Weighted Payout
Fiscal 2019-2020 Adjusted EBITDA in $000’s	$763,758	$572,660	75%	—%	—%
Fiscal 2019-2020 Adjusted ROIC	3.91%	3.57%	91.4%	53.5%	26.74%
The number of earned PSUs was then adjusted downward by 10% as a result of application of the Relative TSR modifier, for a final payout of 24.07%. The table below shows the number of shares earned compared to target.

Named Executive Officer(1)	Shares at Target	Metric Payout %	Shares at Metric Payout	Final Shares After -10% TSR Modifier
Steven L. Spinner	116,667	26.74%	31,197	28,077
John W. Howard	—	—	—	—
Eric A. Dorne	13,736	26.74%	3,673	3,305
Jill E. Sutton	12,611	26.74%	3,372	3,034
Christopher P. Testa	13,400	26.74%	3,583	3,224
Sean F. Griffin	87,538	26.74%	23,408	21,067

(1)	Mr. Zechmeister resigned prior to the end of the performance period and forfeited his award. Mr. Howard was not employed by the Company at the time these awards were granted.
The payouts under the 2019 PSUs reflect our executive compensation program’s pay for performance structure. Despite exceeding performance expectations in fiscal 2020, under-performance against targets in the prior year resulted in a lower final payout, which demonstrates that consistent financial performance over the performance period is required to achieve the robust targets set by our Compensation Committee.
Other Compensation and Benefits
The Named Executive Officers are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, the Named Executive Officers were eligible to participate in the Deferral Plans prior to such plans being frozen in February 2019 and funds distributed in March 2020. These Deferral Plans were terminated and paid out in fiscal 2020. For a description of the Deferral Plans, see “Executive Compensation Tables—Nonqualified Deferred Compensation—Fiscal 2020” below. We do not have any defined benefit pension plans available to our Named Executive Officers.
Additional Benefits. We provide certain Named Executive Officers with additional benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer’s total compensation and include, for certain Named Executive Officers, contributions to our defined contribution plan, relocation expenses and commuting air and travel reimbursement. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.
Retirement. Under the Company’s prior stock incentive plan and related award agreements with executives, an executive who retired would generally forfeit his or her awards if they had not yet vested. In the second quarter of fiscal 2019, after reviewing retirement provisions and practices for the treatment of equity awards at comparable companies, the Compensation Committee determined to change the terms of its long-term compensation awards to incentivize employees who might consider retiring to remain focused on the long-term best interests of the Company regardless of their personal retirement plans, which could otherwise create bias toward short-term performance. Accordingly, the Committee determined that time-vesting RSUs will continue to vest during retirement on the same terms as they would if the executive had not retired, but without the requirement that they remain employed. PSUs will be treated similarly on retirement, but subject to actual performance at the time when achievement of performance objectives are measured. In addition, an executive’s equity awards granted in the year of retirement will be prorated to reflect the service period prior to the date of retirement. Qualified retirement is defined as voluntary termination of employment by an employee who has reached age 59 or older and who has achieved at least 10 years of service to the Company.
Components of Executive Compensation Program for Fiscal 2021
In September 2020, to further align executive pay to market, our Compensation Committee made the following changes to base salary for the Named Executive Officers, effective November 1, 2020:

Named Executive Officer	Fiscal 2020 Base Salary (1)	Fiscal 2021 Base Salary	% Change
Steven L. Spinner	$1,200,000	$1,200,000	—%
John W. Howard	$600,000	$625,000	4%
Eric A. Dorne	$750,000	$750,000	—%
Jill E. Sutton	$510,000	$580,000	14%
Christopher P. Testa	$750,000	$750,000	—%

(1)	Reflects annual rate as of the end of fiscal 2020.

Ms. Sutton’s adjustment to market reflects her oversight of the Company’s risk and safety, real estate, labor relations and environmental functions in addition to her responsibilities in her role as Chief Legal Officer, General Counsel and Secretary. The Compensation Committee adjusted Ms. Sutton’s annual cash incentive plan target as a percent of base salary from 75% to 85% to better align her overall pay against market. The Committee determined to make no additional changes to the long-term incentive plan targets. Accordingly, fiscal 2021 targets are as set forth below.

Named Executive Officer	Fiscal 2021 Annual Cash Incentive Plan Target (as a percent of Base Salary)	% Change from fiscal 2020	Fiscal 2021 Long-Term Incentive Plan Target (as a percent of Base Salary)	% Change from fiscal 2020
Steven L. Spinner	150%	—%	425%	—%
John W. Howard	100%	—%	200%	—%
Eric A. Dorne	100%	—%	200%	—%
Jill E. Sutton	85%	13%	150%	—%
Christopher P. Testa	100%	—%	200%	—%
In September 2020, the Compensation Committee approved a performance share unit award to Ms. Sutton valued at $500,000 in recognition of her extraordinary performance during the year, including her oversight of the Company’s business continuity planning and risk and safety programs in response to the COVID-19 pandemic, making the safety and well-being of our associates a top priority. The award will vest at the end of a three-year performance period subject to achievement of a cumulative adjusted EBITDA target.
Employment, Severance and Change in Control Agreements
We are party to employment agreements with Mssrs. Spinner and Griffin, as well as severance and change in control agreements with Messrs. Howard, Dorne and Testa and Ms. Sutton. The capitalized terms “Cause,” “Good Reason” and “Change in Control” in this section are used as defined in those agreements.
Employment Agreement with Steven L. Spinner
Our employment agreement with Mr. Spinner (the “Spinner Employment Agreement”) was most recently amended on February 6, 2020. Prior to the February 2020 amendment, the Spinner Employment Agreement provided for a term ending on July 31, 2020. Under the agreement prior to the amendment, a failure by the Company to renew the term beyond such date would be deemed to be termination of Mr. Spinner’s employment without Cause, entitling him to receive severance. In February 2020, the Board extended the term of the Spinner Employment Agreement, through the end of the 2021 fiscal year (July 31, 2021), or such earlier date as his successor is duly appointed, and made certain changes in the timing of potential severance payments designed to assure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Spinner Employment Agreement, if Mr. Spinner’s employment is terminated without Cause, including non-renewal of the term, or Mr. Spinner resigns for Good Reason, Mr. Spinner will be entitled to 200% of his current (a) base salary and (b) annual cash incentive bonus based on target performance, to be paid out in a lump sum no later than 190 days from the date of his separation. Other payments include prorated annual bonus, at actual levels of performance, and a lump sum cash payment of $35,000 for medical benefits, payable as provided in the Spinner Employment Agreement upon termination without Cause. As Mr. Spinner is retirement eligible under the terms of the agreement (having attained fifty-nine (59) years of age and provided ten (10) years of service to the Company), upon his separation from the Company, his outstanding time-based equity awards will vest in full and performance-based awards will continue to vest, based on actual performance.
If Mr. Spinner’s employment is terminated without Cause or he resigns for Good Reason following a Change in Control but before July 31, 2021, he would be entitled to: (a) 2.99 times his then current base salary, (b) 2.99 times the current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company’s actual results when measured against the performance metrics applicable to Mr. Spinner for that period. Mr. Spinner would also be entitled to $105,000 that he may use to pay for medical benefits for himself and his dependents. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to Mr. Spinner would be treated in accordance with the applicable award agreements evidencing such equity-based awards and any applicable election forms related thereto. Mr. Spinner will not be entitled to any other severance payments. If a Change in Control has not yet occurred, but Mr. Spinner is replaced as CEO and Chairman of the Board in connection with or in anticipation of a Change in Control prior to July 31, 2021, Mr. Spinner will also be entitled to the compensation described above as if the Change in Control already occurred. If, however, an agreement to effect a Change in Control has been entered into but not yet completed, and Mr. Spinner remains the CEO until July 31, 2021, then Mr. Spinner will be entitled to the general severance payments described above available for any termination without Cause, but not the Change in Control severance payments described in this paragraph.

The Spinner Employment Agreement contemplates that if any payments or benefits otherwise payable to Mr. Spinner constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will either be (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Mr. Spinner on an after-tax basis, of the greatest amount of benefits.
Receipt of any severance payments or benefits is conditioned upon Mr. Spinner’s release of claims against the Company and its officers and directors.
The Spinner Employment Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, as well as provisions requiring the assignment of certain intellectual property rights to the Company. The agreement also contains non-competition and non-solicitation restrictive covenants that remain in existence for one year or, in the event of termination for “Cause” or without “Good Reason,” two years following Mr. Spinner’s termination.
Finally, the Spinner Employment Agreement provides that the Company may seek recoupment for incentive compensation in any of the circumstances covered by the Company’s recently amended recoupment policy or any violation of the covenants in the Spinner Employment Agreement relating to non-competition, non-solicitation, and nondisclosure and nonuse of confidential information.
Employment Agreement with Sean F. Griffin
Our employment agreement with Mr. Griffin was most recently amended on February 6, 2020. Prior to February 6, 2020, the employment agreement provided for an initial term ending on July 31, 2021 and renewing automatically for successive period of one year thereafter. Prior the to amendment, the Company’s termination of Mr. Griffin’s employment without Cause prior to July 31, 2021 or its failure to renew the term of the agreement would entitle him to severance. Pursuant to the February 6, 2020 amendment, the Company and Mr. Griffin agreed that he would continue his employment until July 31, 2020, and that, at the Company’s request, he would provide consulting services until November 5, 2020.
Under the employment agreement as amended, following the termination of Mr. Griffin’s employment on July 31, 2020, he became entitled to payment of an amount equal to 1.0 times the sum of his (i) base salary and (ii) target annual bonus, payable installments over one year commencing no sooner than 60 days after July 31, 2020. As Mr. Griffin was retirement eligible under the terms of his employment agreement (having attained fifty-nine (59) years of age and provided ten (10) years of service to the Company), his outstanding time-based equity awards vested in full. while his performance-based awards will continue to vest and be payable, based on actual performance. Mr. Griffin is not eligible for any further equity awards and was paid a short-term bonus for full-year fiscal 2020, based on actual performance.
Pursuant to his employment agreement, Mr. Griffin and the Company mutually agreed upon a form of release, effective July 31, 2020 as a result of his resignation.
In addition, as in the case of the Spinner Employment Agreement, Mr. Griffin’s employment agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company and provisions requiring the assignment of certain intellectual property rights to the Company. Mr. Griffin’s agreement also includes non-competition and non-solicitation restrictive covenants which will remain in existence for one year after his resignation.
Finally, like the Spinner Employment Agreement, Mr. Griffin’s employment agreement provides that the Company may seek recoupment for incentive compensation in any of the circumstances covered by the Company’s recently amended recoupment policy or any violation of the covenants relating to non-competition, non-solicitation, and nondisclosure and nonuse of confidential information.
Severance Agreements and Change in Control Agreements
We are currently a party to severance agreements and change in control agreements with each of Messrs. Howard, Dorne and Testa and Ms. Sutton. The Compensation Committee believes that the protections afforded in these severance agreements and change in control agreements are reasonable and are an important element in retaining our executive officers. We amended the severance and change in control agreements on October 23, 2019, as described below.
Each of the severance agreements includes non-solicitation, non-competition and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period following termination of employment for any reason. The change in control agreements also include non-solicitation and non-competition provisions, which apply during the employment period and continue for a two-year period, and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period, following a termination of employment that occurs within two years after a Change in Control. The severance and change in control agreements also contain confidentiality provisions that are not subject to a term. None of our executives is a party to an agreement providing for “gross up” payments for excise taxes imposed upon termination following a change in control.
The severance agreements include a three-year term (from the October 2019 effective date), subject to extension by mutual agreement of the Company and individual executive officer.
Outside the context of a Change in Control, if we terminate any of the executive officers under these agreements for any reason other than Cause, death, or disability or such executive resigns for Good Reason, we would be required to pay to the executive (i) the executive’s base salary, as in effect as of the termination date of employment for a period of one year following termination of employment, (ii) the prorated portion of the executive’s current-year annual cash incentive payments that would have been owed for the fiscal year in which employment was terminated based on the Company’s actual results when measured against the performance metrics applicable to the executive for that performance period, plus (iii) $35,000 in cash that may be used by the executive to pay for post-termination medical benefits.
Any benefits to be paid upon a Change in Control under the change in control agreements are “double trigger,” which requires both a Change in Control and a termination of a the executive’s employment within two years of the date of the Change in Control, either by us for a reason other than Cause, death or disability or by the executive for Good Reason. Under the change in control agreements, if either a termination of the executive for a reason other than Cause, death or disability or his or her resignation for Good Reason occurs within two years of the date of a Change in Control, the executive would be entitled to receive a lump sum payment equal to (i) a multiple of 2 times his or her base salary, as in effect at the time of termination of employment, (ii) a multiple of 2 times the executive’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the prorated portion of the executive’s current-year annual cash incentive payments that would have been owed for the fiscal year in which employment was terminated, based on the Company’s actual results when measured against the performance metrics applicable to the executive for that performance period.
Under the change in control agreements, we will also be required to make a cash payment in the amount of $105,000 to the executive that may be used to pay for post-termination medical benefits for the executive and his or her dependents. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to the executive will become fully vested, including performance awards, which shall vest at target level of performance unless a greater level of vesting is provided for in the applicable award agreement. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Code. In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following termination without Cause or for Good Reason following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often-times seek protection against the possibility that they might be terminated without Cause or be forced to resign for Good Reason following a Change in Control.
Other Programs, Policies and Considerations
Recoupment (Clawback) Policy
We have in place a recoupment policy applicable to our executive officers, including our Named Executive Officers, other principal officers and certain key employees or former employees designated by the Board or our Chief Executive Officer. Under the policy, if the Company’s financial statements are required to be restated for any reason, except when due to a change in accounting policy that has a retroactive effect, the Board will review all performance-based compensation awarded or earned for all periods materially affected by such restatement. In addition, the Board will review all performance-based compensation awarded or earned that is based on performance metrics that appear to be materially inaccurate or affected in any way by fraud, regardless of whether a restatement of the Company’s financial statements is required. The Board may, to the extent permitted by applicable law, seek recoupment from the persons covered by the policy for the extent of such performance-based compensation as it deems appropriate, after a review of all relevant facts and circumstances, if:

•
the Board determines that the payment of such performance-based compensation was predicated upon the achievement of certain financial statement results that were subsequently corrected, or upon material inaccuracy or fraud, and a lower incentive payment or award would been made based upon the restated financial results or corrected performance metrics; or

•
the Board determines that a person covered by the policy has engaged in conduct that will cause damage to the Company or is inimical or in any manner contrary to the best interests of the Company, and if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics which affects such person’s compensation.

In September 2020, we amended our recoupment policy to provide the Board authority to require forfeiture of incentive compensation in the case of misconduct in violation of law or Company policy, including through failure of an executive’s oversight responsibilities, that results in material financial or reputational harm to the Company. The policy was also amended to require disclosure in the event the Board seeks recoupment or forfeiture pursuant to the recoupment policy, provided that, among other things, the related facts and circumstances giving rise to the recovery have been publicly disclosed.
Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if we are required to restate our financials due to material noncompliance with any financial reporting requirement as a result of misconduct. The Board is aware of this requirement and would consider it to apply in addition to the Recoupment Policy.
Stock Ownership Guidelines
The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and our stockholders. A meaningful ownership stake by our officers demonstrates to our stockholders a strong commitment to our success. Accordingly, the Board has adopted stock ownership guidelines that require our executive officers to hold shares of our common stock having an aggregate market value from time to time which equals or exceeds three times their base salary, and in the case of Mr. Spinner, six times his base salary. Each executive is expected to comply with the policy by the fifth year after he or she became subject to the guidelines. Compliance with the guidelines is tested once per year for as long as the officer is employed by the Company. When calculating whether an officer owns a sufficient number of shares under these guidelines, vested and unvested restricted stock and restricted stock units are included, but unvested stock options do not count. Starting in fiscal 2021, the Compensation Committee strengthened this policy to provide that only 50% of the value of an executive officer’s unvested restricted stock units will count towards ownership, to further align leaders with stockholders and tie their interests to long-term stock price appreciation. Vested stock options and stock appreciation rights count to the extent of their net value after deduction for the exercise price. Officers are not allowed to hedge their interests in the stock held pursuant to the guidelines. The guidelines cover certain senior level associates below the executive officer level, namely, our Senior Vice Presidents, who must hold common stock having an aggregate market value equal to their base salary. They also have a five-year period (commencing in October 2020) in which to meet the requirements. Our guidelines provide that, once in compliance, an officer shall be deemed to remain in compliance despite a subsequent reduction in stock price that may otherwise cause non-compliance. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the accumulation period was reset as of the end of fiscal 2020. Each of our executive officers was in compliance as of August 1, 2020.
Hedging and Insider Trading Policy
Our Insider Trading Policy prohibits our Directors and certain employees, including executive officers, from engaging in certain speculative transactions in our equity securities, including short sales, hedging transactions and pledging our stock as security.
Tax Deductibility of Compensation
When it reviews compensation matters, the Compensation Committee considers, among other matters, the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act, this deduction limit did not apply to compensation that qualified as “performance-based compensation” (as defined in Section 162(m)). The Tax Cuts and Jobs Act eliminated the qualified “performance-based compensation” exemption from Section 162(m), subject to an exception for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017 and has not been modified in any material respect after such date. The Compensation Committee also approved, and may continue to approve, compensation that exceeds the $1 million limitation and is non-deductible. While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses for tax purposes.

Report of the Compensation Committee
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2020.

Jack Stahl, Chair
Daphne J. Dufresne
James P. Heffernan
James L. Muehlbauer

Executive Compensation Tables
Summary Compensation Table—Fiscal Years 2018-2020
The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year indicated; (ii) the aggregate grant date fair value related to all equity-based awards made to the Named Executive Officer for the fiscal year indicated; (iii) non-qualified deferred compensation earnings during the fiscal year where applicable; (iv) all other compensation for the fiscal year indicated; and (v) the dollar value of total compensation for the fiscal year indicated.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)		Total
Steven L. Spinner	2020	$1,200,000	$—	$5,099,987	$—	$2,522,394	$12,612	$29,175	(5)	$8,864,168
Chief Executive Officer and Chairman	2019	1,164,462	—	5,099,897	—	759,556	13,154	63,793		7,100,862
	2018	942,385	—	2,998,780	—	1,013,300	49,025	114,932		5,118,422
John W. Howard(6)	2020	567,308	—	849,987	—	794,985	—	9,577		2,221,857
Chief Financial Officer	2019	—	—	—	—	—	—	—		—
	2018	—	—	—	—	—	—	—		—
Eric A. Dorne	2020	614,808	—	749,993	—	752,274	—	8,767		2,125,842
Chief Operating Officer	2019	492,308	—	750,310	—	160,579	—	11,427		1,414,624
	2018	392,835	—	575,435	—	146,136	—	9,216		1,123,622
Jill E. Sutton(6)	2020	498,750	—	697,487	—	524,185	—	8,631		1,729,053
Chief Legal Officer, General Counsel and Secretary	2019	458,942	40,000	697,674	—	149,696	—	157,277	(9)	1,503,589
	2018	—	—	—	—	—	—	—		—
Christopher P. Testa(6)	2020	605,769	—	899,988	—	742,774	266	10,942		2,259,739
President	2019	458,654	—	899,923	—	149,601	—	11,683		1,519,861
	2018	—	—	—	—	—	—	—		—
Sean F. Griffin	2020	930,000	—	2,324,992	—	1,629,046	38,047	40,637	(7)	4,962,722
(Former) Chief Operating Officer, Chief Executive Officer SUPERVALU	2019	869,077	—	2,325,009	—	472,452	44,937	32,507		3,743,982
	2018	582,577	—	1,100,004	—	325,081	79,936	5,594		2,093,192
Michael P. Zechmeister(8)	2020	38,942	—	—	—	—	2,483	—		41,425
(Former) Chief Financial Officer	2019	652,559	—	1,350,006	—	—	3,201	11,382		2,017,148
	2018	488,571	—	922,762	—	320,717	12,209	13,818		1,758,077

(1)
Amounts shown represent the grant date fair value of awards of time-based vesting restricted stock units and performance units at the target level, as computed under ASC 718 granted during the fiscal year indicated. For performance units, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnotes 1 and 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended August 1, 2020 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of awards of performance units to Mr. Spinner in fiscal 2020, 2019 and 2018, assuming stretch, or maximum, level performance, was $3,824,990, $5,099,675 and $2,998,780 respectively. The grant date fair value of awards of performance units to Mr. Howard in fiscal 2020, assuming stretch, or maximum, level performance, was $224,993. The grant date fair value of awards of performance units to Mr. Dorne in fiscal 2020, 2019 and 2018 assuming stretch, or maximum, level performance, was $562,495, $750,310, and $575,435, respectively. The grant date fair value of awards of performance units to Ms. Sutton in fiscal 2020 and 2019, assuming stretch, or maximum, level performance, was $523,115 and $697,733, respectively. The grant date fair value of awards of performance units to Mr. Testa in fiscal 2020 and 2019, assuming stretch, or maximum, level performance, was $674,991 and $899,676, respectively. The grant date fair value of awards of performance units to Mr. Griffin in fiscal 2020, 2019 and 2018, assuming stretch, or maximum, level performance, was $1,743,744, $2,325,009 and $1,100,003, respectively. The grant date fair value of awards of performance units to Mr. Zechmeister in fiscal 2020, 2019 and 2018, assuming stretch, or maximum, level performance, was $0, $1,349,874 and $922,763, respectively.

(2)
Amounts shown for fiscal 2020 reflect payments made in fiscal 2021 under our annual cash incentive plan related to fiscal 2020 performance. Amounts shown for fiscal 2019 and 2018 reflect payments under our annual cash incentive plan for those fiscal years in fiscal 2020 and fiscal 2019, respectively. For a discussion regarding the annual cash incentive plan, see “Executive Compensation

—Compensation Discussion and Analysis—Components of our Executive Compensation Program for Fiscal 2020—Performance-Based Annual Cash Incentive Compensation.”

(3)
Amounts reported in this column represent earnings on deferred compensation that exceed 120% of the federal applicable long-term rate, which was 1.17%. These amounts, as well as all other earnings on deferred compensation of the Named Executive Officers in fiscal 2020, are included in the table included under “Nonqualified Deferred Compensation—Fiscal 2020” under the column “Aggregate Earnings in Last Fiscal Year.”

(4)	Represents our contributions to a 401(k) account to Messrs. Howard, Dorne, and Testa and Ms. Sutton.

(5)
Represents our contributions to a 401(k) account ($9,500) and commuting expenses ($19,675). Mr. Spinner travels extensively for business between our multiple offices. The amounts included herein reflect travel to our corporate office in Providence, Rhode Island from his office in Pennsylvania.

(6)	Messrs. Howard and Testa and Ms. Sutton were not NEOs all three years, accordingly, compensation information in prior years is not provided.

(7)	Represents our contributions to a 401(k) account ($5,637) and COBRA payment ($35,000) to Mr. Griffin, related to his employment agreement and retirement at the end of fiscal 2020.

(8)	Mr. Zechmeister resigned from the Company as of August 23, 2019.

(9)	Represents relocation expenses ($100,000), a gross up from the preceding benefit ($45,831) and our contributions to a 401(k) account ($11,446).
Grants of Plan-Based Awards in Fiscal 2020
The following table reflects the equity-based awards granted by the Company in fiscal 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)(3)	All Other Option Awards (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Steven L. Spinner	12/19/2019	—	—	—	159,975	319,949	479,924	—	—	—	2,549,994
	12/19/2019	—	—	—	—	—	—	319,949	—	—	2,549,993
	N/A	900,000	1,800,000	2,700,000	—	—	—	—	—	—	—
John W. Howard	12/19/2019	—	—	—	9,410	18,820	28,230	—	—	—	149,996
	10/4/2019	—	—	—	—	—	—	73,825	—	—	549,996
	12/19/2019	—	—	—	—	—	—	18,820	—	—	149,995
	N/A	283,654	567,308	850,962	—	—	—	—	—	—	—
Eric A. Dorne	12/19/2019	—	—	—	23,526	47,051	70,577	—	—	—	374,997
	12/19/2019	—	—	—	—	—	—	47,051	—	—	374,996
	N/A	268,414	536,828	805,242	—	—	—	—	—	—	—
Jill E. Sutton	12/19/2019	—	—	—	21,879	43,757	65,636	—	—	—	348,744
	12/19/2019	—	—	—	—	—	—	43,757	—	—	348,743
	N/A	187,031	374,063	561,094	—	—	—	—	—	—	—
Christopher P. Testa	12/19/2019	—	—	—	28,231	56,461	84,692	—	—	—	449,994
	12/19/2019	—	—	—	—	—	—	56,461	—	—	449,994
	N/A	265,025	530,049	795,074	—	—	—	—	—	—	—
Sean F. Griffin	12/19/2019	—	—	—	72,930	145,859	218,789	—	—	—	1,162,496
	12/19/2019	—	—	—	—	—	—	145,859	—	—	1,162,496
	N/A	581,250	1,162,500	1,743,750	—	—	—	—	—	—	—
Michael P. Zechmeister	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under our annual cash incentive plan for the fiscal year ended August 1, 2020 for “threshold”, “target” and “maximum” performance. Actual amounts paid for these incentives are reflected in the table included under “Summary Compensation Table—Fiscal Years 2018-2020” under the column “Non-Equity Incentive Plan Compensation.”

(2)
These awards that were granted on December 19, 2019 under the 2020 equity incentive plan represent the number of performance units that may be earned with a three-year performance period at “threshold,” “target” and “maximum” levels of performance. Vesting of these performance units is linked to our attaining certain levels of adjusted EPS growth for each fiscal 2020 - 2022, and adjusted ROIC and leverage for fiscal 2022. In addition, the number of performance units that may be earned is increased or decreased by up to 10% based on our Relative TSR for the three-year performance period. At the conclusion of the three-year performance period, the performance units may vest based on our results of these financial metrics. The performance units earned by the Named Executive Officer will be settled in a like number of shares. These performance units are described in more detail in “Executive Compensation

—Compensation Discussion and Analysis—Components of Our Executive Compensation Program for Fiscal 2020—Long-term Equity-Based Incentive Program—2020 Grant of Time- and Performance-Based Vesting Restricted Stock Units.”

(3)
Represents time-based vesting restricted stock units granted in fiscal 2020 to the Named Executive Officers. The RSUs vest in three equal installments beginning on October 6, 2020. The October 4, 2019 grant was awarded to Mr. Howard in connection with his appointment as our Senior Vice President, Finance.

(4)
For grants during fiscal 2020, the amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnote (1) of the table included under “Summary Compensation Table—Fiscal Years 2018-2020.” The grant date fair value of performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal 2020 Year-End
The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of August 1, 2020. This table includes unexercised and unvested stock options, unvested time-based vesting restricted stock units and unvested performance-based vesting restricted stock units. Each equity grant is shown separately for each Named Executive Officer, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Steven L. Spinner	9/10/2010	17,760	—	33.90	9/10/2020	—		—	—	—
	9/12/2011	17,150	—	37.82	9/12/2021	—		—	—	—
	9/13/2012	23,160	—	58.98	9/13/2022	—		—	—	—
	9/16/2013	13,130	—	67.48	9/16/2023	—		—	—	—
	9/19/2014	14,770	—	64.55	9/19/2024	—		—	—	—
	9/15/2016	—	—	—	—	4,620		91,707	—	—
	9/15/2017	—	—	—	—	10,060		199,691	—	—
	9/25/2018	—	—	—	—	40,222		798,407	—	—
	12/11/2018	—	—	—	—	50,518		1,002,782	—	—
	12/19/2019	—	—	—	—	319,949		6,350,988	—	—
	9/25/2018	—	—	—	—	—		—	49,310	978,804
	12/11/2018	—	—	—	—	—		—	67,357	1,337,036
	12/19/2019	—	—	—	—	—		—	159,974	3,175,484
	Totals:	85,970	—	—	—	425,369		8,443,575	276,641	5,491,324
John W. Howard	10/4/2019	—	—	—	—	73,825		1,465,426	—	—
	12/19/2019	—	—	—	—	18,820		373,577	—	—
	12/19/2019	—	—	—	—	—		—	9,410	186,789
	Totals:	—	—	—	—	92,645		1,839,003	9,410	186,789
Eric A. Dorne	9/12/2011	1,362	—	37.82	9/12/2021	—		—	—	—
	9/13/2012	7,700	—	58.98	9/13/2022	—		—	—	—
	9/16/2013	4,280	—	67.48	9/16/2023	—		—	—	—
	9/19/2014	4,630	—	64.55	9/19/2024	—		—	—	—
	9/15/2016	—	—	—	—	25,000	(5)	496,250	—	—
	9/15/2016	—	—	—	—	1,682		33,388	—	—
	9/15/2017	—	—	—	—	3,620		71,857	—	—
	9/25/2018	—	—	—	—	7,747		153,778	—	—
	12/11/2018	—	—	—	—	3,177		63,063	—	—
	12/19/2019	—	—	—	—	47,051		933,962	—	—
	9/25/2018	—	—	—	—	—		—	9,500	188,575
	12/11/2018	—	—	—	—	—		—	4,236	84,085
	12/19/2019	—	—	—	—	—		—	23,525	466,971
	Totals:	17,972	—	—	—	88,277		1,752,298	37,261	739,631

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jill E. Sutton	5/14/2018	—	—	—	—	9,145		181,528	—	—
	9/25/2018	—	—	—	—	7,290		144,707	—	—
	12/11/2018	—	—	—	—	2,753		54,647	—	—
	12/19/2019	—	—	—	—	43,757		868,576	—	—
	9/11/2018	—	—	—	—	—		—	8,940	177,459
	12/11/2018	—	—	—	—	—		—	3,671	72,869
	12/19/2019	—	—	—	—	—		—	21,878	434,278
	Totals:	—	—	—	—	62,945		1,249,458	34,489	684,606
Christopher P. Testa	9/10/2010	4,310	—	33.90	9/10/2020	—		—	—	—
	9/12/2011	4,370	—	37.82	9/12/2021	—		—	—	—
	9/13/2012	4,100	—	58.98	9/13/2022	—		—	—	—
	9/16/2013	3,510	—	67.48	9/16/2023	—		—	—	—
	9/19/2014	3,800	—	64.55	9/19/2024	—		—	—	—
	9/15/2016	—	—	—	—	25,000	(5)	496,250	—	—
	9/15/2016					1,350		26,798
	9/15/2017	—	—	—	—	2,690		53,397	—	—
	9/25/2018	—	—	—	—	10,935		217,060	—	—
	12/19/2019					56,461		1,120,751
	9/25/2018	—	—	—	—	—		—	13,400	265,990
	12/19/2019	—	—	—	—	—		—	28,230	560,366
	Totals:	20,090	—	—	—	96,436		1,914,256	41,630	826,356
Sean F. Griffin	9/12/2011	1,760	—	37.82	9/12/2021	—		—	—	—
	9/13/2012	11,750	—	58.98	9/13/2022	—		—	—	—
	9/16/2013	6,530	—	67.48	9/16/2023	—		—	—	—
	9/19/2014	6,380	—	64.55	9/19/2024	—		—	—	—
	9/15/2016	—	—	—	—	3,160		62,727	—	—
	9/15/2017	—	—	—	—	6,920		137,362	—	—
	12/11/2018	—	—	—	—	65,653		1,303,212	—	—
	12/19/2019	—	—	—	—	145,859		2,895,301	—	—
	12/11/2018	—	—	—	—	—		—	87,538	1,737,629
	12/19/2019	—	—	—	—	—		—	72,929	1,447,641
	Totals:	26,420	—	—	—	221,592		4,398,602	160,467	3,185,270
Michael P. Zechmeister	N/A	—	—	—	—	—		—	—	—
	Totals:	—	—	—	—	—		—	—	—

(1)
All awards granted through 2018 vested or will vest in four equal annual installments beginning on the first anniversary of the date of grant. Awards granted in 2019 and later vest in three annual installments. Mr. Zechmeister forfeited all his unvested awards upon his resignation in August 2019.

(2)
Market value reflects the number of unvested restricted stock units multiplied by $19.85 per share, the closing price of our common stock on the NYSE on July 31, 2020, the last business day of fiscal 2020.

(3)
Represents the number of shares that may be issued pursuant to performance units at the applicable level of performance utilizing the closing price of our common stock on the NYSE on July 31, 2020, the last business day of fiscal 2020. The performance units granted in 2018 are shown at target performance while the 2019 performance units are shown at threshold performance.

(4)
Market value reflects the number of shares that may be issued pursuant to the applicable level of performance, multiplied by $19.85 per share, the closing price of our common stock on the NYSE on July 31, 2020, the last business day of fiscal 2020.

(5)	Messrs. Dorne and Testa’s grant from September 15, 2016 cliff vests on the fourth anniversary of the grant date.

Option Exercises and Stock Vested—Fiscal 2020
The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of RSUs and PSUs during the fiscal year ended August 1, 2020, including (i) the number of shares of stock underlying options exercised in fiscal 2020; (ii) the aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) the number of shares of stock received from the vesting of RSUs during fiscal 2020 and PSUs earned based on fiscal 2020 performance; and (iv) the aggregate dollar value realized upon the vesting of such RSUs and PSUs.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Steven L. Spinner	—	—	74,954	(3)	995,369	(3)
John W. Howard	—	—	—		—
Eric A. Dorne	—	—	12,169	(4)	158,565	(4)
Jill E. Sutton	—	—	10,954	(5)	168,690	(5)
Christopher P. Testa	—	—	10,464	(6)	136,873	(6)
Sean F. Griffin	—	—	25,339		310,156
Michael P. Zechmeister	—	—	—		—

(1)
In connection with the vesting of RSUs and PSUs, our Named Executive Officers surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered but included in this table was: Mr. Spinner—27,237; Mr. Griffin—7,852; Mr. Dorne—4,193; Ms. Sutton—3,323 and Mr. Testa—3,661.

(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NASDAQ Stock Market or NYSE, as applicable, on the vesting date.

(3)
Mr. Spinner was awarded performance units during fiscal 2019, of which 28,077 performance units vested for the two-year performance period ended August 1, 2020 and the like number of shares of our common stock issued in settlement of these units are included herein.

(4)
Mr. Dorne was awarded performance units during fiscal 2019, of which 3,305 performance units vested for the two-year performance period ended August 1, 2020 and the like number of shares of our common stock issued in settlement of these units are included herein.

(5)
Ms. Sutton was awarded performance units during fiscal 2019, of which 3,034 performance units vested for the two-year performance period ended August 1, 2020 and the like number of shares of our common stock issued in settlement of these units are included herein.

(6)
Mr. Testa was awarded performance units during fiscal 2019, of which 3,224 performance units vested for the two-year performance period ended August 1, 2020 and the like number of shares of our common stock issued in settlement of these units are included herein.

Pension Benefits
We do not maintain any defined benefit pension plans for Named Executives Officers.
Nonqualified Deferred Compensation—Fiscal 2020
Until February 2019, our executive officers and directors were eligible to participate in the Deferred Compensation Plan and the Deferred Stock Plan. The Deferral Plans were terminated in February 2019, and amounts therein were distributed in March 2020.
The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation. The purpose of the Deferral Plans was to allow executives and non-employee directors to defer compensation to a non-qualified retirement plan that, in the case of our employees, were in amounts greater than the amount permitted to be deferred under our 401(k) Plan. Under the Deferral Plans, only the payment of the compensation earned by the participant was deferred and there is no deferral of the expense in our financial statements related to the participants’ earnings. We recorded the related compensation expense in the year in which the compensation is earned by the participants.
Under the Deferred Compensation Plan, participants could elect to defer a minimum of $0 and a maximum of 90% of base salary and 100% of bonuses, commissions, and effective January 1, 2007, share unit awards, earned by the participants for the calendar year. Under the Deferred Stock Plan, participants could elect to defer between 0% and 100% of their restricted stock awards. From January 1, 2009 to December 31, 2010, participants’ cash-derived deferrals under the Deferred Compensation Plan earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center (as captured on the first and last business date of each calendar quarter and averaged) plus 3% credited and compounded quarterly. Effective January 1, 2011, participants could elect to allocate their cash-derived deferrals to certain measurement funds which track the performance of actual mutual funds and are treated as deemed investments. The earnings that would have been received if such actual investment had been made are credited to the participants’ accounts in proportion to their hypothetical investments. The value of equity-based awards deferred under the Deferred Compensation and Deferred Stock Plans are based upon the performance of our common stock.
A participant who terminated his or her employment with us for any reason other than retirement, death or disability would receive payment of his or her Deferral Plan balances in a lump sum, within 60 days after either (a) the six-month anniversary of the date on which such participant’s employment with us terminates, if such participant is a “key employee” under the Deferral Plans or (b) the date on which such participant’s employment with us terminates, for all other participants.
The following table summarizes information regarding the non-qualified deferred compensation of the Named Executive Officers in fiscal 2020, including deferrals of salaries, performance-based cash incentive compensation, and restricted stock unit compensation earned and a final distribution resulting in a zero balance at year end.
Nonqualified Deferred Compensation—Fiscal 2020

Name	Type of Deferral	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Steven L. Spinner	Cash Compensation	$—	$—	$23,286	$1,543,861	$—
	Deferred Stock	—	—	(15,844)	52,569	—
John W. Howard	Cash Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—
Eric A. Dorne	Cash Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—
Jill E. Sutton	Cash Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—
Christopher P. Testa	Cash Compensation	—	—	390	18,133	—
	Deferred Stock	—	—	—	—	—
Sean F. Griffin	Cash Compensation	94,490	—	49,127	1,721,966	—
	Deferred Stock	81,591	—	(71,140)	158,204	—
Michael P. Zechmeister	Cash Compensation	—	—	3,729	181,224	—
	Deferred Stock	—	—	—	—	—

(1)
Amounts reported as “Deferred Compensation” in this column are reported as compensation in the “Salary” and “Non-Equity Incentive Compensation” columns for fiscal 2020 of the table under “Summary Compensation Table—Fiscal Years 2018-2020.”

(2)
Participants’ non-equity deferrals under the Deferred Compensation Plan earned investment returns based on the performance of certain measurement funds as allocated by the participants. Any amounts reflected in the “Aggregate Earnings in Last Fiscal Year” column for non-equity awards that had preferential earnings (in excess of 120% of the July 2020 “compounded annually” federal long-term rate) have been reported as compensation in the “Nonqualified Deferred Compensation Earnings” column in the table under “Summary Compensation Table—Fiscal Years 2018-2020.”

(3)
The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock. For restricted stock and restricted stock units, earnings or losses are calculated as follows: (i) number of vested shares deferred in fiscal 2020 valued at the change in the closing stock price from the date of vesting to the distribution date on February 28, 2020, plus (ii) the number of vested shares that were deferred prior to fiscal 2020, valued by the change in the closing stock price on the first day of fiscal 2020 to the distribution date on February 28, 2020. None of the amounts reflected in the “Aggregate Earnings in Last Fiscal Year” column for equity awards have been reported as compensation in the table under Summary Compensation Table—Fiscal Years 2018-2020 as a result of the fact that above-market or preferential earnings are not possible in connection with these items.

CEO Pay Ratio
SEC rules require us to disclose the total annual compensation of Steven L. Spinner, our CEO, to the median of the total annual compensation of all employees other than Mr. Spinner, as well as the ratio of such amounts to each other (referred to as the “CEO pay ratio”). Total compensation for Mr. Spinner and our median employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. We calculated this information for the twelve (12) months ended August 1, 2020. For such period, Mr. Spinner’s total compensation was $8,864,168, our median employee’s total compensation was $54,039, and the ratio of Mr. Spinner’s total compensation to the median employee’s total compensation was 164 to 1.

To identify the median employee, we obtained payroll data for all active employees (full-time, part-time, active and seasonal) as of June 27, 2020, utilizing cash compensation as our consistently applied compensation measure. Canadian wages were converted to U.S. dollars using an average annual exchange rate for the 12 months ended June 19, 2020. Earnings for permanent employees who did not work for the entire year (i.e., new hires) were annualized. The wages of temporary employees were not annualized.
Potential Payments Upon Termination or Change-in-Control
The information below describes and quantifies the compensation that would become payable to each of our Named Executive Officers if the Named Executive Officer’s employment had terminated on August 1, 2020, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.
If a Named Executive Officers were to die or become disabled, any unvested restricted stock units would become immediately vested (with performance units vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable at any time on or before the earlier to occur of the date that is one year after such separation or the grant’s expiration date.
Mr. Griffin’s severance and change in control agreements terminated when he resigned from the Company, effective July 31, 2020. He is not entitled to continuing benefits other than those agreed upon in the February 2020 amendment to his employment agreement.
Mr. Zechmeister’s severance and change in control agreements terminated when he resigned as of August 23, 2019, and he is not entitled to continuing benefits.
For a description of termination provisions in the severance and change in control agreements, see “Executive Compensation—Compensation Discussion and Analysis—Employment, Severance and Change in Control Agreements.” In addition, the award agreements for long-term equity-based incentives also address some of these circumstances. The following table describes the potential payments as of August 1, 2020 upon termination of the Named Executive Officers.

Payments Upon Termination	Employee Resignation for Good Reason or Termination Without Cause		Termination Without Cause or Resignation for Good Reason following Change in Control(1)		Termination as a result of Death or Disability		Retirement		Termination for Cause or Resignation for Other Than Good Reason
Steven L. Spinner (2)
Cash Severance Pay	$8,522,394	(3)	$11,492,394	(4)	$—		$8,522,394	(3)	$—
Medical Benefits	35,000	(5)	105,000	(5)	—		35,000	(5)	—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	17,110,402	(6)	17,110,402	(6)	17,110,402	(6)	14,818,871	(7)	—
Total	$25,667,796		$28,707,796		$17,110,402		$23,376,265		$—
John W. Howard
Cash Severance Pay	$1,394,985	(8)	$3,194,985	(9)	$—		$—		$—
Medical Benefits	35,000	(5)	105,000	(5)	—		—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		2,212,580	(6)	2,212,580	(6)	—		—
Total	$1,429,985		$5,512,565		$2,212,580		$—		$—
Eric A. Dorne
Cash Severance Pay	$1,502,274	(8)	$3,752,274	(9)	$—		$—		$—
Medical Benefits	35,000	(5)	105,000	(5)	—		—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		2,958,920	(6)	2,958,920	(6)			—
Total	$1,537,274		$6,816,194		$2,958,920		$—		$—
Jill E. Sutton
Cash Severance Pay	$1,034,185	(8)	$2,309,185	(9)	$—		$—		$—
Medical Benefits	35,000	(5)	105,000	(5)	—		—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		2,368,363	(6)	2,368,363	(6)	—		—
Total	$1,069,185		$4,782,548		$2,368,363		$—		$—
Christopher P. Testa
Cash Severance Pay	$1,492,774	(8)	$3,742,774	(9)	$—		$—		$—
Medical Benefits	35,000	(5)	105,000	(5)	—		—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		3,300,995	(6)	3,300,995	(6)	—		—
Total	$1,527,774		$7,148,769		$3,300,995		$—		$—
Sean F. Griffin (10)
Cash Severance Pay	$—		$—		$—		3,721,546	(11)	$—
Medical Benefits	—		—		—		35,000	(5)	—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		—		9,031,532		—
Total	$—		$—		$—		$12,788,078		$—
Michael P. Zechmeister (12)
Cash Severance Pay	$—		$—		$—		$—		$—
Medical Benefits	—		—		—		—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		—		—		—
Total	$—		$—		$—		$—		$—

(1)
Amounts presented in this column assume that the Named Executive Officer, other than Mr. Spinner, is terminated without Cause or resigns for Good Reason within two years following a Change in Control (each as defined in the Named Executive Officer’s applicable employment agreement or change in control agreement).

(2)
Pursuant to the Spinner Employment Agreement, if an agreement to effect a Change in Control is entered into by the Company and remains in effect or has been consummated, and a successor CEO is appointed prior to July 31, 2021, then Mr. Spinner will be entitled to such payments as a result of a Change in Control whether or not a Change in Control has been completed prior to July 31, 2021. If, however, an agreement to effect a Change in Control has been entered into but not yet completed, and Mr. Spinner remains the CEO until July 31, 2021, then Mr. Spinner shall be entitled to the payments he would receive for termination without Cause.

(3)
Amount represents the sum of (i) 2 times Mr. Spinner’s base salary as of August 1, 2020 (the assumed termination date), and (ii) 2 times his annual cash incentive payments based on target performance for the fiscal year in which the executive was terminated, and (iii) the amount of the annual cash incentive payment that he would have earned during the fiscal year in which his employment was terminated.

(4)
Amount represents the sum of (i) 2.99 times Mr. Spinner’s base salary as of August 1, 2020 (the assumed termination date), (ii) 2.99 times his annual cash incentive payments based on target performance for the fiscal year in which he is terminated and (iii) the amount of his annual cash incentive payment that he would have earned during the fiscal year in which his employment was terminated.

(5)	Represents the amount that the Company would be required to pay in lieu of post-termination medical benefits for the executive and the executive’s dependents.

(6)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock, RSU or unearned PSU outstanding on August 1, 2020, and which vests on an accelerated basis following the relevant termination date (as defined in the 2012 Equity Plan or the 2020 Equity Incentive Plan, as applicable), with unearned performance units vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $19.85 per share, the closing price of our common stock on the NYSE on July 31, 2020 (the last business day of fiscal 2020), exceeds the exercise price payable per award, if any.

(7)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock, prorated 2019 award of RSUs and PSUs outstanding on August 1, 2020, and which vests on an accelerated basis following the relevant termination event (as defined in the 2012 Equity Incentive Plan or the 2020 Equity Incentive Plan, as applicable), with unearned performance units vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $19.85 per share, the closing price of our common stock on the NYSE on July 31, 2020, the last business day of fiscal 2020, exceeds the exercise price payable per award, if any.

(8)
Amount represents the sum of (i) the Named Executive Officer’s base salary, as in effect as of August 1, 2020 (the assumed termination date) and (ii) the prorated portion of the amount of the Named Executive Officer’s annual cash incentive payment that the executive would have earned during the fiscal year in which the executive’s employment was terminated.

(9)
Amount represents the sum of (i) 2 times the Named Executive Officer’s base salary as of August 1, 2020 (the assumed termination date), (ii) 2 times the Named Executive Officer’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the amount of the Named Executive Officer’s annual cash incentive payment that he or she would have earned during the fiscal year in which his or her employment was terminated.

(10)
As a result of his retirement on July 31, 2020, Mr. Griffin was entitled to accelerated vesting of time-based equity awards. Mr. Griffin’s performance-based awards will continue to vest and be payable based on actual performance for services rendered during fiscal year 2020.

(11)
Amount represents 1.0 times the sum of Mr. Griffin’s (i) base salary and (ii) target annual bonus which will be paid out in pro rata installments over one year commencing no sooner than 60 days after July 31, 2020, as well as his earned annual cash incentive payment.

(12)	Mr. Zechmeister’s severance and change in control agreements terminated when he resigned as of August 23, 2019, and he is not entitled to continuing benefits.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to equity awards under our equity compensation plans as of August 1, 2020.

Plans Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Plans approved by stockholders	8,149,762	(1)	$46.46	(1)	2,865,125	(2)
Total	8,149,762		$46.46		2,865,125

(1)
Includes 301,717 RSUs under replacement RSUs issued in connection with our acquisition of Supervalu, 932,309 stock options under the replacement options issued in connection with our acquisition of Supervalu, 4,854,083 RSUs under the United Natural Foods, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), 886,029 RSUs under the United Natural Foods, Inc. Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”), 72,045 stock options under the 2012 Plan, 66,200 stock options under the United Natural Foods, Inc. Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”), 59,519 stock options under the United Natural Foods, Inc. 2002 Stock Incentive Plan (the “2002 Plan”), and 977,860 performance share units under the 2020 Plan. RSUs and PSUs do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals and are to be settled for shares of common stock. Accordingly, they have been disregarded for purposes of computing the weighted-average exercise price.

(2)
All shares were available for issuance under the 2020 Plan. The 2020 Plan authorizes grants in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or a combination thereof but includes limits on the number of awards that may be issued in the form of restricted shares or units. The number of shares remaining available for future issuances assumes that, with respect to outstanding PSUs, the vesting criteria will be achieved at the target level.

Proposal 2—Ratification of Independent Registered Public Accounting Firm
The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021, subject to ratification by stockholders at the annual meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will consider whether to appoint KPMG LLP despite the stockholder vote or to select another independent registered public accounting firm for fiscal 2022 and possibly future years.
Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended August 1, 2020, will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2021. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Fees Paid to KPMG LLP
In addition to retaining KPMG LLP to audit our financial statements for fiscal 2020, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2020	Fiscal 2019
Audit Fees	$4,978,679	$7,227,386
Audit-Related Fees	106,943	77,393
Tax Fees	1,620,462	764,480
All Other Fees	—	1,780
	$6,706,084	$8,071,039
Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP’s assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. For fiscal 2019 these fees also included fees associated with KPMG’s audit of the fair value of acquired assets and liabilities of Supervalu, Inc.
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For fiscal 2020 and 2019, these services primarily related to fees associated with employee benefit plan audits.
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.
All Other Fees consist of fees for services other than the services reported above. For fiscal 2019, these fees include a subscription to KPMG LLP’s online accounting research tool. We discontinued use of this tool during fiscal 2019.
The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee has adopted a written Pre-Approval Policy, under which the Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to twelve months and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority (subject to certain exceptions and dollar limits) to the chair of the Audit Committee who shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. During fiscal 2020, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the chairperson of the Audit Committee acting pursuant to delegated authority in accordance with the Pre-Approval Policy.

Proposal 3—Advisory Approval of Our Executive Compensation
As described in “Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to provide a compensation program that attracts executive talent with the skills and experience necessary for us to achieve our business plan; motivates and rewards those individuals fairly over time for performance that enhances stockholder value; and retains those individuals who continue to perform at or above the levels that are deemed necessary to drive our success. Our compensation program is also designed to reinforce a sense of ownership in our Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee. In applying these principles, we seek to integrate compensation with our strategic plan and to align the interests of our executives with the long-term interests of our stockholders.
Our compensation programs are designed to maintain a pay-for-performance incentive program that includes a compensation mix weighted appropriately with annual and longer-term incentives with reasonable performance objectives, and that avoids uncapped or “all or nothing” bonus payouts. Our cash and equity incentive programs include several design features that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered “peer group” to confirm that our compensation practices are measured and appropriately competitive against comparable companies, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation recoupment policy allows us to recover bonus payments and certain performance-based equity awards under certain circumstances and, in addition, compliance and ethical behaviors are factors considered in all performance and bonus assessments for our executives.
Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2018-2020” and other related compensation tables and narrative disclosure, which describe the compensation of our Named Executive Officers in fiscal 2020.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives, and that the compensation of the Named Executive Officers in fiscal 2020 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the annual meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs. The Board has adopted, and stockholders have approved, a policy of providing for annual advisory votes by stockholders on executive compensation. The next such vote will occur at the next annual meeting.

The Board unanimously recommends that stockholders vote “FOR” the advisory approval of our executive compensation. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Proposal 4—Approval of an Amendment to the 2020 Equity Incentive Plan
Background
On November 20, 2020, our Board of Directors approved an amendment to the United Natural Foods, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”) to increase the number of shares available for issuance under the 2020 Equity Incentive Plan by 3,600,000 shares. The 2020 Equity Incentive Plan was originally approved by stockholders in December 2019. The amendment will provide sufficient shares for us to make our fiscal 2022 annual grant. The Board believes that equity compensation is an essential component of our corporate strategy and recommends that you vote to approve the amendment.
The 2020 Equity Plan permits the grant of incentive and non-qualified stock options, stock appreciation rights (“SARs”), restricted shares, RSUs, performance awards, and other stock-based awards to current or prospective officers, employees, directors and consultants. As described in last year’s proxy statement, the 2020 Equity Incentive Plan includes restrictive covenants and certain other terms and conditions that reflect governance best practices, including, among other things, double trigger change in control provisions; minimum vesting provisions; prohibitions on repricing; provision for treatment upon death, disability and retirement; provisions regarding performance-based awards; no liberal share recycling; and limits on grant amounts to outside directors and per participant limits. Grants under the plan are subject to our recently enhanced recoupment policy and stock ownership guidelines.

Best Practices
As further described below (under “Summary of the 2020 Equity Plan”) and in last year’s proxy statement, the 2020 Equity Incentive Plan includes terms and conditions that reflect best practices in governance and compensation:

•	The plan contains restrictive covenants pertaining to confidentiality, ownership of intellectual property, noncompetition and non-solicitation, which are incorporated in each award;

•	Grants under the plan are subject to our recently enhanced recoupment policy and stock ownership guidelines. Awards are not transferable;

•
Change in control provisions are “double trigger” (requiring both a change in control and a termination of employment), with a market-standard definition of change in control that was strengthened from the Company’s previous plan;

•
The plan now specifically describes the treatment of awards upon death, disability and retirement, thus limiting administrative discretion and, in the case of retirement, maintaining incentives to focus the executives that are nearing retirement (a time of heightened risk for short-term initiatives), on long-term performance;

•
The plan contains a one year minimum vesting requirement, with exceptions for death, disability and change in control; the vesting requirement may be waived for awards representing no more than 5% of the share reserve;

•	The plan prohibits repricing of options and SARs;

•	The plan includes detailed provisions for performance awards, which terminate upon termination of employment (other than terminations upon death, disability and retirement);

•
The plan contains no “liberal share recycling” provisions (shares surrendered upon payment of the option exercise price or used to pay tax withholding on any award are not added back to the number of shares that are available for awards, and any SARs that are settled in shares will be deemed to use the full amount of shares underlying the award);

•	The plan contains limits on grant amounts to outside directors and per participant limits; and

•	Dividends (if any) payable on unvested awards are not available until the award has vested.
Shares Available and Outstanding Awards
As of November 16, 2020, there were 56,047,636 shares of our common stock outstanding, with a closing price of $16.94 per share. As of such date, we had outstanding awards under the 2020 Equity Plan and the Company’s prior equity incentive plan (the Second Amended and Restated 2012 Equity Incentive Plan, or “Prior Plan”), and we had outstanding replacement awards made to Supervalu employees to replace awards denominated in shares of Supervalu when we acquired Supervalu in October 2018. The table below shows the shares available for issuance under the 2020 Plan or reserved for issuance under outstanding awards as of November 16, 2020:

Type of Shares	Number of Shares
Shares Available for New Grants under the 2020 Plan	118,785 shares
Shares Underlying Existing Awards Granted under the 2020 Equity Plan	5,683,959 shares under time-vesting “full value” awards (restricted shares and restricted stock units) 1,543,981 performance-vesting restricted stock awards (at target levels of performance)(1)
Shares Underlying Existing Awards Granted under the Prior Plan	Options to purchase 166,874 shares (with a weighted average exercise price of $57.29 per share and weighted average remaining term of 2.3 years)
Supervalu Replacement Awards
Replacement options to purchase 891,243 shares (with a weighted average exercise price of $45.02 per share and weighted average remaining term of 3.3 years)
284,131 shares underlying cash-settled replacement awards(2)

Total Shares Available for Grant or Underlying Existing Awards	8,404,842 (excluding the 699,183 shares available for settlement of the cash-settled Supervalu replacement RSUs, which we have committed to settle in cash)(2)

(1)
The performance units consist of awards granted in December 2019 and October 2020, which will vest or be forfeited based on performance metrics tied to our adjusted EPS, adjusted ROIC and leverage over three-year performance periods (fiscal 2020-2022 and fiscal 2021-2023, respectively). The number of shares issued upon vesting may be higher or lower than target depending on our performance during the relevant measurement period, subject to further adjustment based on Relative TSR. For more information about these performance awards, see “Executive Compensation-Compensation Discussion and Analysis-Long Term Equity-Based Incentive Program.”

(2)
1,590,426 shares remain available under a Form S-3 registration statement that we filed to permit the resale of Supervalu replacement awards. We have committed to cash settle the remaining Supervalu time-vested replacement awards and have instructed our program administrator not to utilize shares to settle those awards. As a result of this commitment, 699,183 of these shares registered for resale under the Form S-3 will not be issued and should not be included in a calculation of “overhang.”

For more information concerning the grants made by the Company is fiscal 2018 through fiscal 2020, see “—Historical Grants and Share Usage” below.
Last year, we stated that we expected to request stockholder approval again this year for fiscal 2021 equity awards. Instead, we are happy to report that due to the increase in our stock price since the time of that request, we were able to make our fiscal 2021 equity awards in October 2020 from shares originally authorized under the 2020 Equity Plan. We are asking stockholders to approve the increase in shares available for issuance under the 2020 Equity Incentive Plan for future grants, so that we can effectively maintain the vital equity component of our compensation program going forward on our typical annual grant cycle. Our equity compensation program, which furthers our executive compensation philosophy, provides our executives and non-executive employees with an incentive to deliver our long-term strategic objectives. In addition, we believe these awards allow us to attract, retain and reward key employees and directors and to align the interests of our employees with those of our stockholders over the long term.
Our Board recognizes the impact of dilution on stockholders and believes that it has prudently managed equity awards, giving proper consideration to the dilutive impact of stock awards on stockholder equity. Our Compensation Committee reviews benchmark data in setting equity compensation levels and believes that grant amounts to our executive officers and other employees are sufficiently competitive to attract and retain top talent while remaining consistent with market levels of equity compensation. However, our dilution levels have been significantly impacted by:

(i)
the significant increase in the number of participants in our plan beginning in fiscal 2020 as a result of the Supervalu acquisition, partially offset by restructuring activities through the integration;

(ii)
the low stock price at the time of our December 2019 equity awards, which required the usage of significantly more shares than in an average year to maintain our compensation levels, which was imperative to retain key employees during a time of transition; and

(iii)
the fact that we did not recapitalize the Company at the time of the Supervalu acquisition, resulting in a low number of shares outstanding from which to measure the higher number of shares needed for the larger group of equity participants.

Total dilution after giving effect to the proposed amendment would be 21.4% (excluding the 699,183 shares available for settlement of the cash-settled Supervalu replacement RSUs, which we have committed to settle in cash). We calculated our dilution rate as the sum of grants outstanding and shares available for future awards (numerator) divided by basic common shares outstanding, in each case as of November 16, 2020. We used debt to fund the Supervalu acquisition, which significantly increased our revenues and the size of our operations, without significantly increasing our number of shares outstanding. As a result, our total number of outstanding shares is significantly lower than that of other companies of similar size, as measured by revenues.

In fact, as of the end of our fiscal 2020, our outstanding share count was approximately 42% of the median number of the outstanding shares most recently reported of the Comparator Group of wholesale distribution companies with similar revenues that we use for benchmarking executive compensation. Assuming a normalized number of outstanding shares given the industry benchmarks just described, our total dilution would be 9.2%. Unless we can offer comparable packages of equity compensation, we will be at a disadvantage when competing for executive talent with companies with operations similar to ours in size and complexity, and we will be required to replace the equity award mix with cash-based incentives, which may not represent that same level of alignment with the interests of stockholders as equity awards.
The 118,785 shares remaining available under the 2020 Equity Incentive Plan are not expected to be sufficient to allow us to continue to make equity grants to our employees and directors. If stockholders do not approve this request for additional authorized shares, our ability to grant new equity-based compensation, and thus attract and retain valuable employees, would be significantly diminished, and retention of key employees is vital to achieving our business strategy. We believe that it is in the best interests of our stockholders for our executives to be stockholders and to be compensated in shares of our common stock. We strive to align our executive compensation packages to market, with the result that a significant portion of our executive officers’ total pay opportunities are in equity-based incentives: 63% of the total opportunity for our Chief Executive Officer, and an average of 50% for our other Named Executive Officers. We generally limit equity awards to employees at and above the director level, because the performance of employees at that level and above has the most impact on achievement of the Company’s long-term strategic goals. To continue our long-term incentive program, we would be required to issue cash-based awards which, as mentioned above, would be less favorable to stockholders. For information about grants made under our equity plans, see “—Historical Grants and Share Usage”, below.
Summary of the 2020 Equity Incentive Plan
The following summary of the material terms of the 2020 Equity Incentive Plan is qualified in its entirety by reference to the complete text of the 2020 Equity Incentive Plan, as proposed to be amended, as set forth in Annex A to this proxy statement. You should read the complete text of the 2020 Equity Incentive Plan for more details regarding the operation of the 2020 Equity Incentive Plan. Capitalized terms used but not defined in this section shall have the meaning ascribed to such term in the 2020 Equity Incentive Plan.
Purpose
The purpose of the 2020 Equity Incentive Plan is to promote our interests and those of our stockholders by attracting and retaining key officers, employees, directors and consultants; motivating such individuals by means of performance-related incentives to achieve long-range performance goals; enabling such individuals to participate in our long-term growth and financial success; encouraging ownership of our stock by such individuals; and linking their compensation to our long-term interests and those of our stockholders.
Administration
The 2020 Equity Incentive Plan must be administered by a committee composed of at least two “non-employee directors,” within the meaning of Section 16 of the Exchange Act, and Rule 16b-3 thereunder, each of whom will be “independent” within the meaning of the NYSE listing standards and the rules and regulations of the SEC. The Board has appointed the full Compensation Committee to serve as the administrator of the 2020 Equity Incentive Plan. The Compensation Committee determines eligibility for and designates participants of the 2020 Equity Incentive Plan; determines the type and number of awards to be granted; determines the timing, terms, and conditions of any award; and makes other determinations as provided in the 2020 Equity Incentive Plan. All decisions and interpretations made by the Compensation Committee with respect to the 2020 Equity Incentive Plan will be binding on us and participants. Subject to certain limitations under the 2020 Equity Incentive Plan, the Compensation Committee may delegate its authority to our officers to grant, modify, or cancel awards, other than with respect to participants who are subject to Section 16 of the Exchange Act; any resolution delegating such authority shall specify the maximum amount that may be granted under such delegated authority.
Prohibition on Repricing without Stockholder Approval
The 2020 Equity Incentive Plan provides that, without the approval of our stockholders, the Compensation Committee may not lower the option price of a stock option after it is granted, lower the grant price of a SAR after it is granted, cancel a stock option when the option price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a Change in Control) and grant substitute options at a lower option price than the canceled option, cancel a SAR when the grant price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a change in control) and grant substitute SARs with a lower grant price than the canceled SARs, or take any action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which shares of our common stock are traded.

Minimum Vesting Period
Except for Substitute Awards, as determined by the Compensation Committee following the grant of an Award in connection with the death, disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended from time to time) of the Participant, or in the event of a Change in Control, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Compensation Committee has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the share reserve.
Eligible Participants
Any current or prospective officer, employee, director or consultant of ours or one of our subsidiaries is eligible to be designated as a participant by the Compensation Committee. However, the vesting and exercise of an award to a prospective employee, director or consultant are conditioned upon such individual attaining such status. The Board must approve awards to directors who are not also employees of ours. As of November 16, 2020, approximately 500 employees and 9 non-employee directors were eligible to participate in the 2020 Equity Incentive Plan.
Shares Subject to the 2020 Equity Incentive Plan
The maximum number of shares of our common stock that may be issued pursuant to awards under the 2020 Equity Incentive Plan following its approval by the stockholders may not exceed the sum of 10,800,000 shares, plus the number of shares that were available for grant under the Prior Plan as of the Effective Date (as defined in the 2020 Equity Incentive Plan) (the “Authorized Shares”). The maximum number of awards that we may issue as restricted shares, restricted share units or performance share units (i.e., full-value awards) is equal to the number of Authorized Shares. The maximum number of shares with respect to which incentive stock options may be granted under the 2020 Equity Incentive Plan is 1,000,000. Each share issued pursuant to an award will reduce the share reserve by one share. If any award granted under the 2020 Equity Incentive Plan or the Prior Plan expires, terminates, is settled in cash (in whole or in part, including, except with respect to shares utilized to cover tax withholding) or otherwise is forfeited or canceled for any reason without the delivery of shares, the shares no longer subject to such award will again be available for awards under the 2020 Equity Incentive Plan. Notwithstanding the foregoing, if a stock option or SAR is exercised, in whole or in part, by tender of shares or if our tax withholding obligation for any award under the 2020 Equity Incentive Plan is satisfied by withholding shares, the number of shares deemed to have been issued under the 2020 Equity Incentive Plan will be the number of shares that were subject to the award or portion thereof and not the net number of shares actually issued. The number of shares subject to the 2020 Equity Incentive Plan may be adjusted in the event of certain changes in our capital structure.
Per Participant Limitations
The maximum number of shares in respect of which stock option and SARs may be granted to a participant under the 2020 Equity Incentive Plan is 900,000. The grant date maximum value of restricted shares, RSUs and performance awards denominated in shares that may be granted under the 2020 Equity Incentive Plan to one individual in any fiscal year is $10,000,000. These limitations are cumulative. In other words, to the extent that shares or cash for which awards are permitted to be granted to a participant during a fiscal year are not covered by an award to such participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of shares (or amount of cash, as the case may be) available for awards to such participant will automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of the time the Shortfall Amount has been granted to the participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis). Equity grants to any non-employee director in any year may not exceed $400,000 in value as of the date of grant.
Terms and Conditions of Awards
The 2020 Equity Incentive Plan permits the grant of stock options, SARs, restricted shares, restricted share units, performance awards (including performance shares and performance units), and other stock-based awards. Stock options granted under the 2020 Equity Incentive Plan may be either incentive stock options complying with Section 422 of the Code or nonqualified stock options. Incentive stock options may be granted only to employees. All other awards may be granted to current or prospective officers, employees, directors and consultants. All awards under the 2020 Equity Incentive Plan must be evidenced by an award agreement specifying the terms and conditions of the award and any rules applicable thereto.

Stock Options. A stock option represents the right to purchase a specified number of shares during a specified period of up to ten years. The award agreement will set forth the number of shares subject to the stock options, the option price, and the conditions and limitations applicable to the exercise of the stock options as determined by the Compensation Committee. The option price of stock options may not be less than the fair market value on the date that such stock options are deemed to be granted under the 2020 Equity Incentive Plan. With respect to incentive stock options, the terms and conditions of such stock options will be subject to and comply with Section 422 of the Code. To the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the shares with respect to which all incentive stock options are exercisable for the first time by an employee during any calendar year exceeds $100,000, or if stock options fail to qualify as incentive stock options for any other reason, such stock options will constitute non-qualified stock options. Incentive stock options may not be granted to any individual who, at the time of grant owns stock possessing more than 10% of the total combined voting power of all of our outstanding common stock or any of our subsidiaries, unless the exercise price is not less than 110% of the fair market value of the common stock on the date of the grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.
SARs. Unless otherwise set forth in the award agreement, SARs represent the right to receive an amount of cash equal, or shares of common stock having a value equal, to the increase in the fair market value of a specified number of shares between the grant date of the SARs and the date on which they are exercised. The award agreement will set forth the number of shares subject to the award, the grant price, and the conditions and limitations applicable to the exercise of the SARs as determined by the Committee. The grant price of SARs may not be less than the fair market value on the date that such SARs are deemed to be granted under the 2020 Equity Incentive Plan.
Restricted Shares. The award agreement for restricted shares will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares may be forfeited to us, and the other terms and conditions of the award. Restricted shares may not be sold, transferred, or otherwise encumbered or disposed of until the expiration of the restricted period and the fulfillment of any other conditions to the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. If provided in the award agreement, an award will continue to vest and be exercisable after retirement. Unless otherwise provided in the award agreement, the participant receiving restricted shares will have the right to vote such shares and receive dividends, but any dividends paid on unvested shares of restricted stock will be escrowed and not paid to the participant until the shares of restricted stock on which the dividends were paid vest, and the participant will forfeit any dividends paid on restricted shares that are later forfeited by the participant. At the end of the restricted period and provided that any other restrictive conditions of the award are met, a stock certificate will be delivered to the participant free of the restricted stock legend (or restrictions on book-entry shares will be removed).
Restricted Share Units. Each RSU will have a value equal to the fair market value of a share on the date such RSUs are deemed to be granted under the 2020 Equity Incentive Plan. RSUs may be paid in cash, shares, other securities or property (as determined by the Compensation Committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. RSUs will be subject to transfer restrictions similar to those of restricted shares, except that no shares are awarded to a participant who is granted RSUs on the date of grant, and such participant will have no rights of a stockholder with respect to the RSUs until the restrictions set forth in the award agreement lapse. The award agreement for RSUs will set forth the number of shares subject to the award, the period during which, and the conditions under which, the RSUs may be forfeited to us, and the other terms and conditions of the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. The award agreement may also set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in the 2020 Equity Incentive Plan) that will subject the shares to forfeiture and transfer restrictions. Unless otherwise determined by the Compensation Committee or as provided in the award agreement, all of the RSUs (and any dividend equivalent rights with respect thereto) will terminate unless the participant remains in continuous employment for the entire restricted period and unless the other restrictive conditions of the award are met.
Performance Award. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and restricted share units), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee determines. Subject to the terms of the 2020 Equity Incentive Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award, and may amend specific provisions of the performance award; however, any such amendment may not adversely affect existing performance awards made within a performance period commencing prior to implementation of the amendment. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis. Separation from service prior to the end of any performance period, other than for reasons of death, disability or retirement, will result in the forfeiture of the performance award, and no payments will be made. If provided in the applicable award agreement or in accordance with any determination of the Compensation Committee, performance awards granted in the year in which retirement occurs will be pro-rated to reflect the length of service during the applicable performance period prior to retirement. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award.
The Compensation Committee must, in writing, select the performance goal(s) applicable to the performance period, establish the various targets and bonus amounts which may be earned for such performance period, and specify the relationship between performance goals and targets and the amounts to be earned for such performance period. Following the completion of each performance period, the Compensation Committee must certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. The Compensation Committee may adjust the amount of cash or number of shares payable to take into account additional factors that it might deem relevant affecting performance.
The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders on Form 10-K for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to our operations or not within the reasonable control of our management; and (viii) any other event, condition or circumstance for which the Compensation Committee determines that an adjustment would be appropriate based on Compensation Committee guidelines, prior practice or other considerations.
Other Stock-Based Awards. The Compensation Committee may grant stock-based awards other than stock options, SARs, restricted shares, RSUs, and performance awards. Such other stock-based awards will consist of an award of shares or an award denominated or payable in, or valued in whole or part by reference to, shares, and will have terms determined by the Compensation Committee to be consistent with the purposes of the 2020 Equity Incentive Plan.
Separation from Service
The Compensation Committee will determine the terms and conditions that will apply to any award upon a participant’s separation from service and may provide such terms and conditions in the award agreement or in such rules and regulations as it may prescribe. Unless provided in the award agreement, awards will fully vest on death or disability. Unless otherwise provided in the 2020 Equity Incentive Plan, an award agreement, separate compensation policy or plan, or a written employment or similar agreement between us and a participant, if a participant’s employment with or service to us terminates before the restrictions imposed on the award lapse, the performance goals have been satisfied or the award otherwise vests, such award will be forfeited. Except as otherwise provided in an award agreement, separate compensation policy or plan, or a written employment agreement or similar agreement between us and a participant, if a participant’s employment terminates prior to a Change in Control (as defined in the 2020 Equity Incentive Plan), for any reason other than death or disability, the vesting of any unvested award will not be triggered by such termination of employment or service. Notwithstanding the foregoing, termination of employment without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made in contemplation of such Change in Control will be treated as if such termination of employment took place after such Change in Control.
The 2020 Equity Incentive Plan permits awards to continue to vest in retirement (defined as a termination of active employment after the participant’s 59th birthday and tenth anniversary of employment), if so provided in the award agreement.  Performance awards granted in the year in which retirement takes place are pro-rated to reflect the length of the participant’s service during the applicable performance period prior to retirement.  As a matter of policy, the Company expects all award agreements under the Plan to include provisions allowing for vesting through retirement.
Change in Control
In the event of a Change in Control, the successor or purchasing entity may, without the consent of any participant, either assume or continue our rights and obligations under any award outstanding immediately prior to the Change in Control or substitute for any such outstanding award a substantially equivalent award with respect to the successor’s or purchasing entity’s stock. The Compensation Committee may in its discretion and without the consent of any participant, determine that, upon the occurrence of a Change in Control, each or any award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled will be canceled in exchange for a payment with respect to each vested share subject to such award in cash, shares, shares of a corporation or other business entity a party to the Change in Control, or other property which, in any such case, will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such award.

Unless otherwise expressly provided in the award agreement, an employment agreement or other written agreement between us and a participant, or the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the acquiror does assume or continue outstanding awards upon the Change in Control, if a participant’s employment with or service to us is terminated involuntarily for any reason other than Cause (as defined in the 2020 Equity Incentive Plan), or a participant terminates his or her employment or service for Good Reason (as defined in the 2020 Equity Incentive Plan) within twelve (12) months of such Change in Control: (a) stock options and SARs will become fully vested as of the termination date, and exercisable no later than 30 days following such termination date; (b) restricted shares and RSUs will become fully vested as of such termination date, and will be delivered no later than 30 days following such termination date; and (c) any then-in-progress performance awards will become fully vested at target performance levels as of such termination date, and will be delivered no later than 30 days following such termination date. Any outstanding performance awards relating to performance periods ending prior to the termination date which have been earned but not paid will become immediately payable.
Unless otherwise expressly provided in the award agreement, an employment agreement or similar written agreement with us, or the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the acquiror does not assume or continue outstanding awards upon the Change in Control, all outstanding awards that are not assumed or continued will be treated as follows (to the extent permitted by Section 409A of the Code): (a) stock options and stock appreciation rights will become fully vested and exercisable as of date and time immediately prior to the Change in Control; (b) restricted shares and RSUs will become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control; and (c) unless otherwise determined by the Compensation Committee, any performance awards relating to performance periods that have not ended as of the date of a Change in Control will automatically vest and become payable at the target level of performance.
Transferability of Awards
Except as otherwise permitted in an award agreement or by the Compensation Committee, awards under the 2020 Equity Incentive Plan are not transferable other than by a participant’s will or the laws of descent and distribution.
Term and Amendment
No new awards may be granted under the 2020 Equity Incentive Plan after the seventh anniversary of its adoption by the Board on September 26, 2019. The Board may amend, alter, suspend, discontinue or terminate the 2020 Equity Incentive Plan at any time; however, no amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.
Restrictive Covenants
Agreement to the restrictive covenants (as set forth in the 2020 Equity Incentive Plan), including confidentiality, non-competition, non-solicitation and cooperation, is a condition to receipt of an award.
Certain Federal Income Tax Consequences
The following is a brief summary of certain Federal income tax laws in effect on the date hereof with applicability to the 2020 Equity Incentive Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on his or her particular circumstances and other factors. The 2020 Equity Incentive Plan participants are encouraged to consult their own tax advisors with respect to any state tax consequences or particular federal tax implications of awards granted under the 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan is not intended to be qualified under Section 401(a) of the Code.
Stock Options
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of stock options. Upon exercising a non-qualified option, the participant generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to non-qualified stock options. A participant generally will not recognize income, and we will not be entitled to take a deduction, upon the exercise of an incentive stock option (except that the alternative minimum tax may apply). If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the grant date of the stock options and more than one year after the date they were exercised, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to incentive stock options if such holdings periods are met. If the participant does not satisfy these holding periods, then the participant will recognize ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise, over the exercise price, and we should be entitled to take a corresponding deduction.
SARs
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of SARs. Upon exercising a SAR, the participant generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR exercise price, if any, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a SAR.
Restricted Shares
The award of restricted shares will not result in taxable income to the participant, and we will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the time the restricted shares vest (less any amount paid for the shares), and we will be entitled to a deduction for the same amount.
Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares will be treated as ordinary income to the participant. If an election under Section 83(b) of the Code is made within 30 days after receipt of restricted shares, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and we will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.
Restricted Share Units
With respect to a grant of RSUs, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the RSU award, and we will be entitled to a deduction for the same amount. The participant also is subject to capital gains treatment on the subsequent sale of any shares acquired through the vesting of RSU. For this purpose, the participant’s basis in the common stock is his or her fair market value at the time the RSUs become vested (unless delivery of the shares has been validly deferred). Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to RSU.
Performance Awards
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of performance awards unless the participant makes an election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election may not be available with respect to certain forms of performance awards. With respect to performance awards settled in shares, participants will recognize ordinary income equal to the fair market value of the shares received as the performance goals are met and such awards vest, less any amount paid by the participant for the performance awards. With respect to performance awards settled in cash, participants will recognize ordinary income in such amount at the time the performance goals are attained, and the payments are made available to the participant. Any additional gain or loss recognized upon the later disposition of shares acquired upon the vesting of performance awards will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. Unless a participant makes a Section 83(b) election, the participant’s basis in the stock will be its fair market value at the time the performance goals are met and the performance awards become vested. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a performance award.
Substitute Payments
Substitute payments for dividends made to participants upon the vesting of restricted shares or certain performance awards payable in our stock will be taxed as ordinary income. After vesting, dividend payments may be qualified dividend income subject to federal capital gains tax treatment provided that the stockholder meets certain other requirements with respect to those shares. If a participant makes a Section 83(b) election with respect to restricted shares or certain eligible performance awards, these payments may be qualified dividend income, provided that the other requirements are met. We recommend that participants consult with their tax advisors to determine whether such dividends are qualified dividend income.

Section 409A
Section 409A of the Code provides generally that nonqualified deferred compensation that does not meet certain requirements will subject the recipients of such compensation to accelerated taxation, enhanced underpayment interest and an additional twenty percent tax. Although we intend to administer the 2020 Equity Incentive Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, we do not warrant that any award under the 2020 Equity Incentive Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. We will not be liable to any participant for any tax, interest, or penalties that such participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the 2020 Equity Incentive Plan.
New Plan Benefits
The 2020 Equity Incentive Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the increase in available shares under the 2020 Equity Incentive Plan. Any future awards granted to eligible participants under the 2020 Equity Incentive Plan will be subject to the discretion of the Compensation Committee and, therefore, the total number of awards that will be granted under the 2020 Equity Incentive Plan is not determinable at this time.
Historical Grants and Share Usage
The following table displays the number of full value awards and stock options outstanding as of the last day of each of the Company’s most recently completed three fiscal years and as of November 16, 2020 as well as additional information with respect to the average exercise price and remaining term for stock options, along with the shares available for issuance under the 2020 Equity Incentive Plan or the Prior Plan as of such dates and the total number of the Company’s shares then outstanding:

Fiscal Year	Options Outstanding(1)	Weighted Average Exercise Price of Stock Options	Weighted Average Remaining Term (years)	Full Value Awards Outstanding(2)	Shares Available for Issuance	Common Shares Outstanding
2018	291,677	52.46	4.4	1,344,602	2,676,949	50,300,380
2019	1,769,237	43.06	5.8	1,973,272	1,472,441	52,749,549
2020	1,130,073	46.46	4.4	7,416,649	2,865,125	54,691,201
November 16, 2020	1,058,608	46.95	3.1	7,227,940	118,785	56,047,636

(1)	Fiscal 2019 includes 1,520,812, Fiscal 2020 includes 932,309, and November 16, 2020 includes 891,243 Supervalu replacement options.

(2)
Excludes replacement awards issued in connection with the Supervalu acquisition, which we have committed to settle in cash upon vesting. As of November 16, 2020, there were 284,131 Supervalu replacement awards outstanding.

The following table sets forth information related to stock options and RSUs (excluding performance shares and performance units) granted by the Company under the 2020 Equity Plan and the Prior Plan and forfeited in fiscal years 2018, 2019, 2020 and through November 16, 2020 for fiscal 2021:

Fiscal Year	Option Shares Granted	Option Shares Forfeited(1)	Restricted Share Units Granted(2)	Restricted Share Units Forfeited
2018	—	—	600,684	113,943
2019	—	1,420	1,318,428	335,884
2020	—	429,225	5,080,659	2,018,975
November 16, 2020	—	—	2,027,008	67,359
Total	—	430,645	9,026,779	2,536,161

(1)	Excludes options cancelled upon expiration of exercise period

(2)	Excludes Supervalu replacement awards issued in fiscal 2019 in connection with the Supervalu acquisition.
The following table sets forth information related to the PSU awards granted under the 2020 Equity Incentive Plan and the Prior Plan, as applicable, in fiscal 2018, 2019 and 2020, and through November 16, 2020 for fiscal 2021, and the portion of those awards that vested or were forfeited following completion of the applicable performance period (if such performance period has ended):

Grant Date	Performance Period	Performance Awards Granted at Target Level of Performance (# of shares)(1)	Performance Awards Vested (# of shares)(2)	Performance Awards Forfeited (as a % of total award)(1)(2)
September 15, 2017	Fiscal 2018 - 2019	79,760	3,799	95%
September 25, 2018	Fiscal 2019 - 2020	126,930	30,543	76%
December 11, 2018	Fiscal 2019 - 2020	170,358	40,996	76%
December 19, 2019	Fiscal 2020 - 2022	977,860	—	—
October 12, 2020	Fiscal 2021 - 2023	545,054	—	—

(1)	Excludes awards forfeited prior to vesting due to separation of service.

(2)	The performance periods for the awards granted on December 19, 2019 and October 12, 2020 are not completed.

The Board unanimously recommends that stockholders vote “FOR” the approval of the proposed amendment to the United Natural Foods, Inc. 2020 Equity Incentive Plan. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Other Matters
Stock Ownership of Certain Beneficial Owners and Management
This table includes information regarding the amount of our common stock beneficially owned as of November 16, 2020 by (i) each of our directors, (ii) each of our executive officers named in the “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2018-2020,” (iii) all of our current directors and executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
Steven L. Spinner	449,380	**
Eric F. Artz	38,046	**
Ann Torre Bates	58,296	**
Denise M. Clark	44,998	**
Daphne J. Dufresne	34,716	**
Michael S. Funk	78,248	**
James P. Heffernan	52,522	**
James L. Muehlbauer	59,514	**
Peter A. Roy	78,551	**
Jack Stahl	25,950	**
Eric A. Dorne	64,251	**
Sean F. Griffin(4)	106,068	**
John W. Howard	6,273	**
Jill E. Sutton	23,326	**
Christopher P. Testa	67,772	**
Michael P. Zechmeister(5)	41,403	**
All current directors and executive officers, as a group (15 persons)(6)	1,105,907	2.0%
Other Stockholders:
BlackRock, Inc.(7)	8,217,638	14.7%
The Vanguard Group, Inc.(8)	6,115,518	10.9%
Dimensional Fund Advisors LIP(9)	3,390,669	6.0%
Kiltearn Partners LLP(10)	4,398,639	7.8%
**    Less than 1%

(1)
The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The address for Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison is Exchange Place 3, 3 Semple Street, Edinburgh, United Kingdom EH3 8BL. The address for Kiltearn Equity Global Fund is 733 Washington Road, Pittsburgh, Pennsylvania 15228.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after November 16, 2020, through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options and that are exercisable within 60 days after November 16, 2020: Mr. Spinner—68,210; Mr. Dorne—17,972; Mr. Funk—3,500; Mr. Heffernan—2,660; Mr. Roy—2,660; Mr. Griffin—26,420; Mr. Testa—15,780; all directors and executive officers as a group—110,782.

The shares of common stock shown in the table do not include any shares issuable pursuant to restricted stock units, as no restricted stock units will vest within 60 days after November 16, 2020.

The shares of common stock shown in the table include 87,295 vested performance units held by Mr. Spinner that are not payable until Mr. Spinner’s retirement, or if earlier, immediately prior to consummation of a change in control of the Company.

(4)	Mr. Griffin resigned from his position effective July 31, 2020. The number of shares is based on information disclosed in Mr. Griffin’s officer questionnaire, which he completed in August 2020.

(5)	Mr. Zechmeister resigned from his position effective August 23, 2019. The number of shares is based on information disclosed in a Form 4 filed by Mr. Zechmeister on September 26, 2018.

(6)	Mr. Zechmeister retired from his position effective August 23, 2019 and Mr. Griffin retired from his position effective July 31, 2020, and, accordingly, they are not included in this group.

(7)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 8,093,313 shares and sole dispositive power with respect to 8,217,638 shares. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Advisors (UK) Limited. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G.

(8)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 48,994 shares, shared voting power with respect to 5,893 shares, sole dispositive power with respect to 6,065,617 shares and shared dispositive power with respect to 49,901 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., reported beneficial ownership of 44,008 shares as a result of VFTC’s serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., reported beneficial ownership of 10,879 shares as a result of VIA’s serving as investment manager of Australian investment offerings.

(9)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 3,313,882 shares and sole dispositive power with respect to 3,390,669 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(10)
Beneficial ownership information based solely on a Schedule 13G/A jointly filed with the SEC on February 13, 2020 by Kiltearn Partners LLP, Kiltearn Limited, Murdoch Murchison and Kiltearn Global Equity Fund. Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison each reported shared voting power with respect to 4,398,639 shares and shared dispositive power with respect to 4,398,639 shares. Kiltearn Global Equity Fund reported shared voting power with respect to 2,733,731 shares and shared dispositive power with respect to 2,733,731 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended August 1, 2020, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them. On September 14, 2020, the Company filed with the SEC a Form 5 on behalf of Mr. Spinner to report, among other things, three gifts of common stock made in July 2019 that were not previously reported.

Stockholder Proposals for the Next Annual Meeting of Stockholders
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the next Annual Meeting of Stockholders must be submitted to our Corporate Secretary at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July 28, 2021. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. For the next annual meeting of stockholders, notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than June 28, 2021 and no later than July 28, 2021.
Our Bylaws also establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the next annual meeting of stockholders or to nominate a director for election, but does not wish to have the proposal or director nomination considered for inclusion in our proxy statement, such stockholder must give written notice to our Corporate Secretary at the address noted above, which notice must be received by our Corporate Secretary no earlier than August 15, 2021 and no later than September 14, 2021. The stockholder’s submission must include certain specified information concerning the proposal or director nominee and the stockholder, including such stockholder’s ownership of our common stock, as described in more detail in our Bylaws. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.
See “Proposal 1—Election of Directors—Stockholder Director Recommendations and Proxy Access” for further information on the requirements in our Bylaws related to proxy access and our advance notice procedures.

Information About the Meeting
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Monday, November 16, 2020 (the “Record Date”) will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of the close of business on November 16, 2020, we had 56,047,636 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the annual meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended August 1, 2020, were first made available to stockholders of record as of the Record Date on or about November 25, 2020. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 25, 2020, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote. Stockholders of record who have previously elected to receive a full set of proxy materials in hard copy will receive such materials in lieu of the Notice of Proxy Availability.
We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended August 1, 2020, as filed with the SEC, without exhibits. Please address all such requests to United Natural Foods, Inc., 11840 Valley View Road, Eden Prairie, MN 55344, Attn: Investor Relations or via email to InvestorRelations@unfi.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:
FOR the election of Eric F. Artz, Ann Torre Bates, Denise M. Clark, Daphne J. Dufresne, Michael S. Funk, James Muehlbauer, Peter A. Roy, Jack Stahl and Steven L. Spinner as directors to serve until the next annual meeting of stockholders (Proposal 1);
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2020 (Proposal 2);
FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and
FOR the approval of an amendment to the 2020 Equity Incentive Plan (Proposal 4).
If other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the annual meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual annual meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the annual meeting virtually through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the virtual annual meeting. Your latest dated proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.
How to Vote
For Proposal 1, you may vote “FOR” or “AGAINST” each of the nominees to the Board. You may also abstain from voting “FOR” or “AGAINST” any nominee. For Proposals 2, 3, and 4 you may vote “FOR” or “AGAINST” or abstain from voting.
Stockholders of Record
If you are a stockholder of record, there are four ways to vote:

•	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability;

•	by voting on the Internet before the meeting; or

•	by voting on the Internet during the meeting.

To vote on the Internet before the meeting, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the annual meeting. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.
If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 11, 2021 to be counted. Internet voting during the annual meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2021. If you wish to vote at the annual meeting while attending through the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.
Street Name Holders
If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name.” If you hold your shares in street name, these proxy materials will be forwarded to you by your broker, bank or other nominee and you should follow the voting instructions provided by your broker, bank or other nominee. You may not vote directly any shares you beneficially own that are held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee on how to vote your shares. You may complete and return a voting instruction card to your broker, bank or other nominee. Please check your Notice of Proxy Availability or contact your bank, broker or other nominee for more information. If you hold your shares in street name and wish to vote while attending the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.
We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to confirm the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Broker Non-Votes and Proxy Solicitation

If you do not provide your broker instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposals 1 and 3 and 4 are non-discretionary items for which your broker will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker may vote your shares in its discretion even without voting instructions from you. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum but will not otherwise have any effect on the outcome of the vote on Proposals 1 and 3 and 4.

In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. In addition, we have retained Saratoga Proxy Consulting, LLC, to assist in the solicitation of proxies for a fee of $15,000 plus associated costs and expenses. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
Quorum
Presence by attendance through the virtual annual meeting, or by proxy, of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the annual meeting will be required for a quorum at the meeting. Shares of common stock present by attendance through the virtual annual meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting.
Votes Required
Proposal 1 (election of a total of nine nominees as directors) is an uncontested director election. In uncontested elections, our Fourth Amended and Restated Bylaws (the “Bylaws”) require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a director will be elected if the number of shares voted “FOR” the director exceeds the number of shares voted “AGAINST” the director. Since each nominee is already a director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on this item because they are not considered votes cast.

For each of Proposal 2 (ratification of the selection of KPMG LLP) and Proposal 3 (advisory approval of our executive compensation), and Proposal 4 (approval of an amendment to the 2020 Equity Incentive Plan), the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions (in the case of Proposals 2 and 3 and 4) and broker non-votes (in the case of Proposal 3 and 4) will have no effect on the results because they are not considered votes cast.
Attending the Annual Meeting
We will be hosting the Annual Meeting of Stockholders live via the Internet. There will be no in-person meeting. We believe that hosting the annual meeting via the Internet encourages greater attendance and participation, including from investors who could not otherwise travel to attend our meeting, by providing virtual access and the ability to submit questions to be answered by management or directors online during and prior to the annual meeting. In addition, this format eliminates certain costs associated with holding an in-person meeting.
A summary of the information you need to attend the annual meeting online is provided below:

•	Any stockholder as of the Record Date can attend the annual meeting virtually through the Internet at www.virtualshareholdermeeting.com/unfi2021.

•	Meeting starts at 4:00 p.m. Eastern Standard Time, with log-in at 3:45 p.m. on Tuesday, January 12, 2021.

•	If attending the annual meeting virtually through the Internet, please have your 16-digit control number provided on your Notice of Proxy Availability to enter the annual meeting.

•	If you hold your shares in street name and wish to vote while attending the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.

•	Stockholders may vote and, subject to any rules of the meeting, submit questions while attending the annual meeting through the Internet.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/unfi2021.

•	Webcast replay of the annual meeting will be available at www.virtualshareholdermeeting.com/unfi2021 until January 12, 2021.
Before the meeting, you may post any questions to be answered at the meeting at www.proxyvote.com. You may also ask questions during the meeting, as described above.

Householding
We have adopted a procedure for stockholders whose shares are held in street name called “householding,” pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.
If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker or other nominee. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Investor Relations Department at (401) 528-8634 or United Natural Foods, Inc., 11840 Valley View Road, Eden Prairie, MN 55344, Attn: Investor Relations.
Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

The Board hopes that stockholders will attend the annual meeting on the Internet through a virtual web conference. Regardless of whether you plan to attend the annual meeting, you are urged to vote via the Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card as soon as possible so that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may revoke their proxies and cast their votes electronically over the Internet through the virtual annual meeting.

By Order of the Board of Directors,

Steven L. Spinner
Chair of the Board and Chief Executive Officer
November 25, 2020

Annex A

AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

Section 1. Purpose.

This plan shall be known as the “The United Natural Foods, Inc. 2020 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of United Natural Foods, Inc. (the “Company”) and its stockholders by fulfilling one or more of the following objectives (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-term performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) aligning their compensation with the long-term interests of the Company and its stockholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Acquiror” has the meaning provided in Section 12.1.

2.2 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act; and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish, or any similar award under the Prior Plan.

2.4 “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, unless otherwise defined in the applicable Award Agreement, (i) conviction of the Participant under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or any Subsidiary or Affiliate or their reputation; (iii) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty; or (iv) material breach of the covenants described in Section 14.8 of this Plan.

2.7 “Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company;

(c) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates; or

(d) the disposal of any line of business representing at least 15% of the Company’s consolidated net sales for the then-most recently completed fiscal year; provided, however, that such disposal shall only be deemed a “Change in Control” for Participants primarily employed in the line of business disposed of, who cease to be employed by the Company following the disposition.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and (ii) “independent” within the meaning of the listing standards of the New York Stock Exchange and the rules and regulations of the SEC.

2.10 “Company” means United Natural Foods, Inc., a Delaware corporation, and its successors and assigns.

2.11 “Consultant” means any consultant to the Company or its Subsidiaries or Affiliates.

2.12 “Director” means a member of the Board.

2.13 “Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan. With respect to Awards subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.

2.14 “Effective Date” has the meaning provided in Section 15.1 of the Plan.

2.15 “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the New York Stock Exchange, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method (as applicable), by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18 “Full Value Award Cap” has the meaning provided in Section 4.1 of the Plan.

2.19 “Good Reason” means, unless otherwise provided in an Award Agreement, the occurrence of any one or more of the following without the Participant’s express written consent: (i) the assignment of duties to a Participant that are materially adversely inconsistent with the Participant’s duties immediately prior to a Change in Control, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Participant; (ii) a material reduction in a Participant’s title, authority or reporting status following a Change in Control as compared to such title, authority or reporting status immediately prior to a Change in Control, (iii) the Company’s requirement that a Participant relocate more than fifty (50 miles from the Participant’s place of employment prior to the Participant performed such duties prior to the Change in Control; (iv) a reduction in the Participant’s base salary as in effect immediately prior to a Change in Control or the failure of the Company to pay or cause to be paid any compensation or benefits when due, and failure to restore such annual base salary or make such payments within five (5) days of receipt of notice from the Participant; (v) the failure to include the Participant in any new employee benefit plans proposed by the Company or a material reduction in the Participant’s level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not constitute “Good Reason” for purposes of this Plan; or (vi) the failure of the Company to obtain a satisfactory agreement from the Acquiror to assume and perform the Award Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Participant has given the Company or any successor to the Company at least thirty (30) days to cure the Good

Reason, (B) the Company or any such successor has not cured the Good Reason within the thirty (30) day period and (C) the Participant resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.20 “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 hereof used to determine whether there is any payment due upon exercise of the SAR.

2.21 “Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto, or a similar Award under the Prior Plan.

2.22 “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

2.23 “Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option, or a similar Award under the Prior Plan.

2.24 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

2.26 “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan or the Prior Plan. For purposes of determining the number of Awards granted hereunder in relation to the Full Value Award Cap set forth in Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

2.27 “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

2.28 “Participant” means any Employee, Director, Consultant or other person who receives an Award under the Plan.

2.29 “Performance Award” means any Award granted under Section 8 of the Plan or a similar Award under the Prior Plan. For purposes of determining the number of Awards granted hereunder in relation to the Full Value Award Cap set forth in Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

2.30 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.31 “Prior Plan” means the United Natural Foods, Inc. Second Amended and Restated 2012 Equity Incentive Plan.

2.32 “Restricted Share” means any Share granted under Sections 7 to 10 of the Plan, or solely for the purposes of Section 4.1, a similar Award under the Prior Plan.

2.33 “Restricted Share Unit” means any unit granted under Sections 7 to 10 of the Plan, or solely for the purposes of Section 4.1, a similar Award under the Prior Plan.

2.34 “Retirement” means retirement of a Participant from active employment with the Company or any of its Subsidiaries or Affiliates on or after the date on which both of the following have occurred: (i) the Participant’s 59th birthday and (ii) the tenth anniversary of the Participant’s employment with the Company or any of its Subsidiaries or Affiliates.

2.35 “SEC” means the Securities and Exchange Commission or any successor thereto.

2.36 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.37 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

2.38 “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.39 “Share Reserve” has the meaning set forth in Section 4.1 hereof.

2.40 “Shares” means shares of the common stock, par value $0.01 per share, of the Company, or any security into which such shares may be converted by reason of any event of the type referred to in Sections 4.2, 12.1, and 13.3.

2.41 “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.42 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Sections 6, 8 or 10 of the Plan or a similar Award under the Prior Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. If the Award Agreement fails to specify the amount to be received by the holder, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price.

2.43 “Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.44 “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

2.45 “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3. Administration.

3.1 Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to:

(a) designate Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(c) determine the type or types of Awards to be granted to a Participant;

(d) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(e) determine the timing, terms, and conditions, including performance objectives, as applicable, and any adjustments thereto, of any Award;

(f) accelerate the time at which all or any part of an Award may be vested, settled or exercised;

(g) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(h) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(i) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(j) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(k) make all determinations under the Plan concerning any Participant’s Separation from Service with the Company or a Subsidiary or Affiliate, including whether such separation occurs by reason of Cause, Good Reason, Disability, or Retirement, and whether a leave of absence constitutes a Separation from Service;

(l) make all determinations under the Plan, including by setting a policy, concerning the treatment of a leave of absence that the Committee determines not to constitute a Separation from Service;

(m) interpret and administer the Plan, any Award Agreement and any instrument or agreement relating to the Plan or an Award made under the Plan;

(n) except to the extent otherwise prohibited by the Plan, including Section 6.2 of the Plan, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award, or in the case of an amendment or modification that is to the Participant’s benefit, without the consent of the holder of the Award;

(o) establish, amend, suspend or waive such policies, processes, rules and regulations and, if desired, appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(p) adopt special guidelines and provisions for Persons who are residing in, employed in or subject to the taxes of any domestic or foreign jurisdiction to comply with applicable tax and securities laws of such domestic or foreign jurisdiction;

(q) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement related thereto; and

(r) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company or to a Committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Exchange Act Section 16 or who are otherwise not subject to Section 16. Any resolution delegating authority to grant Awards shall specify the maximum number of Shares underlying Awards that may be granted pursuant to such delegated authority.

3.4 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4. Shares Available for Awards.

4.1 Shares Available; Assumption of Prior Plan Awards. Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares reserved and available for distribution under the Plan shall not exceed the sum of (i) 10,800,000 Shares, plus (ii) the number of shares available for grant under the Prior Plan as of the Effective Date (such aggregate amount, the “Share Reserve”). Awards made under the Prior Plan are hereby assumed as of the Effective Date. The number of Shares with respect to which Incentive Stock Options may be granted under this Plan shall be no more than 1,000,000. Subject to the application of the last sentence of this Section 4.1, the maximum number of Awards that the Company may issue under this

Plan from the Share Reserve as Restricted Share Awards and Restricted Share Unit Awards shall be equal to the Share Reserve (the “Full Value Award Cap”). If any Award granted under this Plan or the Prior Plan (whether before or after the Effective Date of this Plan) shall expire, terminate, be settled in cash or otherwise be forfeited or canceled for any reason without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the Share Reserve, to the extent of any such forfeiture, termination, settlement, expiration or cancellation, shall be added back to the Share Reserve. The Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan or the Prior Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender of Shares, or if the Company’s tax withholding obligation for any Award (including Awards granted prior to the Effective Date) is satisfied by withholding Shares, the number of Shares deemed to have been issued for purposes of the limitation set forth in this Section 4.1 shall be the number of Shares that were subject to the Award or portion thereof, and not the net number of Shares actually issued, and any SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon the settlement of the SAR. Any Shares that again become available for grant pursuant to this Section 4.1 shall be added back to the Full Value Award Cap if the original Award of such Shares was a Restricted Share Award or Restricted Share Unit Award (or treated as such hereunder).

4.2 Per Participant Limitations. The maximum number of Shares in respect of which Options and SARs may be granted to a Participant during any fiscal year under the Plan is 900,000. The maximum value of Restricted Share Awards, Restricted Share Unit Awards and Performance Awards denominated in Shares that may be granted to any Participant during any fiscal year under the Plan is $10,000,000, excluding, for this purpose, the value of any dividends or dividend equivalents payable in accordance with the Plan on any Award. The value of such Awards shall be based on the grant date fair value. For Performance Awards denominated in Shares, the value shall be the grant date fair value of the target number of Shares. For Performance Awards that are denominated in cash, the maximum value that may be granted to any Participant during any fiscal year under the Plan is $10,000,000. The individual Participant limitations set forth in this Section 4.2 shall be cumulative; that is, to the extent that Shares or cash for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of Shares (or amount of cash, as the case may be) available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of the time the Shortfall Amount has been granted to the Participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis).

4.3 Adjustments. Without limiting the Committee’s discretion as provided in Section 12 hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder), take action as provided in clauses (i), (ii) or (iii) of this Section 4.3, as follows:

(i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards (or any particular type of Awards) may be granted under the Plan, in the aggregate or on a per Participant basis, including the Full Value Award Cap; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan, and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year;

(ii) provide for an equivalent award in respect of securities of the Acquiror or surviving entity of any merger, consolidation or other transaction or event having a similar effect; or

(iii) make provision for a cash payment to the holder of an outstanding Award.

Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.

4.4 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan to the extent that the rules and regulations of any stock exchange or other trading market on which the Shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.5 Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5. Eligibility.

Any current or prospective Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10 and Awards to Non-Employee Directors shall be subject to Section 10.3. The vesting and exercise of an Award to a prospective Employee, Director or Consultant shall be conditioned upon such individual attaining such status.

Section 6. Stock Options and Stock Appreciation Rights.

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. An Employee who has been granted an Option under the Plan may be granted additional Options under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, or if Options fail to qualify as Incentive Stock Options for any other reason, such Options shall constitute Non-Qualified Stock Options. No dividends or dividend equivalents shall be paid or accrue on any Option.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date such Option is deemed to have been granted pursuant to Section 6.1 hereof, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date such SAR is deemed to have been granted pursuant to such Section 6.1. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3 hereof in the form of Options or SARs, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.3 hereof, the Committee shall not have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of an SAR after it is granted, (iii) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award) and grant substitute Options with a lower Option Price than the cancelled Options, (iv) cancel an SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6 hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after the grant, that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.

(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price or Grant Price, as applicable, of such Award by an amount as may be determined by the Committee, the Participant has not exercised the Option or SAR and the Option or SAR has not otherwise expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day with payment of the Option Price made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes, and any fractional Share shall be settled in cash; and in the case of an SAR, the net number of Shares that the Participant would have received had the Participant actually exercised such SAR on such date.

(d) Payment of the Option Price shall be made in (i) cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6 of the Plan), such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6). Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (iv) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting such Award (or if later, the date on which the Participant first became an Employee, Director or Consultant) and ending on the date of exercise of such Award the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement, except as provided in Section 6.4(a). If provided in the applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement.

6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.
Section 7. Restricted Shares and Restricted Share Units.

7.1 Grant.

(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the Participant receiving such Award must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. If provided in the applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Delivery of Shares and Transfer Restrictions.

(a) At the time a Restricted Share Award is granted, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving such Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant receiving such Award subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b) Unless otherwise provided in the applicable Award Agreement, the Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) dividends payable on Restricted Shares for which the forfeiture restrictions have not yet lapsed shall be held in escrow and shall not be payable to the Participant until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Restricted Shares and any dividends paid with respect to Restricted Shares for which the restricted period shall not expire or for which any other restrictive conditions shall not be fulfilled shall be forfeited by the Participant; and (iv) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Restricted Share Units (and any dividend equivalent rights with respect thereto) shall be subject to similar transfer (and payment) restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form). The Company shall have the right to repurchase Restricted Shares at their original issuance price or other stated or formula price (or to require forfeiture of such Shares if issued at no cost) in the event that conditions specified in the Award Agreement with respect to such Restricted Shares are not satisfied prior to the end of the applicable restricted period.

7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units may be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, the amount of any such dividend equivalent right (i) shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of vested Restricted Share Units then credited to the Participant, (ii) shall not be payable to the Participant until the fulfillment of any restrictive conditions set forth in the Award Agreement with respect to such Restricted Share Units and any dividends equivalent rights with respect to Restricted Share Units for which the restrictive conditions shall not be fulfilled shall be forfeited by the Participant, and (iii) shall otherwise be payable in accordance with Section 409A of the Code with regard to Awards subject thereto. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units (and any dividend equivalents with respect thereto) shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Separation from Service prior to the end of any performance period, other than for reasons of death, Disability or (to the extent provided below) Retirement, will result in the forfeiture of the Performance Award, and no payments will be made. If provided in the applicable Award Agreement or in accordance with any determination of the Committee at or after grant, Performance Awards shall continue to vest after Retirement, but Performance Awards granted in the year in which Retirement occurs shall be pro-rated to reflect the length of the Participant’s service during the applicable performance period prior to Retirement. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Establishment of Performance Criteria. In the case of grants of Performance Awards, the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. The Committee shall make such determination within 90 days after the commencement of the performance period, unless the Committee determines that it is necessary or appropriate to extend the time for determining the performance criteria. Following the completion of each performance period, the Committee shall certify in writing (which may be set forth in the minutes of the Committee) whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. In determining the amount earned by a Participant for a given performance period, the Committee shall have the right to adjust the amount of cash or number of Shares payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

8.5 Adjustment of Performance Criteria. The Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards or otherwise in the reasonable determination of the Committee) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (viii) any other event, condition or circumstance for which the Committee determines that an adjustment would be appropriate based on Committee guidelines, prior practice or other considerations.

Section 9. Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10. Non-Employee Director and Outside Director Awards.

10.1 Non-Employee Director Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including, subject to Section 14.17, unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2 Outside Director Awards. The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Equity Limits to Directors. Notwithstanding anything in the Plan to the contrary, the maximum number of Shares subject to Awards granted during any 12-month period to any Non-Employee Director shall not exceed $400,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with the Plan on certain Awards) (the “Director Limit”). The Board may not, without the approval of the stockholders, increase the Director Limit.

10.4 Post-Service Vesting. If a Non-Employee Director ceases to serve as a director for any reason, other than an involuntary removal during the pendency of a term as director, any Award made to such Non-Employee Director may continue to vest if so provided in the Award Agreement or in accordance with any determination of the Board at or after grant.

Section 11. Separation from Service.

11.1 Impact on Awards. Except as provided in Section 11.2 of this Plan, the Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service with the Company and its Subsidiaries and Affiliates, including a separation from the Company with or without Cause, by a Participant voluntarily, including for Good Reason, or by reason of death, Disability, or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the Award Agreement, Awards shall fully vest on death or Disability.

11.2 Forfeiture of Performance Awards on Separation from Service; No Acceleration of Vesting. Unless otherwise provided in (i) this Plan or (ii) an Award Agreement or a written employment or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary or Affiliate terminates before the restrictions imposed on the Award lapse, the performance goals have been satisfied or the Award otherwise vests, such Award shall be forfeited. Except as otherwise provided in an Award Agreement or a written employment agreement or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary terminates prior to a Change in Control, for any reason other than death or Disability, the vesting of any unvested Award shall not be triggered by such termination of employment or service. Notwithstanding the foregoing, termination of employment without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made at the behest of an Acquiror or in contemplation of such Change in Control shall be treated as if such termination of employment took place after such Change in Control, if such Change in Control actually occurs.

Section 12. Change in Control.

12.1 Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 12.2 of this Plan to the Participant in respect of such assumed Awards. For purposes of this Section, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.3 hereof) confers the right to receive, subject to any vesting or other terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control.

12.2 Vesting of Assumed or Continued Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or other written agreement with the Company or a Subsidiary and a Participant, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does assume or continue outstanding Awards upon the Change in Control, if the Participant’s employment with or service to the Company or a Subsidiary (or any of their successors) is terminated involuntarily for any reason other than Cause, or a Participant terminates his or her employment or service for Good Reason, within twelve (12) months of such Change in Control:

(a) Stock Options and Stock Appreciation Rights shall become fully vested as of the termination date, and exercisable no later than 30 days following such termination date;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of such termination date, and shall be delivered no later than 30 days following such termination date; and

(c) Any then-in-progress Performance Awards shall become fully vested at target performance levels as of such termination date, and shall be delivered no later than 30 days following such termination date. Any outstanding Performance Awards relating to performance periods ending prior to the termination date which have been earned but not paid shall become immediately payable.

12.3 No Assumption or Continuation of Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or similar written agreement with the Company or a Subsidiary, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does not assume or continue outstanding Awards upon the Change in Control, all outstanding Awards that are not assumed or continued shall be treated as follows (to the extent permitted by Section 409A of the Code):

(a) Stock Options and Stock Appreciation Rights shall become fully vested and exercisable as of date and time immediately prior to the Change in Control;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control; and
(c) Unless otherwise determined by the Committee pursuant to Section 12.5, to the extent permitted by Section 409A of the Code, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall automatically vest and become payable at the target level of performance. Any outstanding Performance Awards relating to performance periods ending prior to the Change in Control date which have been earned but not paid shall become immediately payable.

12.4 Cash-Out of Awards. Notwithstanding Sections 12.2 and 12.3, the Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each Share subject to such Award, whether vested or unvested, in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.5 Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, but not above target, and (iii) the Company shall cause to be paid to each Participant such Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall be terminated and canceled for no further consideration.

Section 13. Amendment and Termination.

13.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

13.2 Amendments to Awards. Subject to the restrictions of the Plan, including Section 6.2 hereof, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

13.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company or any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

13.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Section 14. General Provisions.

14.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

14.2 Dividend Equivalents. In the sole and complete discretion of the Committee, but subject to any conditions set forth in this Plan, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property, but only when the related Award vests. In the case of dividends or dividend equivalents credited in connection with Performance Awards, such amounts shall be subject to the same restrictions as apply to dividends or dividend equivalents payable with respect to the applicable Performance Award type (such as Restricted Shares or Restricted Share Units). The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents until payment thereof. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

14.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payments with respect to any Award subject to Section 409A of the Code to which the Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

14.5 Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.6 Tax Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, if any, as may be required to avoid the Company’s or the Subsidiaries’ or Affiliates’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online equity incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

14.8 Restrictive Covenants. Each Award Agreement shall include, or be deemed to include, the following covenants (in the words set forth below or with such modifications as may be approved by the Committee) and each Participant shall agree to adhere to such covenants as a condition to receipt of an Award:

(a) The Participant shall not disclose or reveal to any unauthorized person or knowingly use for the Participant’s own benefit or another person or entity’s benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and the Participant confirms that such information (including all copies of or notes regarding such confidential information) constitutes the exclusive property of the Company and must be returned to the Company upon the termination of the Participant’s employment. Such restrictions shall not apply to information which is (i) generally available in the industry, or (ii) disclosed through no fault of the Participant or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). The Participant agrees that the Participant will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures, and the Participant is not required to notify the Company that the Participant has made such reports or disclosure.

The Participant acknowledges and agrees that the Company has provided the Participant with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1) IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —

(A) is made —

(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. — An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual —

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(b) Except with the prior written consent of the Company’s Chief Legal Officer or Chief Human Resources Officer (or their designee), during the period commencing on the date of grant and ending on the first anniversary of the termination of the Participant’s employment for any reason with the Company or any Subsidiary or Affiliate (the “Restricted Period”), the Participant shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States, in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the Participant is uniquely qualified to serve as a member of senior management as a result of his or her service to the Company. By way of illustration, direct competitors of the Company include, but are not limited two, the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lipari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company, US Foods Holding Corp., SpartanNash Company, Associated Grocers, Inc., Associated Wholesale Grocers, Inc., URM Stores, Inc. and Bozzuto’s Inc. (or any subsidiary or affiliated entity of the foregoing companies) or any other company or group of companies that may be specified in an Award Agreement approved by the Board or the Committee with respect to (i) the Company’s activities on the date of grant and/or (ii) any activities which the Company becomes involved in during the Participant’s term of employment; provided, however, that the Participant’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition.

(c) Further, during such Restricted Period, the Participant shall not solicit or otherwise act to induce any of the Company’s vendors, customers or employees to cease or limit any relationship or otherwise take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(d) The Participant acknowledges that the Participant will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under subsection (a), and which are made, conceived or reduced to practice by the Participant during the Participant’s period of employment by the Company or any Subsidiary and within one (1) year after termination thereof. The provisions of this subsection (d) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by the Participant alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of the Participant’s duties.

(e) The Participant shall, upon request of the Company, but at no expense to the Participant, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(f) During the Restricted Period, upon reasonable request of the Company, the Participant shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the Participant shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Participant’s other commitments and obligations. The Company shall reimburse the Participant for all expenses the Participant reasonably incurs in so cooperating.

(g) Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the Participant will inform such person, organization or entity of the restrictions contained herein. The Participant further consents to notification by the Company to the Participant’s subsequent employer or other third party of the Participant’s obligations under this Agreement.

(h) The Participant recognizes that the possible restrictions on the Participant’s activities which may occur as a result of the Participant’s performance of the Participant’s obligations under subsections (a) and (b) hereof are required for the reasonable protection of the Company and its investments, and the Participant expressly acknowledges that such restrictions are fair and reasonable for that purpose. The Participant acknowledges that money damages would not be an adequate or sufficient remedy for any breach of subsections (a) and (b), and that in the event of a breach or threatened breach of subsections (a) and (b), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of subsections (a) and (b). The terms of this subsection (g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Participant. If any of the provisions hereof are held to be in any respect an unreasonable restriction upon the Participant, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Participant expressly agrees that all payments and benefits due the Participant under the Award Agreement shall be subject to the Participant’s compliance with the provisions set forth in subsections (a) and (b).

(i) Except with respect to any shorter term as expressly provided herein, this these provisions shall survive the expiration or earlier termination of the Participant’s relationship with the Company for a period of ten (10) years.

14.9 Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary or Affiliate unless provided otherwise in such other plan.

14.10 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

14.11 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

14.12 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.13 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

14.14 Other Laws. The Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered pursuant to the Plan until: (a) all conditions of the applicable Award Agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle the Company to recover amounts under Section 16(b) of the Exchange Act from such Participant or holder or beneficiary of the Shares or Award. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue the Shares as to which such requisite authority shall not have been obtained.

14.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

14.16 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and any obligation to deliver fractional Shares shall be deemed fully satisfied by the delivery of the next lower number of whole Shares.

14.17 Clawback; Cancellation of Awards. Each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC or the New York Stock Exchange. In addition, the Committee or the Board may cancel unpaid Awards held by a Participant from whom the Committee or the Board would be entitled to recover compensation under any compensation recovery policy then in effect.

14.18 Minimum Vesting Requirements. Except for Substitute Awards, as determined by the Committee following the grant of an Award in connection with the death or Disability of the Participant, or in the event of a Change in Control, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the Share Reserve.

14.19 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 15. Term of The Plan.

15.1 Effective Date. The Plan shall be effective upon the date that it is adopted by the Board (the “Effective Date”), subject to the approval of the Plan by the Company’s stockholders at a meeting duly held in accordance with applicable law within twelve (12) months following the Effective Date. Upon such approval of the Plan, all Awards granted under the Plan on or after the Effective Date shall be fully effective as if such approval had occurred on the Effective Date. If the Plan is not approved as set forth in this section, any Awards granted under the Plan following the Effective Date shall be null and void and of no effect.

15.2 Expiration Date. No new Awards shall be granted under the Plan after the seventh (7th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the seventh (7th) anniversary of the Effective Date.

Annex B
Reconciliation of Non-GAAP Performance Metrics

This proxy statement refers to the non-GAAP financial measures of adjusted EBITDA, adjusted ROIC (return on invested capital) and adjusted EPS (earnings per diluted share). These metrics are used by the Company in evaluating our performance for purposes of our executive compensation program. We believe these non-GAAP financial measures provide investors with useful supplemental information about the performance of our business and (in the case of adjusted ROIC) how effectively we deploy capital, as well as providing insight into the metrics we use for executive compensation purposes.

Non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore may not be comparable with calculations of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measure.

Capitalized terms used in the notes to these tables but not defined in this proxy statement are used as defined in the notes to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2020 (the “Annual Report”), to which you should refer for further information.

Reconciliation of Net Loss from continuing operations and
Loss from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
(in thousands)

Fiscal Year Ended August 1, 2020 (52 weeks)
Net loss from continuing operations	$(254,009)
Adjustments to continuing operations net loss:
Less net income attributable to noncontrolling interests	(4,929)
Total other expense, net	148,839
Benefit for income taxes(1)	(90,445)
Depreciation and amortization	281,535
Share-based compensation	33,689
Goodwill and asset impairment charges(2)	425,405
Restructuring, acquisition, and integration related expenses(3)	86,383
Loss on sale of assets(4)	17,132
Notes receivable charges(5)	12,516
Legal reserve charge, net of settlement income(6)	1,196
Other expense	1,750
Adjusted EBITDA of continuing operations	659,062
Adjusted EBITDA of discontinued operations(7)	13,860
Adjusted EBITDA (Annual Cash Incentive Plan)	672,922
Less Adjusted EBITDA of retail segment and discontinued operations	(100,260)
Adjusted EBITDA (Executive Two-Year LTIP Awards)	$572,662

Loss from discontinued operations, net of tax(7)	$(15,202)
Adjustments to discontinued operations net loss:
Total other expense, net	(4)
Benefit for income taxes	(4,465)
Restructuring, store closure and other charges, net(8)	33,531
Adjusted EBITDA of discontinued operations(7)	$13,860

(1)	Includes the tax benefit from the CARES Act, which includes the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act.

(2)
Primarily reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company; resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the Supervalu acquisition and an asset impairment charge. Refer to Note 7—Goodwill and Intangible Assets in Part II, Item 8 of the Annual Report on Form 10-K for additional information.

(3)
Primarily reflects Shoppers asset impairment charges, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities. Refer to Note 5—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report on Form 10-K for additional information.

(4)
Primarily reflects a $50.0 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $32.9 million of gains on the sale of distribution centers and other assets.

(5)	Reflects reserves and charges for notes receivable issued by the Supervalu business prior to its acquisition to finance the purchase of stores by its customers.

(6)	Reflects a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings, net of income received to settle a legal proceeding.

(7)
Income from discontinued operations, net of tax and Adjusted EBITDA of discontinued operations excludes rent expense of $5.8 million of operating lease rent expense related to stores within discontinued operations, but for which GAAP requires the expense to be included within continuing operations, as we expect to remain primarily obligated under these leases. We expect to assign these leases with the obligation to pay this rent expense to buyers of our retail discontinued operations upon sale. Due to these GAAP requirements to show rent expense, along with other administrative expenses of discontinued operations within continuing operations, we believe the inclusion of discontinued operations results within Adjusted EBITDA provides us and investors a meaningful measure of performance.

(8)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.
Adjusted EBITDA is a non-GAAP performance metric. We define adjusted EBITDA as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net (loss) income from continuing operations, plus Total other expense, net and (Benefit) provision for income taxes, plus Depreciation and amortization calculated in accordance with GAAP, plus non-GAAP adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, Goodwill and asset impairment charges, Loss (gain) on sale of assets, certain legal charges and gains, certain other non-cash charges or items, as determined by management, plus adjusted EBITDA of discontinued operations calculated in manner consistent with the results of continuing operations, outlined above.

Reconciliation of Non-GAAP Financial Measures—Adjusted Return on Invested Capital

($ in thousands)	Fiscal 2020 As Reported (1)	Goodwill and Asset Impairment(2)	Restructuring, acquisition and integration related expenses(3)	Other Expenses(4)	Loss on sale of Asset(5)	Retail Segment(6)	Depreciation Amortization Purchase Accounting Adjustment (7)	Pension Income	Non-Controlling Interest	Other Income	Other Adjustments(8)	Adjust Invested Capital to Quarterly Averages(9)	Fiscal 2020 As Adjusted
Operating (loss) income	$(195,615)	$425,405	$86,383	$15,462	$17,132	$(86,401)	$(102,098)	$39,177	$(4,929)	$4,275	$15,891	$—	$214,682
Effective Tax Rate	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%	26.58%
Tax on Operating Income	(51,994)	113,073	22,961	4,110	4,554	(22,965)	(27,138)	10,413	(1,310)	1,136	4,224	—	57,062
Net Operating Profit After Tax	$(143,621)	$312,332	$63,422	$11,352	$12,578	$(63,436)	$(74,960)	$28,764	$(3,619)	$3,139	$11,667	$—	$157,620

Total Debt and Finance Lease Obligations	$2,653,675	$—	$—	$—	$—	$—	$—	$—	$—	$—	$92,986	$251,374	$2,998,035
Total Stockholder’s Equity	1,142,258	425,297	—	—	—	—	(103,286)	—	—	—	2,889	(53,191)	1,413,967
Total Invested Capital	$3,795,933	$425,297	$—		$—	$—	$(103,286)	$—	$—	$—	$95,875	$198,183	$4,412,002

Return on Invested Capital	(3.78)%												3.57%

(1)	All “As Reported” financial data below is shown as it was filed within our Annual Report on Form 10-K for the fiscal year ended August 1, 2020.

(2)
Reflects a goodwill impairment charge attributable to the U.S. Wholesale Reporting Unit. Refer to Note 7—Goodwill and Intangible Assets in Part II, Item 8 of the Annual Report on Form 10-K for additional information.

(3)
Reflects costs and charges including asset impairment charges related to our Shoppers banner, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities. Refer to Note 5—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report on Form 10-K for additional information.

(4)
Reflects $12.5 million of reserves and charges for notes receivable issued by the Supervalu business prior to its acquisition, $1.2 million of charges to settle a legal proceeding and a charge related to our assessment of legal proceedings, and $1.8 million of expenses related with event-specific damages to certain retail stores.

(5)
Reflects a $50.0 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations in the fourth quarter of fiscal 2020, partially offset by $32.9 million of gains on the sale of distribution centers and other assets.

(6)
Reflects a reduction in earnings attributable to the Retail segment’s Adjusted EBITDA. Refer to Note 17—Business Segments in Part II, Item 8 of the Annual Report on Form 10-K for additional information.

(7)	Represents an adjustment in connection with the finalization of purchase accounting for the Supervalu acquisition.

(8)
Primarily reflects an operating income adjustment of $11.3 million for pension settlement charges and $3.9 million related to the effects of the new lease accounting standard made to Company’s Consolidated Balance Sheets as of August 1, 2020 for the adoption of the new lease guidance. Adjustments to total invested capital reflect fiscal 2019 lease accounting changes and the new lease accounting standard adoption.

(9)	Calculated based on total debt and equity utilizing fiscal 2020 quarterly averages excluding the aforementioned adjustments and the impact of discontinued operations.
Adjusted ROIC is a non-GAAP performance metric.
We define adjusted ROIC as net operating profit after income taxes, divided by the sum of total debt (including finance lease obligations) and stockholders’ equity, plus or minus certain adjustments falling into categories approved by the Compensation Committee.

Reconciliation of GAAP Earnings Per Diluted Share to Adjusted Earnings per Diluted Common Share

Fiscal Year Ended August 1, 2020 (52 weeks)
Net loss attributable to UNFI per diluted common share	$(5.10)
Goodwill impairment charge(1)	7.91
Restructuring, acquisition, and integration related expenses(2)	1.61
Loss on sale of assets(3)	0.32
Pension settlement charge(4)	0.21
Surplus property depreciation and interest expense(5)	0.15
Note receivable charges(6)	0.23
Legal reserve charge, net of settlement income(7)	0.02
Other retail expense(8)	0.03
Discontinued operations store closures and other charges, net(9)	0.64
Tax impact of adjustments and adjusted effective tax rate(10)	(2.90)
Impact of dilutive shares(11)	(0.09)
Adjusted net income per diluted common share (Retail in Discontinued Operations)	3.03
Depreciation and amortization adjustment(12)	(0.31)
Adjusted net income per diluted common share (Retail in Continuing Operations)(10)(11)	$2.72

(1)
Primarily reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company; resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the Supervalu acquisition and an asset impairment charge.

(2)	Primarily reflects Shoppers asset impairment charges, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities.

(3)
Reflects accumulated depreciation and amortization charges related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by gains on the sale of distribution centers and other assets.

(4)	Reflects a non-cash pension settlement charges associated with the acceleration of a portion of the accumulated unrecognized actuarial loss as a result of the lump sum settlement payments.

(5)
Reflects surplus, non-operating property depreciation and interest expense, including accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.

(6)	Reflects reserves and charges for notes receivable issued by the Supervalu business prior to its acquisition to finance the purchase of stores by its customers.

(7)	Reflects a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings, net of income received to settle a legal proceeding.

(8)	Reflects expenses associated with event-specific damages to certain retail stores.

(9)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

(10)
Represents the tax effect of the pre-tax adjustments and adjustments to utilize an adjusted effective tax rate to calculate Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company.

(11)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

(12)
Included within Loss (gain) on sale of assets is a pre-tax charges related to the change in presentation of Retail to continuing operations. This charge was calculated under GAAP as the depreciation and amortization expense that would have been recognized had Retail been included in continuing operations for the full time period since the Supervalu acquisition date. UNFI believes the inclusion of this adjustment is a useful indicator of performance to both management and investors, as it provides a relative comparison to how UNFI’s results of operations will be reported on an ongoing basis.

UNFI
BETTER FOOD. BETTER FUTURE.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on January 11, 2021 for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/unfi2021**

You may attend the Meeting on January 12, 2021 on the Internet at the website above and vote during the Meeting. Have available the information that is printed in the box marked by the arrow on the Notice regarding availability of Proxy Materials separately sent to you and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D26757-P45632

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED NATURAL FOODS, INC.

The Board of Directors recommends you vote FOR each of the following nominees and FOR proposals 2, 3 and 4:

	For	Against	Abstain
1a. Eric F. Artz	☐	☐	☐
1b. Ann Torre Bates	☐	☐	☐
1c. Denise M. Clark	☐	☐	☐
1d. Daphne J. Dufresne	☐	☐	☐
1e. Michael S. Funk	☐	☐	☐
1f. James L. Muehlbauer	☐	☐	☐
1g. Peter A. Roy	☐	☐	☐
1h. Steven L. Spinner	☐	☐	☐
1i. Jack Stahl	☐	☐	☐

NOTE: Also includes authorization to vote on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 2020 Annual Report to Stockholders, which contains our Annual Report on Form 10-K, are available at www.proxyvote.com.

D26758-P45632

UNITED NATURAL FOODS, INC.
Annual Meeting of Stockholders
January 12, 2021, 4:00 PM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Steven L. Spinner and Jill E. Sutton as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) Steven L. Spinner and Jill E. Sutton to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, January 12, 2021 at 4:00 PM Eastern Standard Time on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2021.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be marked, signed and dated on reverse side